$225,000,000

Amended and Restated

Credit Agreement

Dated as of June 15, 2016

Among

United States Cellular Corporation
as the Borrower,

CoBank, ACB
as the Administrative Agent, the Lead Arranger, the Sole Bookrunner and a Lender

and

The Other Lenders Party Hereto

TABLE OF CONTENTS

		Page

10.19	Time of the Essence	108
10.20	Designation as Senior Debt	108
10.21	FCC Approval	108
10.22	Entire Agreement	108
10.23	Keepwell	108
10.24	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	108
10.25	Effectiveness of Amendment and Restatement; No Novation	109

SCHEDULES

1.01       Special Entities

2.01       Commitments and Applicable Percentages

5.05       Supplement to Interim Financial Statements
5.13       Subsidiaries; Other Equity Investments
7.01       Existing Liens
7.03       Existing Indebtedness

7.07       Existing Transactions with Affiliates

7.08       Existing Material Debt Instruments

10.02     Administrative Agent’s Office; Certain Addresses for Notices

10.06     Voting Participants

EXHIBITS

Form of

A           Committed Loan Notice

B           Note

C           Compliance Certificate

D-1        Assignment and Assumption

D-2        Administrative Questionnaire

E           Opinion Matters

F            Subordination Agreement

G           U.S. Tax Compliance Certificates

H           Guarantied Party Designation Notice

I             Guaranty

J            Effective Date Opinion Matters

K           Prepayment Notice

$225,000,000

UNITED STATES CELLULAR CORPORATION
AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of June 15, 2016, among UNITED STATES CELLULAR CORPORATION, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and COBANK, ACB, as Administrative Agent.

The Borrower, the Administrative agent and certain of the Lenders entered into a Credit Agreement (as otherwise amended, supplemented, extended, restated or otherwise modified prior to the effectiveness of this Agreement, the “Existing Credit Agreement”) dated as of January 21, 2015, pursuant to which the Lenders agreed to provide a term loan credit facility to the Borrower.

The Borrower, the Administrative Agent and the Lenders under the Existing Credit Agreement agree, on the terms and subject to the conditions hereinafter set forth, to amend and restate the Existing Credit Agreement in its entirety.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS

1.01             Defined Terms.  As used in this Agreement, the following terms shall have the meanings set forth below:

“Administrative Agent” means CoBank in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address as set forth on Schedule 10.02, or such other address as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit D-2 or any other form approved by the Administrative Agent.

“Affiliate” means, in relation to the Borrower, any of its Subsidiaries or the Parent Company, any Person that would be considered to be an affiliate of the Borrower, any of its Subsidiaries or, as the case may be, the Parent Company under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if the Borrower, any of its Subsidiaries or, as the case may be, the Parent Company were issuing securities; and, in relation to any Lender or any other Person, any Person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with the Lender or such other Person.

CREDIT AGREEMENT – Page 1

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement.

“Anti-Terrorism Laws” means any Laws relating to financing terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time provided that, in the case of Section 2.10 with respect to payments to be distributed by the Administrative Agent to Lenders, when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Level	Debt Rating (S&P Rating, Moody's Rating and Fitch Rating, in that order	Commitment Fee	Applicable Margin for Eurodollar Rate	Applicable Margin for Base Rate
I	≥ BBB /Baa2 /BBB	0.175%	2.000%	1.000%
II	BBB- /Baa3/ BBB-	0.225%	2.250%	1.250%
III	BB+ /Ba1 /BB+	0.300%	2.500%	1.500%
IV	BB /Ba2 /BB	0.375%	2.750%	1.750%
V	≤ BB- /Ba3 /BB-	0450%	3.000%	2.000%

In the event that the Debt Ratings of any two ratings agencies are at the same Level, pricing shall be based upon such Level, and in the event that each of the three Debt Ratings are at different Levels, pricing shall be based upon the middle rating (i.e., the highest and lowest ratings shall be disregarded); provided that, notwithstanding the preceding,

CREDIT AGREEMENT – Page 2

(a)                 If any rating agency shall change the basis on which ratings are established, each reference to Moody’s Rating, S&P Rating or Fitch Rating shall refer to the then equivalent rating by the applicable rating agency;

(b)                 in the event that the Borrower has ratings from only two rating agencies and (i) they are split-rated by no more than one level, the Moody’s Rating or the S&P Rating level will apply (and if both the Moody’s Rating and the S&P Rating are the surviving ratings, then the level applicable to the higher of the two shall apply) or (ii) they are split-rated by more than one level, the level one level higher than the lowest rating will apply;

(c)                 If the Borrower has ratings from only one rating agency, then pricing will be based on the next lower Level from that rating;

(d)                 If the rating system of S&P, Moody’s or Fitch shall change, or if each of such rating agencies shall cease to be in the business of rating corporate debt obligations generally, then the most recently applicable Level shall apply for the next 30 days so long as the Borrower is negotiating in good faith to reach an amendment to the pricing provisions with the Lenders and after the expiration of such 30 day period, pricing shall be based on Level V; and

(e)                 If the Borrower has no S&P Rating, Moody’s Rating or Fitch Rating, for any reason other than such agency’s ceasing to be in the business of rating corporate debt obligations generally, then pricing will be based on Level V.

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii).  Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D-1 or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that

CREDIT AGREEMENT – Page 3

would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2015, and the related consolidated statements of operations, common stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Delayed Draw Termination Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, (b) the Prime Rate for such day and (c) the sum of (i) 1.00% plus (ii) the Eurodollar Rate (for an Interest Period of one month, determined in accordance with subsection (b) of the definition of Eurodollar Rate).  Any change in the Base Rate due to a change in the calculation thereof shall be effective at the opening of business on the first Business Day of each week or, if determined more frequently, at the opening of business on the first Business Day immediately following the date of such determination and without necessity of notice being provided to the Borrower or any other Person.

“Base Rate Committed Loan” means a Committed Loan that is a Base Rate Loan.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Committed Borrowing.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

CREDIT AGREEMENT – Page 4

“Carlson Family Group” means any and all of the following persons: (a) LeRoy T. Carlson or his spouse, Margaret Carlson; (b) any child, grandchild, great grandchild or other lineal descendant of LeRoy T. Carlson and Margaret Carlson, including any Person with such relationship by adoption, or the spouse of any such Person; (c) the estate of any of the Persons described in subsections (a) and (b); (d) any trust or similar arrangement, provided that Persons described in subsections (a), (b), or (c) are the beneficiaries of more than fifty percent (50%) of the beneficial interests in such trust or arrangement; (e) the voting trust which expires on June 30, 2035, as amended from time to time, or any successor to such voting trust, including the trustees of such voting trust; and (f) any corporation, partnership, limited liability company or other entity in which Persons identified in subsections (a) through (e) own more than fifty percent (50%) of the voting interests in the election of directors or other management of such entity.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens:

(a)                 readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof; provided that the full faith and credit of the United States of America (including, without limitation, the Federal Deposit Insurance Corporation) is pledged in support thereof;

(b)                 time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that is a member of the Federal Reserve System and whose deposits are fully insured by the Federal Deposit Insurance Corporation;

(c)                 commercial paper in an aggregate amount of no more than $20,000,000 per issuer outstanding at any time issued by any Person organized under the laws of any state of the United States of America and rated at least “P-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P or at least “F-1” (or the then equivalent grade) by Fitch, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)                 securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P, A2 by Moody’s or A by Fitch;

(e)                 demand deposit accounts maintained in the ordinary course of business;

(f)                   money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended from time to time, (ii) are rated “AAA” by S&P, “Aaa” by Moody’s or “AAA” by Fitch and (iii) have portfolio assets of at least $1,000,000,000; and

(g)                 Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered

CREDIT AGREEMENT – Page 5

under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from any of Moody’s, S&P or Fitch, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b), (c) and (d) of this definition.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following:  (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means the occurrence of any of the following:

(a)                 any event or series of related events (including (x) the sale or issuance (or series of sales or issuances) of Equity Interests of the Borrower by the Borrower or by any holder or holders thereof, or (y) any merger, consolidation, recapitalization, reorganization or other transaction or arrangement) as a result of which any of the following occur: (i) the Carlson Family Group shall together cease to be “beneficial owners” (as defined in Rule 13d‑3 under the Exchange Act) of voting interests in the Borrower having the voting power, by class or through a combined total voting power of all classes of Equity Interests of the Borrower, to elect at least a majority of the members of the board of directors of the Borrower or (ii) the Parent Company shall not Control more than 50.1% of the voting interests in the Borrower or (iii) the Parent Company’s financial statements determined on a consolidated basis in accordance with GAAP are not required to include the results of the Borrower;

(b)                 any “Change in Control” or any other similar event under and as defined in any of the instruments governing any Indebtedness of the Borrower or of any of its Subsidiaries in an aggregate principal amount exceeding $100,000,000 shall at any time occur; or

(c)                 an event or series of events by which during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of

CREDIT AGREEMENT – Page 6

such election or nomination at least a majority of that board or equivalent governing body.

“Closing Date” means January 21, 2015.

“CoBank” means CoBank, ACB, a federally chartered instrumentality of the United States.

“CoBank Equities” has the meaning specified in Section 6.14.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations related thereto.

“Commitment” means, as to each Lender, its obligation to make Committed Loans to the Borrower pursuant to Section 2.01, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Committed Loan” has the meaning specified in Section 2.01.

“Committed Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, shall be substantially in the form of Exhibit A or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” means, for any period, an amount equal to the sum of, without duplication, (a) Consolidated Net Income for such period, (b) to the extent received in cash during such period and not already included in the Consolidated Net Income for such period, distributions from unconsolidated entities in which the Borrower directly or indirectly owns an Equity Interest plus (c) the following to the extent each was deducted in calculating such

CREDIT AGREEMENT – Page 7

Consolidated Net Income:  (i) Consolidated Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by the Borrower and its Subsidiaries for such period (net of any Federal, state, local and foreign income tax credits of the Borrower and its Subsidiaries for such period), (iii) depreciation, amortization and accretion expense and all other non-cash charges deducted from Consolidated Net Income for such period which do not represent a cash item in such period and minus (d) to the extent included in calculating such Consolidated Net Income, all non-cash items increasing Consolidated Net Income for such period; provided that, notwithstanding the foregoing, in no event shall any gain realized by the Borrower or any Subsidiary as a result of the purchase of Indebtedness of the Borrower or any Subsidiary for less than the face value of such Indebtedness be included in Consolidated EBITDA; and provided further that, notwithstanding the foregoing, that (1) when and to the extent that non-cash charges described in clause (c)(iii) above become cash paid items, such amounts shall be deducted from Consolidated EBITDA and (2) when and to the extent that non-cash items described in clause (d) above become cash received items, such amounts shall be added to Consolidated EBITDA.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, without limitation, all purchase money Indebtedness and all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments); (b) all obligations incurred as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms and (ii) ordinary course of business purchase price adjustments and earnouts); (c) all reimbursement and other payment obligations with respect to letters of credit, bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including all obligations so evidenced that are incurred in connection with the acquisition of property or any business; (e) all indebtedness created under any conditional sale or other title retention agreements or sales of accounts receivable; (f) all non-recourse indebtedness of the kind described in clause (a) through clause (e) secured by Liens on property of the obligor; (g) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations; (h) net obligations under any Swap Contract; (i) all Indebtedness of the types referred to in subsections (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary and (j) all Guarantees in respect of indebtedness of the kind described in clause (a) through clause (h) above; excluding up to $25,000,000 in the aggregate of contingent liabilities of the Borrower and its Subsidiaries which are not required by GAAP to be recorded on the balance sheet of the Borrower and its Subsidiaries.  For all purposes of this Agreement, the term “Consolidated Funded Indebtedness” shall not include, with respect to the Borrower and its Subsidiaries, the contractual and other similar obligations of the Borrower and its Subsidiaries with respect to any Monetization Transactions.

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“Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the aggregate amount of interest required to be paid or payable in cash by the Borrower or any of its Subsidiaries during such period on all Consolidated Funded Indebtedness of the Borrower or any of its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including that portion of rent expense treated as interest in accordance with GAAP in respect of capital lease obligations (including, without duplication, the interest for rental payments made with respect to Sale and Leaseback Transactions) and expressly including (a) any commitment fee payable pursuant to Section 2.07 and (b) any other scheduled commitment fee, facility fee, utilization fee or other scheduled fee payable by the Borrower or any Subsidiary in connection with Consolidated Funded Indebtedness of the Borrower or any Subsidiary.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period, provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Interest Coverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Consolidated Interest Charges are computed on Indebtedness of any such Non-Subsidiary Variable Interest Entity which is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended, provided that, notwithstanding the foregoing, for the purposes of determination of the Consolidated Leverage Ratio, in no event shall any financial results of any Non-Subsidiary Variable Interest Entity be included in such determination, except to the extent Indebtedness of any such Non-Subsidiary Variable Interest Entity is required by subsection (i) of the definition of Consolidated Funded Indebtedness to be included therein.

“Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries (excluding extraordinary gains and extraordinary losses) for that period, determined in accordance with GAAP; provided that, notwithstanding anything herein to the contrary, net income attributable to Non-Subsidiary Variable Interest Entities shall be excluded from the calculation of Consolidated Net Income.

“Consolidated Total Assets” means, as at any date, all assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any material agreement, material instrument or other material undertaking to which such Person is a party or by which it or any material amount of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise

CREDIT AGREEMENT – Page 9

voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Debt Rating” means, as of any date of determination, the S&P Rating, Moody’s Rating or Fitch Rating (collectively, such ratings referred to as the “Debt Ratings”).

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of the Committed Loans required to be funded by it hereunder within two Business Days of the date such Loans were required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower, or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action;  provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction

CREDIT AGREEMENT – Page 10

of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.

“Delayed Draw Termination Date” means July 21, 2015, provided, however, that if such date is not a Business day, the Delayed Draw Termination Date shall be the next preceding Business Day.

“Disposition” or “Dispose” means any sale, transfer, or other disposition of any property by any Person, including without limitation (a) any Sale and Leaseback Transaction and (b) any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date on which all the conditions precedent in Section 4.03 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants,

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franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the outstanding shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other outstanding ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares underlying such warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) with respect to a Pension Plan or Multiemployer Plan that does not hold assets that, as of the termination date, equal or exceed its “benefit liabilities”, as such term is defined in Section 4001(a)(16) of ERISA, the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC

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premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurodollar Rate” means:

(a)                 For any Interest Period with respect to a Eurodollar Rate Loan, an interest rate per annum equal to LIBOR for such Interest Period; or

(b)                 For any interest rate calculation with respect to a Base Rate Loan, the rate per annum (rounded upward, if necessary, to the next whole multiple of 1/100 of 1%) equal to LIBOR for an Interest Period of one month.

Notwithstanding the foregoing, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.23 and any other “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Loan Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes excluded in accordance with the first sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the

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Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Existing Credit Agreement” has the meaning specified in the introductory paragraphs hereto.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.

“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“FCC” means The Federal Communications Commission (or any successor agency, commission, bureau, department or other political subdivision) of the United States.

“Federal Funds Rate” means, for any day, the rate of interest per annum (rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on such date, or if no such rate is so published on such day, on the most recent day preceding such day on which such rate is so published.

“Fee Letter” means the letter agreement, dated December 12, 2014, between the Borrower and CoBank, ACB.

“Fitch” means Fitch Ratings, Inc., and any successor thereto.

“Fitch Rating” means, at any time, the rating issued by Fitch and then in effect with respect to the Borrower’s senior unsecured long-term debt securities.

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than the United States, each State thereof and the District of Columbia.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

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“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” means, except to the extent provided in Section 1.03, generally accepted accounting principles in the United States as in effect from time to time and set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Government Program” has the meaning specified in Section 7.03(e).

“Guarantee” means, as to any Person without duplication, (a) any payment obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary payment obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.  The term “Guarantee” as a verb has a corresponding meaning.

“Guarantied Hedge Agreement” means any Swap Contract permitted under Article VI or VII that is entered into by and between any Loan Party and any Hedge Bank.

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“Guarantied Parties” means, collectively, the Administrative Agent, the Lenders, the Hedge Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Guarantied Party Designation Notice” means a notice from any Lender or an Affiliate of a Lender substantially in the form of Exhibit H.

“Guarantors” means, collectively, (a) the Domestic Subsidiaries of the Borrower listed on Schedule 5.13 and each other direct Domestic Subsidiary that is a Material Subsidiary of the Borrower that shall be required to execute and deliver a Guaranty or guaranty supplement pursuant to Section 6.15 and (b) with respect to (i) Obligations owing by any Loan Party or any Subsidiary of a Loan Party (other than the Borrower) under any Swap Contract and (ii) the payment and performance by each Specified Loan Party of its obligations under its Guaranty with respect to all Swap Obligations, the Borrower.

“Guaranty” means, collectively, the Guaranty made by the Guarantors in favor of the Guarantied Parties, substantially in the form of Exhibit I, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.15.

“Guaranty Release Date” means the date that all of the following conditions have been satisfied: (a) no Default exists, (b) at least two of S&P Rating, Moody’s Rating or Fitch Rating is greater than or equal to BBB-, Baa3 or BBB-, respectively, (c) there are no Guarantees by the Parent Company, the Borrower or any of their respective Subsidiaries of the Revolving Loan Facility or of the Parent Credit Agreement (or any such Guarantee shall be released substantially concurrently with the Guaranty Release Date) and (d) there is no outstanding Pari Passu Guaranteed Indebtedness (or, if there is outstanding Pari Passu Guaranteed Indebtedness as of such date, all Guarantees of such Pari Passu Guaranteed Indebtedness shall be released substantially concurrently with the Guaranty Release Date).

"Guaranty Release Period" means any period commencing on the date on which a Guaranty Release Date occurs and ending on the date on which a Guaranty Trigger Event occurs.

“Guaranty Trigger Event” has the meaning specified in Section 6.15(b).

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VI or VII, is the Administrative Agent, a Lender or an Affiliate of a Lender, in its capacity as a party to such Swap Contract.

"HMT" has the meaning specified in the definition of Sanctions.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

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(a)                 all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)                 all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c)                 net obligations of such Person under any Swap Contract;

(d)                 all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and, in each case, not past due for more than 120 days after the date on which such trade account payable was due (unless such trade account is the subject of a good faith dispute), and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e)                 indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)                   capital leases and Synthetic Lease Obligations;

(g)                 all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment, in each case, solely to the extent such payment is required to be made in cash, in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends;

(h)                 all obligations of such Person (i) to pay deferred compensation to employees, (ii) with respect to purchase price adjustments on acquisitions and (iii) to return customer deposits, but only in each case to the extent that any such obligation described in subsection (i), (ii) or (iii) preceding remains unpaid for more than 120 days after the date on which such obligation was to be paid (unless such obligation is the subject of a good faith dispute), and

(i)                   all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include, without duplication, the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to such Person.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.  The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

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“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Information” has the meaning specified in Section 10.07.

“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:

(i)         any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)         any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)         no Interest Period shall extend beyond the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests, debt or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guarantees Indebtedness of such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit.  For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof,

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and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“LIBOR” means, with respect to any Interest Period, a rate of interest reported by Bloomberg Information Services (or on any successor or substitute service providing rate quotations comparable to those currently provided by such service, as determined by the Administrative Agent from time to time, for the purpose of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; provided that, in the event the Administrative Agent is not able to determine LIBOR using such methodology, the Administrative Agent shall notify the Borrower and the Administrative Agent and the Borrower will agree upon a substitute basis for obtaining such quotations.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan.

“Loan Documents” means this Agreement, the Guaranty, each Note, the Subordination Agreement and the Fee Letter.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the financial condition or business of the Borrower and its Subsidiaries taken as a whole; or (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document; or (c) a material impairment of the ability of the Guarantors, taken as a whole, or the Borrower, to perform their obligations under any Loan Document to which they are a party; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against the Guarantors, taken as a whole, or the Borrower, of any Loan Document to which they are a party.

“Material Domestic Subsidiary” means any direct Domestic Subsidiary of the Borrower that is a Material Subsidiary; provided, however, that no Securitization Entity shall be a Material Domestic Subsidiary.

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“Material Subsidiary” means any Subsidiary that is directly or indirectly owned by the Borrower and whose total assets constitute at least 1% of Consolidated Total Assets or whose gross revenues determined in accordance with GAAP constitute at least 1% of the consolidated gross revenues of the Borrower and its Subsidiaries calculated in accordance with GAAP, and “Material Subsidiaries” means collectively each Material Subsidiary.

“Maturity Date” means January 21, 2022, provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured long-term debt securities.

“Monetization Transaction” means, with respect to any Specified Equity Interests owned by the Borrower or any of its Subsidiaries, any transaction, agreement, device or arrangement (A) which results in the Borrower or any Subsidiary receiving payments on account of entering into contractual or other similar obligations and granting rights in, to or with respect to such Specified Equity Interests, or (B) by which the Borrower or any Subsidiary hedges against price fluctuation with respect to such Specified Equity Interests.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Proceeds” means with respect to each Disposition by the Borrower or any of its Subsidiaries under Section 7.05(g), the excess, if any, of (a) the sum of cash and all other assets received in connection with such Disposition (including without limitation, any cash, cash equivalents, notes, and all other assets received, including by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise) over (b) the sum of (i) the principal amount of any Indebtedness that is secured by the applicable asset (so long as such security interest was not granted in anticipation of the Disposition of such asset) and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (ii) the reasonable and customary out-of-pocket expenses incurred by the Borrower or such Subsidiary in connection with such transaction (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees) and (iii) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subsection (iii) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

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"Non-Subsidiary Variable Interest Entity" means, at any time, a Variable Interest Entity that is not a Subsidiary.  Schedule 1.01 identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Guarantied Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding; provided that the Obligations shall exclude any Excluded Swap Obligations.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Ordinary Capital Expenditures” means, with respect to any Special Entity or Subsidiary, capital expenditures incurred in the ordinary course of business consistent with past practices that are either related to maintenance or are ordinary course acquisitions that are identified with an existing and ongoing project of such Special Entity or Subsidiary.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non‑U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

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Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means with respect to Committed Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans occurring on such date.

“Parent Affiliated Companies” means collectively, (a) the Parent Company, and (b) all Subsidiaries and Affiliates of the Parent Company, other than the Borrower or any of the Borrower’s Subsidiaries.

“Parent Company” means Telephone and Data Systems, Inc., a Delaware corporation.

“Parent Credit Agreement” means that that certain Credit Agreement, dated as of June 15, 2016, among Telephone and Data Systems, Inc., Wells Fargo Bank, National Association, as the administrative agent and the lenders party thereto from time to time, as amended, restated and extended from time to time (subject to the consent of the Required Lenders) in accordance with the terms thereof.

“Pari Passu Guaranteed Indebtedness” means, collectively, (a) the Indebtedness of the Borrower and the Subsidiary Guarantees thereof permitted by Section 7.03(h) and (b) the Indebtedness of the Parent Company and the Subsidiary Guarantees thereof permitted by Section 7.03(h) of the Parent Credit Agreement (or any successor comparable provision).

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Patriot Act” has the meaning specified in Section 5.18(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” has the meaning specified in Section 6.02.

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"Prepayment Notice" means a notice of prepayment of Committed Loans pursuant to Section 2.03(a), which shall be substantially in the form of Exhibit K or any other form approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Prime Rate” means a variable rate of interest per annum equal to the “U.S. prime rate” as reported on such day in the Money Rates Section of the Eastern Edition of The Wall Street Journal, or if the Eastern Edition of The Wall Street Journal is not published on such day, such rate as last published in the Eastern Edition of The Wall Street Journal.  In the event the Eastern Edition of The Wall Street Journal ceases to publish such rate or an equivalent on a regular basis, the term “Prime Rate” shall be determined on any day by reference to such other regularly published average prime rate for such date applicable to such commercial banks as is acceptable to the Administrative Agent in its sole discretion.  Any change in Prime Rate shall be automatic, without the necessity of notice provided to the Borrower or any other Person.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the property or Person acquired in a Specified Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Administrative Agent and based upon reasonable assumptions and calculations which are expected to have a continuing impact).

“Public Lender” has the meaning specified in Section 6.02.

“Qualified ECP Guarantor” shall mean, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another person to qualify as an “eligible contract participant” at such time under §1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Receivables Securitization” means any secured lending or other financing facility entered into by a Securitization Entity solely for the purpose of purchasing or financing Securitization Assets of the Borrower and/or its Subsidiaries, provided that (i) no portion of the Indebtedness or any other obligations (contingent or otherwise) of such Securitization Entity (A) is Guaranteed by, recourse to or otherwise obligates the Borrower or any of its Subsidiaries (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty) or (B) subjects any property or asset of the Borrower or any other Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (except Standard Securitization Undertakings or the Recourse Guaranty), (ii) such Securitization Entity engages in no business and incurs no Indebtedness or other liabilities or obligations other than those related to or incidental to such facility, (iii) other than the initial Investment in such facility (which may, for avoidance of doubt, include Standard Securitization Undertakings) neither the Borrower nor any

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of its other Subsidiaries is required to make additional Investments in connection with such facility, (iv) none of the Borrower or any other Subsidiary has any material contract, agreement, arrangement or understanding with such Securitization Entity (except pursuant to Standard Securitization Undertakings or the Recourse Guaranty), (v) neither the Borrower nor any of its Subsidiaries (except such Securitization Entity) has any obligation to maintain such Securitization Entity’s financial condition or cause such Securitization Entity to achieve certain levels of operating results, and (vi) no Event of Default exists as of the effective date of such secured lending or other financing facility.  On or prior to the entry into a Receivables Securitization, the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of the Borrower (a) evidencing the designation of a Subsidiary as a Securitization Entity by the Board of Directors of the Borrower and (b) certifying that such Receivables Securitization complies with the foregoing conditions.

“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

"Recourse Guaranty" means any general recourse guarantee by the Borrower or any Subsidiary of Indebtedness pursuant to a Receivables Securitization, which guarantee is either unsecured or secured solely by a pledge of the Equity Interests of the Securitization Entity that is a party to such Receivables Securitization.

“Refinance” means, with respect to any Consolidated Funded Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Consolidated Funded Indebtedness in exchange, conversion or replacement for, such Consolidated Funded Indebtedness.  “Refinances,” “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means Consolidated Funded Indebtedness of the Borrower or of any of its Subsidiaries to any of the Parent Affiliated Companies that Refinances any Consolidated Funded Indebtedness of the Borrower or any of its Subsidiaries existing on the Closing Date or created, incurred or arising in compliance with this Agreement, including any Consolidated Funded Indebtedness that Refinances Refinancing Indebtedness; provided that: (a) the Refinancing Indebtedness has a stated maturity no earlier than the stated maturity of the Consolidated Funded Indebtedness being Refinanced; (b) the Refinancing Indebtedness has an average life to maturity at the time the Refinancing Indebtedness is incurred that is equal to or greater than the average life to maturity of the Consolidated Funded Indebtedness being Refinanced; (c) the Refinancing Indebtedness has an aggregate principal amount that is equal to or less than the aggregate principal amount then outstanding (plus fees and expenses) under the Consolidated Funded Indebtedness being Refinanced; and (d) the Refinancing Indebtedness is issued on terms no more restrictive in any material respect than those contained in the Consolidated Funded Indebtedness being Refinanced.

“Register” has the meaning specified in Section 10.06(c).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, advisors and representatives of such Person and of such Person’s Affiliates.

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“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders (including Voting Participants) having more than 50% of the Aggregate Commitments or, if the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02, Lenders (including Voting Participants) holding in the aggregate more than 50% of the Total Outstandings; provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the Chairman, President and Chief Executive Officer, Executive Vice President - Finance, Chief Financial Officer and Treasurer, Chief Accounting Officer, Vice President and Controller or Assistant Secretary of the Borrower or the chairman, president, chief executive officer, chief financial officer, chief accounting officer, treasurer, controller, secretary or any vice president of the applicable Loan Party, or the Senior Vice President – Finance and Treasurer, Vice President and Assistant Treasurer or Vice President and Assistant Controller of the Parent Company and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower so designated by any two of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent.  Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interest, or on account of any return of capital to the Borrower’s stockholders, partners or members (or the equivalent Person thereof).

“Revolving Loan Facility” means that certain Credit Agreement dated as of June 15, 2016 among the Borrower, Toronto Dominion (Texas) LLC, as the administrative agent and certain other lenders and financial institutions party thereto from time to time, as amended, restated and extended from time to time in accordance with the terms thereof to the extent permitted under the Loan Documents.

“S&P” means Standard and Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“S&P Rating” means, at any time, the rating issued by S&P, and then in effect with respect to the Borrower’s senior unsecured long-term debt securities.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing (as lessee) by the Borrower or any of its Subsidiaries of any property (the primary

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purpose of the transaction of which such lease is a part is not to provide funds to or financing for the Borrower or any Subsidiary), which property has been or is to be sold or transferred by the Borrower or any Subsidiary to a Subsidiary or any other Person in contemplation of or in connection with such arrangement.

“Sanction(s)” means any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

"Securitization Assets" means accounts receivable of the Borrower or any of its Subsidiaries arising from equipment installment plans and other similar consumer equipment financing arrangements, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, the proceeds of such accounts receivable and other assets which are customarily transferred, or in respect of which security interests are customarily granted, in connection with securitizations involving such accounts receivable.

"Securitization Entity" means, as to the Borrower, or any of its Subsidiaries, any bankruptcy-remote, special purpose corporation, partnership, trust, limited liability company or other business entity that is formed by and will remain wholly-owned by the Borrower or any of its Subsidiaries for the sole and exclusive purpose of purchasing or financing Securitization Assets pursuant to a Receivables Securitization and which is designated by the Board of Directors of the Borrower as a Securitization Entity in accordance with the terms of this Agreement.

“Special Entity” means a Person (other than a Subsidiary) (a) listed on Schedule 1.01 and in existence on the Closing Date or (b) created after the Closing Date and with respect to which (i) the Borrower or any Subsidiary has made an equity Investment and directly or indirectly owns a minority interest, or any Special Entity has made an Investment and directly or indirectly owns an interest and (ii) the Borrower has delivered prior written notice to the Administrative Agent of the creation of such Special Entity and its designation as a Special Entity.

“Specified Acquisition” means (a) any acquisition for consideration equal to or greater than $50,000,000 or (b) any other acquisition designed as a “Specified Acquisition” by the Borrower in the applicable Compliance Certificate.

“Specified Disposition” means (a) any Disposition having gross sales proceeds equal to or greater than $50,000,000 or (b) any other Disposition designed as a “Specified Disposition” by the Borrower in the applicable Compliance Certificate.

“Specified Equity Interests” means Equity Interests owned by the Borrower or any of its Subsidiaries in any Person or Persons that (a) are not directly, or indirectly through one or more intermediaries, Controlled by the Borrower or by any of its Subsidiaries and (b) are either disclosed on Schedule 5.13, or acquired by the Borrower after the Closing Date in connection

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with an acquisition expressly permitted under Section 7.02 or a divestiture expressly permitted under Section 7.05.

“Specified Loan Party” means any Loan Party that is not an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.23).

“Specified Transactions” means (a) any Specified Disposition and (b) any Specified Acquisition.

"Standard Securitization Undertakings" means representations, warranties, covenants, indemnities and other obligations, including with respect to servicing obligations (provided that, in no event shall any such obligations constitute Indebtedness) made or provided by the Borrower or any Subsidiary in connection with a Receivables Securitization (a) of a type and on terms customary for comparable transactions and of a character appropriate for the assets being securitized and (b) which have been negotiated at arm's length with an unaffiliated third party; provided that any such undertaking by and between the Borrower or any Subsidiary and a Securitization Entity shall be excluded from the requirement in this clause (b) if (i) clause (a) is satisfied and (ii) such undertaking is in connection with a Receivables Securitization involving an unaffiliated third party.

“Subordination Agreement” means a Subordination Agreement, substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.  For the avoidance of doubt, no Non-Subsidiary Variable Interest Entity shall be considered a “Subsidiary” hereunder for any purpose other than solely as contemplated by Section 1.03(c).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange

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Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in subsection (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person in connection with a transaction that is (a) treated and accounted for as a lease in the financial statements of such Person but (b) treated and accounted for as indebtedness in the tax statements of such Person, but in any case which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Threshold Amount” means, on any date of determination and calculated as of the last day of the fiscal quarter for which financial statements were most recently delivered by the Borrower pursuant to Section 6.01(a) or 6.01(b), as applicable, an amount equal to 7.5% of Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“United States” and “U.S.” mean the United States of America.

“Variable Interest Entity” means any variable interest entity that the Borrower is required to consolidate at any time pursuant to FASB ASC 810 - Consolidation.  Schedule 1.01 identifies the entities that are Non-Subsidiary Variable Interest Entities as of the date hereof.

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Schedule 5.13 identifies the entities that are Variable Interest Entities that are Subsidiaries as of the date hereof.

“Voting Participant” has the meaning specified in Section 10.06(d).

“Voting Participant Notice” has the meaning specified in Section 10.06(d).

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (i) director’s qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02             Other Interpretive Provisions.  With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)                 The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)                 In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

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(c)                 Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03             Accounting Terms.

(a)                 Generally.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP as in effect from time to time, except as otherwise specifically prescribed herein.

(b)                 Changes in GAAP.  Unless the Borrower shall otherwise have provided the notice set forth in the next sentence, if at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document (including, without limitation, the adoption of International Financial Reporting Standards by U.S. companies), and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.  Notwithstanding any other provision to the contrary herein, upon notice from the Borrower to the Administrative Agent, all terms of an accounting or financial nature herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any changes to, or modification of GAAP with respect to FASB ASC 840-20 which would require the capitalization of leases characterized as “operating leases” as of the Closing Date (or would be so characterized if such lease had been in effect on the Closing Date).

(c)                 Consolidation of Variable Interest Entities.  All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each Non-Subsidiary Variable Interest Entity even though such Non-Subsidiary Variable Interest Entity is not a Subsidiary as defined herein.  For the avoidance of doubt, Subsidiaries that are Variable Interest Entities are included in the consolidated financial statements of the Borrower and its Subsidiaries and are included in the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference.

1.04             Rounding.  Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which

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such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05             Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to Mountain time (daylight or standard, as applicable).

1.06             Pro Forma Calculations.  For purposes of making financial calculations to determine compliance with Section 7.10(b), (a) with respect to any (i) acquisition by the Borrower or any of its Subsidiaries for consideration of less than $50,000,000 and (ii) with respect to Dispositions by the Borrower or its Subsidiaries having gross sales proceeds of less than $50,000,000, Consolidated EBITDA may, at the option of the Borrower upon notice to the Administrative Agent as indicated in the applicable Compliance Certificate, be adjusted on a Pro Forma Basis and (b) with respect to (i) any Specified Acquisition by the Borrower or any of its Subsidiaries and (ii) with respect to any Specified Dispositions by the Borrower or its Subsidiaries, (A) Consolidated EBITDA shall be adjusted on a Pro Forma Basis and (B) the Borrower shall, concurrently with the delivery of the Compliance Certificate referred to in Section 6.02(b), deliver a certificate of the Borrower signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower attaching financial data and calculations reasonably acceptable to the Administrative Agent setting forth such pro forma calculations in reasonable detail.

ARTICLE II.
THE COMMITMENTS

2.01             Committed Loans.  Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate principal amount not to exceed at any time outstanding the amount of such Lender’s Commitment; provided, however, that after giving effect to any Committed Borrowing, (i) the Total Outstandings shall not exceed the Aggregate Commitments, and (ii) the aggregate Outstanding Amount of the Committed Loans of any Lender shall not exceed such Lender’s Commitment.  The Borrower may not prepay under Section 2.03 and reborrow under this Section 2.01.  Committed Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02             Borrowings, Conversions and Continuations of Committed Loans.

(a)                 Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephone notice must be confirmed promptly by delivery to the Administrative Agent of a Committed Loan Notice.  Each such Committed Loan Notice must be received by the Administrative Agent not later than 11:00 a.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Committed Loans, and (ii) one Business Day prior to the requested date of any Borrowing of Base Rate Committed Loans or conversion of any Eurodollar Rate Loans to Base Rate Committed Loans;

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provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them.  Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders.  Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.  Each Borrowing of or conversion to Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.  Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto.  If the Borrower fails to specify a Type of Committed Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans.  Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans.  If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)                 Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection.  In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Committed Loan Notice.  Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Committed Loan, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.

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(c)                 Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan.  During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d)                 The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans selected hereunder upon the determination of such interest rate.  At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the public announcement of such change.  Failure to deliver any such notice shall not affect the effectiveness of any such interest rate or result in any liability to the Administrative Agent.

(e)                 After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.

2.03             Prepayments.

(a)                 Voluntary.  The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) a Prepayment Notice must be received by the Administrative Agent not later than 11:00 a.m. (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Committed Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Committed Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding.  Each Prepayment Notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans.  Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind or postpone any Prepayment Notice under this Section 2.03(a) if such prepayment would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).

(b)                 Mandatory.  The Outstanding Amounts shall be prepaid by an amount and in accordance with the terms of Section 7.05(g) (together with a reduction in the Aggregate Commitments).

(c)                 Applications of Prepayments.  So long as no Event of Default has occurred and is then continuing, all prepayments permitted pursuant to this Section 2.03 shall be applied to the remaining unpaid installments of principal of the Committed

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Loans as directed by the Borrower; provided that, if the Borrower fails to direct the application of any such prepayments, such prepayments shall be applied to the unpaid installments of principal of the Committed Loans in the inverse order of scheduled maturities.

(d)                 Generally.  The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment.  If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.  Subject to Section 2.12, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04             Termination or Reduction of Commitments.

(a)                 Voluntary.  The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments, or from time to time permanently reduce the Aggregate Commitments, without premium or penalty (except those amounts payable by the Borrower under Section 3.05 which shall be paid by the Borrower); provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof.  Notwithstanding the foregoing, the Borrower may rescind or postpone any notice of termination of the Commitments if such termination would have resulted from a refinancing of this Agreement, which refinancing shall not be consummated or otherwise shall be delayed (subject to payment by the Borrower of amounts owed under Section 3.05 occurring as a result of such notice).

(b)                 Mandatory.  The Aggregate Commitments shall be automatically and permanently reduced by an amount and in accordance with the terms of Section 7.05(f).

(c)                 Generally.  The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments.  Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage.  All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.

2.05             Repayment of Loans.  In addition to any prepayments made pursuant to Section 2.03 (any such prepayments pursuant to Section 2.03 to be applied to any remaining unpaid principal installments of the Committed Loans set forth below as specified in Section 2.03(c)), the Borrower shall repay the aggregate outstanding principal balance of the Committed Loans in quarterly principal payments on the dates and in the amounts set forth in the following table:

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Quarterly Payment Dates	Quarterly Repayments
March 31, 2016	$2,812,500
June 30, 2016	$2,812,500
September 30, 2016	$2,812,500
December 31, 2016	$2,812,500
March 31, 2017	$2,812,500
June 30, 2017	$2,812,500
September 30, 2017	$2,812,500
December 31, 2017	$2,812,500
March 31, 2018	$2,812,500
June 30, 2018	$2,812,500
September 30, 2018	$2,812,500
December 31, 2018	$2,812,500
March 31, 2019	$2,812,500
June 30, 2019	$2,812,500
September 30, 2019	$2,812,500
December 31, 2019	$2,812,500
March 31, 2020	$2,812,500
June 30, 2020	$2,812,500
September 30, 2020	$2,812,500
December 31, 2020	$2,812,500
March 31, 2021	$2,812,500
June 30, 2021	$2,812,500
September 30, 2021	$2,812,500
December 31, 2021	$2,812,500

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Notwithstanding anything herein to the contrary, the entire outstanding principal balance of the Committed Loans shall be due and payable in full in cash on the Maturity Date.

2.06             Interest.

(a)                 Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Committed Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)                 If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(i)            If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)            Upon the request of the Required Lenders, while any Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that the Borrower shall not be required to pay the Default Rate to any Lender while such Lender is a Defaulting Lender at the time when an Event of Default exists.

(iii)            Accrued and unpaid interest on past due amounts (including interest on past due interest to the extent permitted by applicable Laws) shall be due and payable upon demand.

(c)                 Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein.  Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

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2.07             Fees.

(a)                 Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Commitments exceed the Outstanding Amount of Committed Loans, subject to adjustment as provided in Section 2.12.  The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of March, 2015 and June, 2015, and on the last day of the Availability Period.  The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.

(b)                 Other Fees.  The Borrower shall pay the fees in the amounts and at the times specified in the Fee Letter.  Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.08             Computation of Interest and Fees.  All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed.  All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year).  Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day.  Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09             Evidence of Debt.

(a)                 The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, in each case in the ordinary course of business, and provided that, with respect to Treasury Regulation Section 5f.103-1(c) only (if applicable), the Administrative Agent shall act as a non-fiduciary agent for the Borrower with respect to the requirements of such Regulation.  The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender made

CREDIT AGREEMENT – Page 37

through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records.  Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)                 Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.09(a), and by each Lender in its account or accounts pursuant to Section 2.09(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement and the other Loan Documents.

2.10             Payments Generally; Administrative Agent’s Clawback.

(a)                 General.  All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff.  Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein.  The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office.  All payments received by the Administrative Agent after 2:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.  If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)                 (i)           Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent

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forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans.  If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period.  If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing.  Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii)            Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c)                 Failure to Satisfy Conditions Precedent.  If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Committed Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)                 Obligations of Lenders Several.  The obligations of the Lenders hereunder to make Committed Loans and to make payments pursuant to Section 10.04(c) are several

CREDIT AGREEMENT – Page 39

and not joint.  The failure of any Lender to make any Committed Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan or to make its payment under Section 10.04(c).

(e)                 Funding Source.  Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11             Sharing of Payments by Lenders.  If any Lender shall, by exercising any right of setoff, counterclaim, payment, fee or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)            if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)            the provisions of this Section 2.11 shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including, without limitation, the application of funds arising from the existence of a Defaulting Lender and Sections 3.01, 3.02, 3.04, 3.05 or 10.04), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans to any assignee or participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.11 shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Laws, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

2.12             Defaulting Lenders.

(a)                 Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

CREDIT AGREEMENT – Page 40

(i)            Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01 and in the definition of “Required Lender.”

(ii)            Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08  shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments hereunder.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.07(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b)                 Defaulting Lender Cure.  If the Borrower, the Administrative Agent and the Lenders agree in writing that a Lender is no longer a Defaulting Lender, the

CREDIT AGREEMENT – Page 41

Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY

3.01             Taxes.

(a)                 Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)            Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Laws be made free and clear of and without deduction or withholding for any Taxes.  If, however, applicable Laws require any Loan Party or the Administrative Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such Laws as determined by such Loan Party or the Administrative Agent, as the case may be, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii)            If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding taxes, from any payment, then (A) the Administrative Agent shall withhold or make such deductions as are determined by the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(iii)            If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from

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any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b)                 Payment of Other Taxes by the Borrower.  Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Laws, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)                 Tax Indemnifications.  (i)  Without limiting or duplicating the provisions of subsection (a) or (b) above, each of the Loan Parties shall, and does hereby, jointly and severally, indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) withheld or deducted by the Loan Parties or the Administrative Agent or paid by such Recipient in connection with a Loan Document and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  Each of the Loan Parties shall also, and does hereby, jointly and severally, indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required by subsection (ii) of this subsection.  A certificate as to the amount of any such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be prima facie evidence thereof, and shall include a certification that such claim is being made in compliance with Section 3.06(c).

(ii)            Without limiting the provisions of subsection (a) or (b) above, each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the

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provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be prima facie evidence thereof.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this paragraph (ii).  The agreements in this paragraph (ii) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all other Obligations.

(d)                 Evidence of Payments.  Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)                 Status of Lenders; Tax Documentation.

(i)            Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)            Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)                any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)                   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)                 executed copies of IRS Form W-8ECI;
(III)               in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or
(IV)               to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a

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U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;

(C)       any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies (or originals, if required by applicable law) of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)            Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f)                   Treatment of Certain Refunds.  Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of, or a tax credit with respect to, any Taxes withheld or deducted from funds paid for the account of such Lender.  If any Recipient determines, in its sole discretion, that it has received a

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refund of, or tax credit with respect to, any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund or credit (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes or Other Taxes giving rise to such refund or credit), net of all reasonable out-of-pocket expenses (including Taxes and Other Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund or credit to such Governmental Authority.  Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(g)                 Survival.  Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02             Illegality.  If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Committed Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.  Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans.  Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03             Inability to Determine Rates.  If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London

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interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender.  Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.

3.04             Increased Costs.

(a)                 Increased Costs Generally.  If any Change in Law shall:

(i)            impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii)            subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)            impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, within fifteen days after demand by such Lender setting forth in reasonable detail such increased costs (but shall not require any Lender to disclose any confidential or proprietary information, and with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b)                 Capital Requirements.  If any Change in Law affecting any Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if

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any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender setting forth in reasonable detail the charge and calculation of such reduced rate of return (but shall not require any Lender to disclose any confidential or proprietary information, and with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered within fifteen days after receipt of such demand.

(c)                 Certificates for Reimbursement.  A certificate of a Lender setting forth in reasonable detail the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be prima facie evidence thereof, and such certificate shall include a certification that such claim is being made in compliance with Section 3.06(c).  The Borrower shall pay such Lender the amount shown as due on any such certificate within fifteen days after receipt thereof.

(d)                 Delay in Requests.  Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e)                 Reserves on Eurodollar Rate Loans.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least fifteen days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender.  If a Lender fails to give notice fifteen days prior to the relevant Interest Payment Date, such additional interest shall be due and payable fifteen days from receipt of such notice.

3.05             Compensation for Losses.  Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount (but shall not require any Lender to disclose any

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confidential or proprietary information), the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a)                 any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b)                 any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c)                 any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;

including any loss (other than loss of anticipated profits) or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained.  The Borrower shall also pay any reasonable and customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06             Mitigation Obligations; Replacement of Lenders; Like Treatment.

(a)                 Designation of a Different Lending Office.  If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                 Replacement of Lenders.  If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has not or is unable to

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designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.

(c)                 Like Treatment.  No Lender shall request compensation under Section 3.01, 3.02 or 3.04, unless such Lender is generally requesting compensation from other similarly situated borrowers.

3.07             Survival.  All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV.
CONDITIONS PRECEDENT TO Committed loans

4.01             Conditions of Initial Committed Loan.  The obligation of each Lender to make its initial Committed Loan hereunder is subject to satisfaction of the following conditions precedent:

(a)                 The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic pdfs (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)            a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;

(iv)            such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in Illinois;

(v)            a favorable opinion of Sidley Austin LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit E and such other matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request;

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(vi)            a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii)            a certificate signed by a Responsible Officer of the Borrower as of the Closing Date certifying (A) that the conditions specified in Sections 4.02(a) and (b) have been satisfied or waived (which such waiver must be in writing), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (D) that the Borrower has disclosed to the Administrative Agent and the Lenders all matters known to any Responsible Officer that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(viii)            a duly completed Compliance Certificate as of the Closing Date, signed by a Responsible Officer of the Borrower, certifying as to no Default under the terms of this Agreement and evidencing compliance with the Section 7.10;

(ix)            a duly completed Subordination Agreement as of the Closing Date, signed by a Responsible Officer of the Borrower;

(x)            evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xi)            all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Terrorism Laws;

(xii)            evidence that the Borrower has made a minimum equity investment of $1,000 in CoBank; and

(xiii)            such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)                 Any fees required to be paid by the Borrower pursuant to the Fee Letter on or before the Closing Date shall have been paid.

(c)                 Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and invoiced fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such invoiced fees, charges and disbursements as shall constitute its reasonable estimate

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of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent in accordance with the terms of this Agreement).

(d)                 The Closing Date shall have occurred on or before February 27, 2015.

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that executed the Existing Credit Agreement on the Closing Date shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02             Conditions to all Committed Loans.  The obligation of each Lender to honor any Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)                 The representations and warranties of the Borrower contained in Article V or any other Loan Document (other than the representation and warranty set forth in Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Committed Loan, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(b)                 No Default shall exist, or would result from such proposed Committed Loan or from the application of the proceeds thereof.

(c)                 The Administrative Agent shall have received a Committed Loan Notice in accordance with the requirements hereof.

Each Committed Loan Notice (other than a Committed Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Committed Loan Notice.

4.03             Conditions to Effective Date.  The effectiveness of the terms and conditions hereunder is subject to the following conditions precedent:

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(a)                 The Administrative Agent’s receipt of the following, each of which shall be originals or facsimiles or electronic pdfs (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)            executed counterparts of this Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower;

(ii)            such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party;

(iii)            such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of organization;

(iv)            a favorable opinion of Sidley Austin LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the matters set forth in Exhibit J and such other matters concerning the Loan Parties and the Loan Documents as the Administrative Agent may reasonably request;

(v)            a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of this Agreement and the Guaranty to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi)            a certificate signed by a Responsible Officer of the Borrower as of the Effective Date certifying (A) that the conditions specified in Sections 4.03(a) through (c) have been satisfied or waived (which such waiver must be in writing), (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) that neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (D) that the Borrower has disclosed to the Administrative Agent and the Lenders all matters known to any Responsible Officer that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

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(vii)            all documentation and other information requested by (or on behalf of) any Lender in order to comply with requirements of Anti-Terrorism Laws;

(viii)            the Revolving Loan Facility being executed concurrently with the Effective Date and each Guarantee of the Revolving Loan Facility; and

(ix)            such other assurances, certificates, documents, consents or opinions as the Administrative Agent or the Required Lenders reasonably may require.

(b)                 The representations and warranties of the Borrower contained in Article V or any other Loan Document (other than the representation and warranty set forth in Section 5.05(c)), or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, to the extent any such representation or warranty is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 4.03, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01.

(c)                 No Default shall exist, or would result immediately following the occurrence of the Effective Date and the transactions contemplated hereunder.

(d)                 Unless waived by the Administrative Agent, the Borrower shall have paid all reasonable and invoiced fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Effective Date, plus such additional amounts of such invoiced fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent in accordance with the terms of this Agreement).

Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.03, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

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ARTICLE V.
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and the Lenders that:

5.01             Existence, Qualification and Power.  Each Loan Party and each Material Subsidiary (a) is duly organized or formed, validly existing and, as applicable, in good standing under the applicable laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the applicable laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in subsections (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02             Authorization; No Contravention.  The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene any material term of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any applicable law to which such Person is subject, except in each case referred to in subsections (b) and (c) above to the extent that any such conflict, breach, contravention, creation, requirement or violation could reasonably be expected to have a Material Adverse Effect.

5.03             Governmental Authorization; Other Consents.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, any Loan Party of this Agreement or any other Loan Document other than those already obtained or performed.

5.04             Binding Effect.  This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is a party thereto.  This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other applicable laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

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5.05             Financial Statements; No Material Adverse Effect.

(a)                 The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof in accordance with GAAP.

(b)                 The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2016, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of subsections (i) and (ii), to the absence of footnotes (other than as may be required in connection with any Receivables Securitization) and to normal year-end audit adjustments.  Schedule 5.05 sets forth all indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the Effective Date, including liabilities for taxes, material commitments and Indebtedness, in each case only to the extent such amounts (A) are not disclosed in a line item on the unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated March 31, 2016, and (B) exceed $15,000,000 (individually, or in the aggregate for related items).

(c)                 For the period from the date of the Audited Financial Statements through the Effective Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06             Litigation.  There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07             No Default.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08             Ownership of Property; Liens.  Each of the Borrower and the Material Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all assets reflected on the Audited Financial Statements or acquired since the date of the Audited Financial Statements except for property and assets sold or otherwise disposed of in the ordinary

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course of business or otherwise in accordance with the terms of this Agreement since the date of the Audited Financial Statements and for such defects in title or failure to have such title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The property of the Borrower and each of the Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

5.09             Environmental Compliance.  The Borrower and its Subsidiaries conduct in the ordinary course of business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10             Insurance.  The properties of the Borrower and its Subsidiaries are insured (a) with companies or associations (including affiliated companies approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) and (b) in such amounts (after giving effect to any self-insurance compatible with the standards set forth in Section 6.07), in each case of (a) and (b) preceding, as are customarily engaged by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates; provided however, that the Borrower and such Subsidiary may self-insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction in accordance with the provisions of Section 6.07.

5.11             Taxes.  The Borrower and its Subsidiaries have (a) made or filed all Federal and state income and all other material tax returns, reports and declarations required by any jurisdiction to which any of them is subject or properly filed for and received extensions with respect thereto which are still in full force and in effect and which have been fully complied with in all material respects, (b) have paid all Federal and state income and other material taxes, assessments, fees and other governmental charges shown or determined to be due on such returns, reports, and declarations, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves, to the extent required by GAAP, have been established, and (c) set aside on their respective books provisions reasonably adequate for the payment of all estimated taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

5.12             ERISA Compliance.

(a)                 Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Federal or state laws.  Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification, except

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where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect.  The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan except for those that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)                 There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c)                 (i) No ERISA Event has occurred during the six-year period prior to the date on which such representation is made or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, except for each of the foregoing clauses that could not, either individually or in the aggregate, reasonably be expected to have or to result in, a Material Adverse Effect.

5.13             Subsidiaries; Equity Interests; Guarantors.  As of the Effective Date, (a) the Borrower has no Subsidiaries other than those specifically disclosed in Exhibit 21 to the Borrower’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as supplemented by any changes to such Subsidiaries set forth in Part (a) of Schedule 5.13, and (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are wholly-owned by the Borrower except as otherwise specified on Part (a) of Schedule 5.13 free and clear of all Liens except any Lien that is permitted under Section 7.01.  As of the Effective Date, the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. Neither the Borrower nor any Guarantor is an EEA Financial Institution.  As of the Effective Date, each of the Guarantors is specifically disclosed in Part (c) of Schedule 5.13.

5.14             Margin Regulations; Investment Company Act.

(a)                 The Borrower is not engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.  No proceeds of any Borrowing will be used for any purpose in

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contravention or violation of Regulation U issued by the FRB.  Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Borrower only or of the Borrower and its Subsidiaries on a consolidated basis) subject to the provisions of Section 7.01 or Section 7.05 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness and within the scope of Section 8.01(e) will be margin stock.

(b)                 None of the Borrower or any Material Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15             Disclosure.  No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party (other than any projections and information of a general economic or an industry-specific nature, as to which the Borrower makes no representation) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished or made available publicly) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein taken as a whole, in the light of the circumstances under which they were made, not materially misleading.

5.16             Compliance with Laws.  Each Loan Party and each Subsidiary is in compliance in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17             Taxpayer Identification Number.  The Borrower’s true and correct U.S. taxpayer identification number is set forth on Schedule 10.02.

5.18             Anti-Corruption Laws; OFAC.

(a)                 Neither the Borrower, nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction. The Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with applicable Sanctions in all material respects.  No Loan, use of the proceeds of any Loan or other transactions contemplated hereby will violate applicable Sanctions.  Neither the making of the Loans hereunder nor the use of the proceeds thereof will violate the USA

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PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the "Patriot Act"), the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto.  The Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.

(b)                 The Borrower and its Subsidiaries have conducted their businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws in all material respects. No Loan, use of the proceeds of any Loan, or other transactions contemplated hereby will violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

ARTICLE VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01             Financial Statements.  Deliver to the Administrative Agent:

(a)                 as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 2016, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of operations, common stockholders’ equity, and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other independent certified public accountant of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; provided, that if the Borrower switches from one independent public accounting firm to another and if such switch has occurred during any fiscal period being audited by such new accounting firm, the audit report of any such new accounting firm may contain a qualification or exception as to the scope of such consolidated financial statements that relates to the period of such fiscal period prior to its retention; and

(b)                 as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended June 30, 2016), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, the related consolidated statements of

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operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, and the related consolidated statements of common stockholders’ equity, and cash flows for the portion of the Borrower’s fiscal year then ended, in each case setting forth in comparative form, as applicable, prepared in accordance with GAAP consistently applied throughout the period covered thereby and in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, common stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes (other than as may be required in connection with any Receivables Securitization).

6.02             Certificates; Other Information.  Deliver to the Administrative Agent:

(a)                 concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of its independent certified public accountants to the effect that they have read a copy of this Agreement, and that, in making the examination necessary to said certification, they have obtained no knowledge of any Default, or if such accountants shall have obtained knowledge of any then existing Default they shall disclose in such statement any such Default; provided that such accountants shall not be liable to the Lenders for failure to obtain knowledge of any Default;

(b)                 in form and detail reasonably satisfactory to the Administrative Agent, concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) commencing as of the first fiscal quarter of the Borrower after the Effective Date, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, chief accounting officer, treasurer or controller of the Borrower, including a list that identifies (i) each Material Domestic Subsidiary formed or acquired during the fiscal quarter then ended, including pursuant to a merger or Investment permitted by the provisions of this Agreement,  (ii) each Domestic Subsidiary designated as a Material Subsidiary pursuant to Section 6.15(a)(i) during the fiscal quarter then ended and (iii) each Material Domestic Subsidiary that was Disposed of during the fiscal quarter then ended, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition;

(c)                 promptly after any request by the Administrative Agent, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;

(d)                 promptly after the same are available, copies of each 10-K, 10-Q and 8-K statement which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

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(e)                 to the extent permitted by applicable law, promptly, and in any event within five Business Days after receipt thereof by the Borrower or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by the enforcement division of such agency regarding financial or other operational results of the Borrower or any Subsidiary; and

(f)                   promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request.

Information required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such information is included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that:  (i) upon written request by the Administrative Agent or any Lender, the Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper or pdf copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or CoBank, as the Lead Arranger, will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar confidential and secure electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  All Borrower Materials that have been filed with the SEC and available on the SEC’s EDGAR system shall be deemed “PUBLIC.” The Borrower hereby agrees that (w) all Borrower Materials (if any) that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the

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Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and CoBank, as the Lead Arranger, shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform that is not designated “Public Side Information.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

6.03             Notices.

(a)                 Promptly notify the Administrative Agent of the occurrence of any Default;

(b)                 Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c)                 Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of the filing or commencement of, or any written threat or written notice of intention of any Person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against the Borrower or any Subsidiary that could reasonably be expected to result in a Material Adverse Effect;

(d)                 Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary and not previously disclosed in the financial statements delivered pursuant to Section 6.01; and

(e)                 Promptly after any Responsible Officer has knowledge thereof, notify the Administrative Agent of any announcement by any of Moody’s, S&P or Fitch of any change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(e)) shall be accompanied by a written statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto, if any.  Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached, if any.

6.04             Payment of Obligations.  Pay and discharge as the same shall become due and payable in the ordinary course of business, all obligations and liabilities of the Borrower and the Material Subsidiaries, including all such tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP

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are being maintained by the Borrower or such Material Subsidiary, except to the extent any failure to pay or discharge the same could not reasonably be expected to result in a Material Adverse Effect.

6.05             Preservation of Existence, Etc.  (a) Except as otherwise expressly permitted under Section 7.04, preserve, renew and maintain in full force and effect the legal existence of the Borrower under the applicable laws of the jurisdiction of its organization but only to the extent that such transaction could not reasonably be expected to have a Material Adverse Effect; (b) except as otherwise expressly permitted under Section 7.04 and 7.05, preserve, renew and maintain in full force and effect the legal existence of each Material Subsidiary under the applicable laws of the jurisdiction of its organization but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) except as otherwise expressly permitted under Section 7.04 and 7.05, take all reasonable action to maintain its good standing and all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business but only to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06             Maintenance of Properties; Office.  (a) Maintain, preserve and protect all of the properties and equipment necessary in the operation of the business of the Borrower and each Material Subsidiary in good working order and condition, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that, nothing in this Section 6.06 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or those of its Material Subsidiaries that meets each of the following conditions:  (i) such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business, (ii) such discontinuance does not in the aggregate materially adversely affect the business of the Borrower and its Material Subsidiaries on a consolidated basis and (iii) such discontinuance is not otherwise expressly prohibited under the terms of this Agreement.

6.07             Maintenance of Insurance.  Maintain with insurance companies or associations (including affiliated companies approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed)) customarily used by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates, of such types and in such amounts (after giving effect to self-insurance compatible with the standards following the parenthetical contained in Section 5.10) as are customarily carried under similar circumstances by such other Persons; provided, however, that the Borrower and any of its Subsidiaries may self insure for physical damage to automobiles, welfare benefits and against liability to workers in any state or jurisdiction, or may effect worker’s compensation insurance therein through an insurance fund operated by such state or jurisdiction.

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6.08             Compliance with Laws.  Comply in all material respects with the requirements of all applicable laws and all orders, writs, injunctions and decrees applicable to it or to its business or property (including without limitation the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and applicable Sanctions), except in such instances in which (a) such requirement of applicable law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09             Books and Records.  Maintain proper books of record and account, in which full, true and correct entries in all material respects and are in material conformity with GAAP consistently applied during such period shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Material Subsidiary, as the case may be (it being understood and agreed that any foreign Subsidiary may maintain individual books and records in conformity with generally accepted accounting principles in its respective country of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

6.10             Inspection Rights.

(a)                 Permit the Administrative Agent or any of the Administrative Agent’s other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) all at the expense of the Borrower and, so long as there exists no Event of Default that is continuing, at such reasonable times and intervals as the Administrative Agent may reasonably request;

(b)                 permit each Lender or any of each such Lenders’ other designated representatives, not more than once per fiscal year (and at the expense of such Lender), to visit and inspect any of the properties of the Borrower or any of its Subsidiaries during normal business hours, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) upon the request by such Lender with reasonable notice, and

(c)                 upon an Event of Default and for so long as it is continuing, permit the Lenders or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, employees

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and independent public accountants (such accountants being hereby authorized by the Borrower to so discuss and advise) at the expense of the Borrower and at such reasonable times and intervals as any such Lender may reasonably request.

In connection with any such inspections or discussions, (i) the Borrower shall be given reasonable notice of and shall have the right to be present at such inspections or discussions, and (ii) each Lender, on behalf of itself and any representative authorized by it, agrees to treat all non public information as confidential information pursuant to Section 10.07 and to take all reasonable precautions to prevent such confidential information from being exposed to third parties and to those of its employees and representatives who do not need to know such confidential information; provided that this Section 6.10 shall not affect the disclosure by any Lender of information required to be disclosed to its auditors, regulatory agencies or pursuant to subpoena or other legal process or by virtue of any other law, regulation, order or interpretation.

6.11             Use of Proceeds.  Use the proceeds of the Committed Loans for (i) working capital associated with an equipment handset installment program, (ii) funding the purchase of spectrum in the current AWS auction, (iii) paying fees and expenses relating to the Committed Loans, and (iv) other general corporate purposes, including working capital, capital expenditures, non-hostile acquisitions and other general corporate purposes not in contravention of any applicable law applicable to the Borrower or any Subsidiary or of any Loan Document.

6.12             Indebtedness Owed to Parent Affiliated Companies.  Cause all Consolidated Funded Indebtedness of Borrower or any of its Subsidiaries owed to any Parent Affiliated Company, whether existing on or as of the Closing Date or created, incurred or arising at any time thereafter (a) at all times to be and remain unsecured, and (b) (i) (other than Refinancing Indebtedness) in an aggregate principal amount at any time outstanding in excess of $105,000,000, and (ii) all Refinancing Indebtedness in an aggregate principal amount at any time outstanding in excess of $250,000,000, in each case of subsections (i) and (ii) preceding, at all times to be and remain subordinated to the Obligations pursuant to the Subordination Agreement.

6.13             Further Assurances.  Cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

6.14             CoBank Equity.  So long as CoBank is a Lender hereunder, the Borrower will (a) maintain its status as an entity eligible to borrow from CoBank and (b) acquire equity in CoBank in such amounts and at such times as CoBank may require in accordance with CoBank’s Bylaws and Capital Plan (as each may be amended from time to time), except that the maximum amount of equity that the Borrower may be required to purchase in CoBank in connection with the Loans made by CoBank may not exceed the maximum amount permitted by the Bylaws and the Capital Plan at the time this Agreement is entered into. The Borrower acknowledges receipt of a copy of (i) CoBank’s most recent annual report, and if more recent, CoBank’s latest quarterly report, (ii) CoBank’s Notice to Prospective Stockholders and (iii) CoBank’s Bylaws and Capital Plan, which describe the nature of all of the Borrower’s stock and other equities in CoBank acquired in connection with its patronage loan from CoBank (the “CoBank Equities”) as well as capitalization requirements, and agrees to be bound by the terms thereof.  CoBank

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hereby agrees that its statutory Lien in and with respect to the CoBank Equities shall not secure an aggregate principal amount of Obligations held by CoBank (or other amounts of Indebtedness) in the aggregate in excess of $10,400,000.

6.15             Additional Guarantors; Guaranty Trigger Event.

(a)                 On (or at the election of the Borrower prior to) the date the Borrower is required to deliver the Compliance Certificate for each fiscal quarter,

(i)           if, at such time, any existing direct Domestic Subsidiary that is not a Guarantor meets the threshold set forth in the definition of Material Subsidiary, designate in writing to the Administrative Agent such additional Domestic Subsidiary as a “Material Subsidiary”,

(ii)           notify the Administrative Agent of any other changes to the Material Domestic Subsidiaries for such fiscal quarter, including (A) the formation or acquisition of a Material Domestic Subsidiary, including pursuant to a merger or Investment permitted by the provisions of this Agreement and (B) the Disposition of a Material Subsidiary, including pursuant to a sale, merger, dissolution, liquidation, consolidation or other Disposition, and

(iii)           cause each new Material Domestic Subsidiary pursuant to clauses (i) and (ii)(A) above to (x) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, and (y) unless waived by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 4.03(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (x)), all in form, content and scope reasonably satisfactory to the Administrative Agent.

Notwithstanding the foregoing, the Borrower shall have no duty to comply with the requirements set forth in clauses (i) - (iii) above during a Guaranty Release Period.

(b)                 If, at any time after the occurrence of the Guaranty Release Date, (i) two or more of S&P Rating, Moody’s Rating or Fitch Rating falls below BBB-, Baa3 or BBB‑, respectively, (ii) the Borrower fails to maintain a Debt Rating of the Borrower’s senior unsecured long-term debt securities by two or more of S&P, Moody’s and Fitch, (iii) any Subsidiary grants a Guarantee (or permits any such Guarantee to exist) of the Revolving Loan Facility or the Parent Credit Agreement, or (iv) any Pari Passu Guaranteed Indebtedness exists (each a “Guaranty Trigger Event”), then the Borrower and each then existing and subsequently acquired or formed Material Domestic Subsidiary of the Borrower shall guarantee the Obligations on a pari passu basis with such other Indebtedness (if any) and, upon the occurrence of such Guaranty Trigger Event, the Borrower shall execute and deliver to the Administrative Agent a Guaranty

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and shall cause each such Material Domestic Subsidiary to (A) become a Guarantor by executing and delivering to the Administrative Agent a counterpart of the Guaranty or such other document as the Administrative Agent shall deem reasonably appropriate for such purpose, and (B) unless waived by the Administrative Agent, deliver to the Administrative Agent documents of the types referred to in clauses (ii) and (iii) of Section 4.03(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (A)), all in form, content and scope reasonably satisfactory to the Administrative Agent

6.16             Anti-Corruption Laws.  Conduct its businesses in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions and maintain policies and procedures designed to promote and achieve compliance with such laws.

ARTICLE VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

7.01             Liens.  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (including, without limitation, Equity Interests owned by the Borrower and any of its Subsidiaries), whether now owned or hereafter acquired, other than the following:

(a)                 pro rata Liens securing any of the Obligations owing to the Lenders (including CoBank’s statutory Lien in the CoBank Equities);

(b)                 Liens to secure taxes, assessments and other governmental charges in respect of obligations not overdue or Liens on properties to secure claims for labor, material or supplies in respect of obligations not overdue or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;

(c)                 deposits or pledges made in connection with, or to secure payment of, workmen’s compensation, unemployment insurance, old age pensions or other social security obligations;

(d)                 Liens on properties in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or relevant Subsidiary shall at the time in good faith be prosecuting an appeal or proceeding for review and in respect of which a stay of execution shall have been obtained pending such appeal or review and for which any reserves required in accordance with GAAP have been established;

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(e)                 Liens of carriers, warehousemen, mechanics and materialmen, and other like liens on properties in existence less than 120 days from the date of creation thereof in respect of obligations not overdue, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower or relevant Subsidiary;

(f)                   encumbrances consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s Liens under leases to which the Borrower or relevant Subsidiary is a party or under applicable law, and other minor Liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower or such Subsidiary, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries taken as a whole;

(g)                 (i) outstanding Liens on the Effective Date securing Indebtedness of less than $25,000,000 and (ii) outstanding Liens on the Effective Date securing Indebtedness over $25,000,000 that are listed on Schedule 7.01, and, in each case, any extension, renewal or replacement thereof, in whole or in part, provided however, that the principal amount secured thereby shall not exceed the principal amount secured at the time of extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to only that property (or any portion of such property) which secured the obligation so extended, renewed or replaced (plus any improvements on such property or portion of such property);

(h)                 so long as no Event of Default exists at the time such Lien is created, Liens on any Specified Equity Interests, provided, however, that in each case such Liens (A) are incurred only in connection with any Monetization Transaction to secure obligations owed under such Monetization Transaction, (B) such Liens cover or otherwise attach to only the specific Specified Equity Interests which are the subject of such Monetization Transaction (and rights and interests usually and customarily related thereto, e.g., proceeds and dividends) and do not cover any other property or assets owned or acquired by the Borrower or any of its Subsidiaries, and (C) such Liens remain in existence only during the continuation of such Monetization Transaction;

(i)                   so long as no Default exists before and immediately after giving effect to any such Liens at the time the contractual obligation to grant such Liens is entered into by the Borrower or its Subsidiaries, Liens in favor of governmental entities on assets and properties financed thereby in respect of Indebtedness permitted to be incurred under Section 7.03(e);

(j)                   (i) so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists at the time such Lien is created, Liens on Securitization Assets arising out of the sale, assignment, pledge or transfer of Securitization Assets by the Borrower or any of its Subsidiaries to any Securitization Entity pursuant to a Receivables Securitization and (ii) so long as no

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Event of Default exists at the time such Lien is created, Liens created by the Borrower or any of its Subsidiaries pursuant to a pledge of the Equity Interests of any Securitization Entity in connection with a Receivables Securitization; and

(k)                 any other Liens on the property and assets of the Borrower and any of its Subsidiaries; provided, however, with respect to any Liens that secure Indebtedness of the Borrower or any Subsidiary, (i) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Borrower or any Subsidiary, if any, secured by Liens permitted by this subsection (k), plus (B) the amount of outstanding Indebtedness of the Subsidiaries permitted by Section 7.03(d) but not secured by Liens permitted under this subsection (k), plus (C) the amount of any other Indebtedness (as defined in the Parent Credit Agreement) incurred by any of the Parent Affiliated Companies, if any, and secured by Liens permitted by Section 7.01(k) of the Parent Credit Agreement (or any successor comparable provision), exceed in the aggregate at any time $300,000,000 and (ii) such Lien may only be incurred so long as no Event of Default exists at the time such Lien is created.

7.02             Investments.  Make any Investments, except:

(a)                 Investments

(i)            held by the Borrower or such Subsidiary in the form of cash and Cash Equivalents,

(ii)            made in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers, in each case consistent with past practices,

(iii)            Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, or other disputes with, customers and suppliers arising in the ordinary course of business or upon the foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment, in each case only to the extent reasonably necessary in order to prevent or limit loss,

(iv)            in any Special Entity, so long as in each case such Investments are (A) made in the ordinary course of business to fund operating expenses (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) of such Special Entity, (B) consistent with past practices of the Borrower, its Subsidiaries and such Special Entities and (C) either (I) not in excess of $25,000,000 in the aggregate at any time outstanding or (II) otherwise made pursuant to agreements, documents or other instruments pursuant to which the Borrower or such Subsidiary shall have a commitment to fund and in respect

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of which the Borrower shall, upon the request of the Administrative Agent, use commercially reasonable efforts to cause the Administrative Agent, for the benefit of itself and the other Lenders, to have a perfected first Lien within thirty (30) days (or such longer time period as the Administrative Agent may agree) following the date of any such Investment under this subclause (II) (and subject to an agreement among the Administrative Agent on behalf of the Lenders on the one hand, and the administrative agent on behalf of the lenders under the Parent Credit Agreement, on the other hand, regarding such Liens), but in no event shall the aggregate amount of all Investments made under this subclause (II) exceed $50,000,000;

(v)            Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business and consistent with past practices; and

(vi)            the CoBank Equities and any other stock or securities of, or Investments in, CoBank or investment services or programs;

(b)                 in addition to Investments permitted by subsection (a) preceding, Investments of any Subsidiary in the Borrower;

(c)                 in addition to Investments permitted by subsections (a) and (b) preceding, Investments of the Borrower or any Subsidiary in any Subsidiary (except Investments pursuant to this subsection (c) in a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period) so long as in each case such Investments are (i) made in the ordinary course of business to fund operating expenses of such Subsidiary (including, without limitation, purchases of inventory in the ordinary course of business and capital expenditures incurred in the ordinary course of business consistent with past practices but only to the extent they are Ordinary Capital Expenditures) and (ii) consistent with past practices of the Borrower and its Subsidiaries;

(d)                 in addition to Investments permitted by subsections (a), (b) and (c) preceding, Liens, Indebtedness, fundamental changes, Dispositions and Restricted Payments, in each case only as each is specifically permitted under Sections 7.01, 7.03, 7.04, 7.05 and 7.06, respectively, to the extent that any constitute Investments;

(e)                 so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists before and immediately after giving effect to any such Investment, Investments by the Borrower or any Subsidiary in a Securitization Entity pursuant to a Receivables Securitization, provided that such Investments are used exclusively for the purpose of financing or refinancing assets newly financed or refinanced under such Receivables Securitization;

(f)                   in addition to Investments permitted by subsections (a), (b), (c), (d) and (e) preceding, so long as (i) no Event of Default exists before and after giving effect to any such Investment and (ii) the Borrower is in pro-forma compliance with each of the

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covenants in Section 7.10 after giving effect to any such proposed Investment, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (f) in a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period); and

(g)                 in addition to Investments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Investment and (ii) Outstanding Amounts of all Committed Loans on any date of any Investment are not more than zero, the Borrower and its Subsidiaries may make any Investment (except Investments pursuant to this subsection (g) in a Securitization Entity and any of its Subsidiaries are not permitted unless such Investments are made during a Guaranty Release Period).

7.03             Indebtedness.  Solely with respect to any Subsidiary, create, incur, assume or suffer to exist any Indebtedness, except:

(a)                 Indebtedness under the Loan Documents;

(b)                 Indebtedness (including any Guarantees thereof) outstanding on the Effective Date and listed on Schedule 7.03 and any refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to accrued interest (but only such accrued interest scheduled to accrue and remain unpaid by its terms in accordance with the related debt instrument as in effect on the Effective Date) and a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder and (ii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewing or extending Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Borrower on a consolidated basis, such Person or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed or extended and the interest rate applicable to any such refinancing, refunding, renewing or extending Indebtedness does not exceed the then applicable market interest rate;

(c)                 loans to Subsidiaries made in accordance with the terms of Section 7.02(b) and (c);

(d)                 so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, Indebtedness of any Subsidiary up to a maximum amount outstanding at any one time of $300,000,000; provided that, notwithstanding the foregoing, in no event shall the sum of (i) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (d) (whether secured or unsecured), plus (ii) the amount of outstanding Indebtedness of the Borrower on a consolidated basis secured by Liens permitted by Section 7.01(k), plus (iii) without duplication, the amount of

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outstanding Indebtedness of the Subsidiaries of the Parent Company (other than the Borrower) permitted by Section 7.03(d) of the Parent Credit Agreement (or any successor comparable provision), exceed in the aggregate at any time, $300,000,000;

(e)                 so long as there exists no Default at the time of its incurrence, Indebtedness owed to governmental entities and authorized pursuant to and incurred under the American Recovery and Reinvestment Act of 2009 or other law for broadband infrastructure in any area of the United States, particularly in areas without sufficient access to high speed broadband service to facilitate economic development (collectively, a “Government Program”); provided that, notwithstanding the foregoing, in no event shall the aggregate amount of Indebtedness incurred as permitted by this subsection (e) together with (I) the aggregate amount of any programs permitted by Section 7.11 (without duplication) plus (II) the aggregate amount of Indebtedness or other funding (other than grants) incurred by any of the Parent Affiliated Companies (other than the Parent Company) in connection with a Government Program exceed in the aggregate at any time $500,000,000;

(f)                   Indebtedness of a Securitization Entity incurred in connection with a Receivables Securitization; provided that, in no event shall the outstanding principal amount of such Indebtedness exceed in the aggregate at any time $300,000,000;

(g)                 Indebtedness of the Borrower or any Subsidiary incurred under a Recourse Guaranty issued in connection with a Receivables Securitization, in an aggregate amount not to exceed $30,000,000; and

(h)                 so long as no Default exists before and after giving effect to the incurrence of any such Indebtedness, unsecured Indebtedness of the Borrower incurred after the Effective Date that is Guaranteed by any of its Subsidiaries up to a maximum amount outstanding at any one time of $300,000,000; provided that (i) such Indebtedness shall rank pari passu in right of payment with the Obligations, (ii) in no event shall the sum of (A) the amount of outstanding Indebtedness of the Subsidiaries permitted by this subsection (h), plus (B) without duplication, the amount of outstanding Indebtedness of the Subsidiaries of the Parent Company (other than the Borrower) permitted by Section 7.03(h) of the Parent Credit Agreement (or any successor comparable provision), exceed in the aggregate at any time, $300,000,000, (iii) such Indebtedness has a final maturity date equal to or later than 180 days after the Maturity Date, and (iv) such Indebtedness shall not contain covenants (including financial maintenance covenants), taken as a whole, that are materially tighter (or in addition to), with respect to the borrower of such Indebtedness and its Subsidiaries and any guarantor, than those contained in this Agreement on the date of issuance;

7.04             Fundamental Changes.  Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

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(a)                 any Subsidiary may merge, amalgamate or consolidate with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that (x) when any Guarantor is merging, amalgamating or consolidating with another Subsidiary, the continuing or surviving Person shall be the Guarantor or shall become a Guarantor concurrently with such transaction and (y) when any wholly-owned Subsidiary is merging with another Subsidiary, the continuing or surviving Person shall be the wholly-owned Subsidiary or shall become a wholly-owned Subsidiary concurrently with such transaction;

(b)                 any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary; provided that if the transferor in such a transaction is (i) a Guarantor, then the transferee must be only any of the Borrower, a Guarantor or another Subsidiary that becomes a Guarantor concurrently with such transaction and (ii) a wholly-owned Subsidiary, then the transferee must either be the Borrower or a wholly-owned Subsidiary;

(c)                 any Subsidiary that is not a Loan Party may liquidate or dissolve or change its legal form if the Borrower determines in good faith that such action is in the interest of the Borrower and its Subsidiaries;

(d)                 any consolidation of the Borrower with or merger of the Borrower into any other Person or Persons (whether or not affiliated with the Borrower), or successive consolidations or mergers to which the Borrower or its successor or successors shall be a party or parties, provided, however, that, the Borrower hereby consents and agrees that, upon any such consolidation or merger, the due and punctual payment of the principal of and interest on all of the Loans and the due and punctual performance and observance of all of the covenants, conditions and other obligations of this Agreement and the Notes to be performed and observed by the Borrower, shall be expressly assumed in an agreement satisfactory in form and substance to the Administrative Agent and the Lenders, executed and delivered to the Administrative Agent by the Person formed by such consolidation or merger, provided, further, that the Person formed by such consolidation or merger shall be a Person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and provided, further, that immediately before and after giving effect to any such transaction (and treating any Consolidated Funded Indebtedness or Sale and Leaseback Transaction which becomes an obligation of the resulting or surviving Person as a result of such transaction as having been incurred or entered into by such Person at the time of such transaction), no Default shall exist.  Unless the conditions prescribed above in this Section 7.04(d) are satisfied, no such consolidation or merger shall be permitted;

(e)                 the Borrower or any Subsidiary may merge with any other Person in order to effect an Investment expressly permitted pursuant to Sections 7.02(f) and (g); and

(f)                   with respect to any Subsidiary, (i) a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition expressly permitted pursuant to Section 7.05(c)(i), and (ii) Dispositions made in accordance with the terms of Section 7.05(c)(ii), or any of Sections 7.05(e), (f) or (g).

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7.05             Dispositions.  Make any Disposition or enter into any agreement to make any Disposition, except:

(a)                 Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business, and Dispositions of property deemed to be no longer useful in the conduct of the business of the Borrower or any of its Subsidiaries in the ordinary course of business and as determined in the Borrower’s commercially reasonable judgment;

(b)                 Dispositions of inventory and allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned, in each case, in the ordinary course of business;

(c)                 Dispositions of (i) any property of any Subsidiary to the Borrower or to a wholly-owned Subsidiary (except Dispositions pursuant to this subsection (c)(i) to a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period), provided that if the transferor of such property is a Guarantor, the transferee thereof must be only any of the Borrower, a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction; and (ii) any property of the Borrower or a wholly-owned Subsidiary to a Subsidiary or Special Entity (except Dispositions pursuant to this subsection (c)(ii) to a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period), provided further that (x) if the transferor of such property is a Guarantor, the transferee thereof must be a Guarantor or another wholly-owned Subsidiary that becomes a Guarantor concurrently with such transaction and (y) if there exists any Event of Default at the time of any such Disposition or as a result of giving effect to any such Disposition, such Disposition under subsection (ii) hereof must be sales of property on fair and reasonable terms, in the ordinary course of business and consistent with past practices;

(d)                 to the extent such transactions constitute Dispositions, (i) so long as no Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(f) or 8.01(g) exists before and immediately after giving effect to any such Dispositions, the transactions expressly permitted by Section 7.02(e) or otherwise constituting sales of Securitization Assets pursuant to a Receivables Securitization and (ii) the transactions expressly permitted by Sections 7.04(a), (b), (c) and (d) and 7.06;

(e)                 in addition to Dispositions permitted by subsections (a), (b), (c) and (d) preceding, so long as (i) no Default exists at the time the contractual obligation to make such Dispositions is entered into by the Borrower or its Subsidiaries, (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving effect to any such proposed Disposition, (iii) in each case such Disposition shall be for aggregate fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate) and (iv) such Disposition (or series of Dispositions) shall not be of all or substantially all of the assets of the Borrower, the Borrower and its

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Subsidiaries may make any Disposition (except Dispositions pursuant to this subsection (e) to a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);

(f)                   in addition to Dispositions permitted by subsections (a), (b), (c), (d) and  (e)  preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Dispositions, (ii) the Outstanding Amounts of all Committed Loans on any date of any Disposition are not more than zero and (iii) such Disposition is for fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate), the Borrower and its Subsidiaries may make any Disposition (except (x) Dispositions of all or substantially all of the assets of the Borrower are not permitted, and (y) Dispositions pursuant to this subsection (f) to a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period);

(g)                 in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) 100% of the Net Proceeds of each such Disposition are used by the Borrower immediately upon receipt thereof to prepay the Outstanding Amounts of all Committed Loans, and (ii) such Disposition is for fair value (which shall be the price at which the Board of Directors of the relevant Person shall have agreed to sell such assets in an arm’s length transaction to an independent third party buyer which is not an Affiliate), the Borrower and its Subsidiaries may make any Disposition (except (x) Dispositions of all or substantially all of the assets of the Borrower are not permitted, and (y) Dispositions pursuant to this subsection (g) to a Securitization Entity and any of its Subsidiaries are not permitted unless such Dispositions are made during a Guaranty Release Period); and

(h)                 in addition to Dispositions permitted by subsections (a), (b), (c), (d), (e), (f) and (g) preceding, Dispositions consisting of the sale of Cash Equivalents for cash.

provided, however, that in each case of subsections (a) through (g) above and notwithstanding anything in this Section 7.05 or otherwise herein or in any Loan Documents, each such Disposition shall be, in Borrower’s commercially reasonable judgment, for fair market value.

7.06             Restricted Payments.  Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(a)                 each Subsidiary may make Restricted Payments to the Borrower and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;

(b)                 the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;

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(c)                 the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

(d)                 repurchases in the ordinary course of business and consistent with past practices of Equity Interests in the Borrower or any Subsidiary of the Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of or tax withholding obligation with respect to such options or warrants;

(e)                 the Borrower may make Restricted Payments in the ordinary course of business and consistent with past practices pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries (i) in effect as of the Closing Date, or (ii) given in renewal or extension of previously existing stock option plans or other benefit plans, such renewals and extensions to be on similar terms to the existing plans, or (iii) granted in the ordinary course of business consistent with past practices and on similar terms as those stock option plans or other benefit plans in existence on the Closing Date;

(f)                   the Borrower may declare and make scheduled quarterly dividends approved by its board of directors provided that no such scheduled quarterly dividend shall exceed the amount of the scheduled quarterly dividend permitted to be declared and made by the Parent Company for such quarter under the Parent Credit Agreement;

(g)                 in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e) and (f) preceding, so long as (i) no Event of Default exists before and immediately after giving effect to any such Restricted Payment (provided that, notwithstanding the foregoing, solely in the case of dividends, such requirement shall only apply to the declaration of any such dividend and not to the payment of any such dividend), and (ii) the Borrower is in pro-forma compliance with each of the covenants in Section 7.10 after giving pro forma effect to any such proposed Restricted Payment on the date of payment or, in the case of dividends, the declaration thereof, the Borrower and its Subsidiaries may make any Restricted Payment at any time after such payment or, in the case of dividends, the declaration thereof; and

(h)                 in addition to Restricted Payments permitted by subsections (a), (b), (c), (d), (e), (f) and (g) preceding, so long as (i) no Event of Default under Section 8.01(a) exists before and immediately after giving effect to any such Restricted Payment and (ii) Outstanding Amounts of all Committed Loans on any date of any Restricted Payment are not more than zero, the Borrower and its Subsidiaries may make any Restricted Payment.

7.07             Transactions with Affiliates and Subsidiaries.

(a)                 Except in connection with any Receivables Securitization or as disclosed on Schedule 7.07, enter into, or permit to exist, any transaction of any kind with any Affiliate of the Borrower (excluding Subsidiaries, the Parent Company, Subsidiaries of the Parent Company or any Special Entity), whether or not in the ordinary course of

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business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, all as determined by the Borrower in its commercially reasonably judgment; or

(b)                 Enter into, or permit to exist, any transaction of any kind with (i) the Parent Company, (ii) any Subsidiary of the Parent Company, (iii) any Subsidiary that is not a wholly-owned Subsidiary or (iv) any Special Entity, in each case other than on fair and reasonable terms in the ordinary course of business consistent with past practices.

7.08             Burdensome Agreements.  Enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that:

(a)                 limits the ability of (i) any Subsidiary to Guarantee the Indebtedness of the Borrower under this Agreement and the Loan Documents, or (ii) the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on Equity Interests of the Borrower or any Subsidiary of the Borrower to secure all or a portion of the Obligations; provided, however, that the foregoing clauses (i) and (ii) shall not prohibit any Contractual Obligations that;

(A)                require a pari passu Guarantee concurrently with any Guaranty of any Subsidiary hereunder;
(B)                are restrictions or conditions binding on a Subsidiary in effect at any time any Person becomes a Subsidiary (but not any modification or amendment expanding the scope of any such restriction or condition) so long as such Contractual Obligations were not entered into in contemplation of such Person becoming a Subsidiary and the restriction or condition set forth in such Contractual Obligations do not apply to the Borrower or any other Subsidiary (except any Subsidiary of such Subsidiary);
(C)                are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 7.02 and applicable solely to such joint venture entered into in the ordinary course of business;
(D)                are customary restrictions contained in organizational documents of any Subsidiary that is not a Guarantor as of the Effective Date;
(E)                are customary restrictions in connection with any Lien to secure taxes, assessments and other governmental charges in respect of obligations not overdue (provided that any such restriction contained therein relates only to the asset or assets subject to such Lien);
(F)                 are customary restrictions and conditions contained in agreements related to any Receivables Securitization (provided that any

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such restriction or condition apply solely to (i) the Securitization Assets the subject of such Receivables Securitization and (ii) any applicable Securitization Entity, including any Equity Interests of such Securitization Entity);

(G)                arise under the Parent Credit Agreement;
(H)                arise under any document, instrument or agreement identified on Schedule 7.08 and any extension, renewal of, or any amendment or modification or (in the case of any such documents, instruments and agreements relating to Indebtedness) refinancing thereof, so long as the scope of any such restriction or condition is not expanded;
(I)                   apply by reason of any applicable Laws or are required by any Governmental Authority having jurisdiction over the Borrower or any Subsidiary;
(J)                 are customary restrictions that arise in connection with any Disposition permitted by Section 7.05 applicable pending such Disposition solely to the assets (including Equity Interests) subject to such Disposition; or
(K)                are restrictions or other conditions that limit the incurrence or assumption (including pursuant to merger, consolidation or acquisition) or maintenance of Liens on the Equity Interests of the Borrower or any Subsidiary of the Borrower unless such Contractual Obligation is secured equally and ratably with any other obligation, provided such Contractual Obligation is otherwise permitted by this Agreement; or

(b)                 causes any Material Subsidiary to become or remain subject to any restriction which could reasonably be expected to impair the Borrower’s ability to repay in full the Obligations, including without limitation, any restriction which would prohibit the distribution by any Material Subsidiary to the Borrower of proceeds from any direct or indirect Disposition of any business or property.

Notwithstanding the foregoing, neither the Borrower nor any of its Subsidiaries shall have any duty to comply with the requirements set forth in clause (a)(ii) above during a Guaranty Release Period.

7.09             Use of Proceeds.  Use the proceeds of any Committed Loan whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

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7.10             Financial Covenants.

(a)                 Consolidated Interest Coverage Ratio.  Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Borrower to be less than 3.00 to 1.00.

(b)                 Consolidated Leverage Ratio.  Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower occurring during the period set forth below to be greater than the ratios indicated for each period specified below:

Period	Ratios
From the Closing Date through December 31, 2015	3.75 to 1.00
From January 1, 2016 through the Effective Date	3.50 to 1.00
From the Effective Date through June 30, 2019	3.25 to 1.00
From July 1, 2019 and thereafter	3.00 to 1.00

7.11             Governmental Programs.  Incur or obtain any loans, advances or other similar funding (other than grants) under any Government Program, provided that, so long as either (i) there exists no Event of Default at the time of its incurrence, or (ii) (A) there exists no Event of Default under Section 8.01(a) before and immediately after giving effect to any such incurrence or receipt of such grants, loans, advances or other funding, and (B) the Outstanding Amounts of all Committed Loans on any date of any such incurrence or receipt of such grants, loans, advances or other funding are not more than zero, the Borrower may incur or obtain any such grants, loans, advances or other funding in an amount, when combined with the sum of (I) all other Indebtedness incurred under Section 7.03(e) (without duplication) plus (II) all other Indebtedness or other funding (other than grants) to any Parent Affiliated Companies (other than the Parent Company) in connection with any Government Program, that is not in excess of $500,000,000.

7.12             Anti-Corruption Laws; Sanctions.

(a)                 Directly or indirectly, use the proceeds of any Loan, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender,  Administrative Agent or otherwise) of Sanctions.

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(b)                 Directly or indirectly use the proceeds of any Committed Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, and other similar anti-corruption legislation in other jurisdictions.

7.13             Guarantees. Create, incur, assume or suffer to exist (a) any Guarantee of Indebtedness of the Borrower or of any Subsidiary if the guarantor of such Indebtedness is not Guarantor hereunder and (b) notwithstanding anything in Section 7.03, any Indebtedness that contains covenants, taken as a whole, that are materially tighter (or in addition to), with respect to any Subsidiaries that are not guarantors of such Indebtedness, than those contained in this Agreement with respect to the Subsidiaries that are not Loan Parties.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES

8.01             Events of Default.  Any of the following shall constitute an Event of Default:

(a)                 Non-Payment.  The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan, or (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b)                 Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03, 6.05(a) (solely with respect to the Borrower), 6.10, or 6.11 or Article VII; or

(c)                 Other Defaults.  Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) the date a Responsible Officer of the such Loan Party has knowledge of such failure and (ii) the delivery date of written notice thereof to such Loan Party from the Administrative Agent; or

(d)                 Representations and Warranties.  Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall not be true and correct in any material respect when made or deemed made (or, to the extent any such representation, warranty, certification or statement of fact is qualified as to “materiality” or “Material Adverse Effect”, such representation, warranty, certification or statement of fact shall not be true and correct in all respects); or

(e)                 Cross-Default.  (i) The Borrower or any Subsidiary (A) fails to make any payment when due beyond the applicable grace period with respect thereto (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an outstanding aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any

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combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of any Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an involuntary offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount (unless such Swap Contract is in connection with a Monetization Transaction for which the Swap Termination Value may be satisfied by the delivery of the underlying Specified Equity Interests related to such Monetization Transaction); or

(f)                   Insolvency Proceedings, Etc.  Any Loan Party or any Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g)                 Inability to Pay Debts; Attachment.  (i) Any Loan Party or any Material Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h)                 Judgments.  There is entered against any Loan Party or any Subsidiary (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage), or (ii) any one or more

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non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i)                   ERISA.  (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or

(j)                   Invalidity of Loan Documents.  Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations and termination of the Aggregate Commitments, ceases to be in full force and effect; or any Loan Party or any Affiliate contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke, terminate or rescind any provision of any Loan Document; or

(k)                 Change of Control.  There occurs any Change of Control.

8.02             Remedies Upon Event of Default.  If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a)                 declare the commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(b)                 declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c)                 exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

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8.03             Application of Funds.  After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Section 2.12, be applied by the Administrative Agent in the following order (to the fullest extent permitted by applicable Laws):

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (excluding principal and interest but including fees, charges and disbursements of counsel to the Administrative Agent to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders to the extent the Borrower is obligated to reimburse such amounts in accordance with the Loan Documents, and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this subsection Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this subsection Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Obligations then owing under Guarantied Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this subsection Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

Notwithstanding the foregoing, Obligations arising under Guarantied Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received a Guarantied Party Designation Notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.  Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE IX.
ADMINISTRATIVE AGENT

9.01             Appointment and Authority.  Each of the Lenders hereby irrevocably appoints CoBank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof,

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together with such actions and powers as are reasonably incidental thereto.  Except to the extent set forth in Section 9.06 and Section 9.10, the  provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02             Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03             Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties shall be administrative in nature.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)                 shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)                 shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c)                 shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

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The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith, fraud or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04             Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05             Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent.  The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub‑agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub agents.

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9.06             Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, and, so long as no Event of Default has occurred and is continuing, with the approval of the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders (with, if applicable, the consent of the Borrower) and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments or other amounts then owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint (with, if applicable, the consent of the Borrower) a successor Administrative Agent as provided for above in this Section 9.06.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring Administrative Agent as of the effective date of such resignation) shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub‑agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07             Non-Reliance on Administrative Agent and Other Lenders.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

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9.08             No Other Duties, Etc.  Anything herein to the contrary notwithstanding, CoBank, as the Lead Arranger and Sole Bookrunner have no powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

9.09             Administrative Agent May File Proofs of Claim.  In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be (to the fullest extent permitted by applicable Laws) entitled and empowered, by intervention in such proceeding or otherwise:

(a)                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.07 and 10.04) allowed in such judicial proceeding; and

(b)                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.07 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10             Guaranty Matters.  The Lenders irrevocably authorize the Administrative Agent to release any Guarantor from its obligations under the Guaranty if (a) the Guaranty Release Date occurs or (b) such Person ceases to be a Material Domestic Subsidiary as a result of a transaction permitted under the Loan Documents. Upon delivery of a certificate of a Responsible Officer to the Administrative Agent certifying that (x)(i) the Guaranty Release Date has occurred or (ii) such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents, as applicable, and (y) no Default exists and is continuing, such Guarantor shall be automatically released from the Guaranty.  Upon release of any Person pursuant to this Section

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9.10, the Administrative Agent shall (to the extent applicable) deliver to the Borrower, upon the Borrower's request and at the Borrower's reasonable expense, such documents as may be reasonably necessary to evidence the release of such Person from its obligations under the Loan Documents.  Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent's authority to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10.

9.11             Guarantied Hedge Agreements.  No Hedge Bank that obtains the benefits of Section 8.03 or the Guaranty by virtue of the provisions hereof or of the Guaranty shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Guarantied Hedge Agreements unless the Administrative Agent has received a Guarantied Party Designation Notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank, as the case may be.

ARTICLE X.
MISCELLANEOUS

10.01         Amendments, Etc.  Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower  or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)                 extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent in Sections 4.01, 4.02 or 4.03 or of any Default, mandatory prepayment or mandatory reduction of the Aggregate Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(b)                 postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(c)                 reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to subsection (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the

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consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d)                 change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(e)                 change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or

(f)                   release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release shall be made in accordance with the terms of Section 9.10, including evidence of such release made by the Administrative Agent acting alone);

and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitment or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders, except increasing such Defaulting Lender’s Commitment or extending date fixed hereunder for payment).

Notwithstanding the foregoing or any other provision in this Agreement or any other Loan Document to the contrary, if the Administrative Agent and the Borrower identify any ambiguity, omission, mistake, typographical error, inconsistency or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent  and the Borrower are permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error, inconsistency or other defect; provided that, no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Lender hereunder without the prior written consent of the Administrative Agent or the applicable Lender, as the case may be.

10.02         Notices; Effectiveness; Electronic Communication.

(a)                 Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail as follows, and all notices and

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other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i)            if to the Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(ii)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)                 Electronic Communications.  Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e‑mail and Internet or intranet websites) pursuant to procedures mutually agreed to by the Borrower and the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing subsection (i) of notification that such notice or communication is available and identifying the website address therefor; provided that if such notice or other communication is not sent during the normal business hours of the

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recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)                 The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d)                 Change of Address, Etc.  Each of the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)                 Reliance by Administrative Agent and Lenders.  The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including

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telephonic or electronic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

10.03         No Waiver; Cumulative Remedies; Enforcement.  No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in subsections (b), (c) and (d) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04         Expenses; Indemnity; Damage Waiver.

(a)                 Costs and Expenses.  The Borrower shall pay (i) all reasonable and invoiced out‑of‑pocket fees and expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of a single counsel for the Administrative Agent in reasonable detail, and one local counsel in each relevant jurisdiction), in connection with the syndication of the credit facilities

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provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all reasonable and invoiced out‑of‑pocket expenses incurred by the Administrative Agent, any Lender (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, one additional counsel on behalf of the Lenders and one local counsel in each relevant jurisdiction), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b)                 Indemnification by the Borrower.  The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee, (y) result from any dispute solely among Indemnitees, other than claims against an Indemnitee in its capacity or fulfilling its role as the Administrative Agent, an Arranger or similar role under the Loan Documents and other than any claims arising directly or indirectly as a result of any act or omission by the Borrower or any Subsidiary or (z) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if

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the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)                 Reimbursement by Lenders.  To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent but without affecting the Borrower’s reimbursement obligations hereunder, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of the Administrative Agent acting for the Administrative Agent (or any such sub-agent) in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(d).

(d)                 Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)                 Payments.  All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.

(f)                   Survival.  The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

10.05         Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any

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proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall, to the fullest extent possible under the provisions of applicable Laws, be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under subsection (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06         Successors and Assigns.

(a)                 Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                 Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)            Minimum Amounts.

(A)                in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)                in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the

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Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)            Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)            Required Consents.  No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)                the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within fifteen (15)  Business Days after having received notice thereof; and
(B)                the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv)            Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with payment of a processing and recordation fee in the amount of $3,500 (which such payment is not the responsibility of the Borrower); provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)            No Assignment to Certain Persons.  No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon

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becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).

(vi)            Certain Additional Payments.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.  Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.

(c)                 Register.  The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office

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a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be prima facie evidence, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)                 Participations.  Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under paragraph (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01, unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 3.01(e) as though it were a Lender.  Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable

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efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Notwithstanding the preceding paragraph, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $5,000,000, (ii) has been designated as a voting Participant (a “Voting Participant”) in a written notice (a “Voting Participant Notice”) sent by the relevant Lender (or the existing Voting Participant, as applicable) to the Borrower and the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Borrower and the Administrative Agent (such Borrower and Administrative Agent consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 10.06(b)) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by Lenders, and the voting rights of the selling Lender (or selling existing Voting Participant, as applicable) shall be correspondingly reduced, on a dollar-for-dollar basis.  To be effective, each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption and the Dollar amount of the participation purchased.  Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant in Schedule 10.06 shall be a Voting Participant without delivery of a Voting Participation Notice and without the prior written consent of the Borrower or the Administrative Agent.  The selling Lender (or selling existing Voting Participant, as applicable) and the purchasing Voting Participant shall notify the Administrative Agent within three Business Days of any termination, reduction or increase of the amount of, such participation.  The Administrative Agent shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto.  The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

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(e)                 Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or to the Federal Farm Credit Banks Funding Corporation; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

10.07         Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07 or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and customary information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is not identified as “PUBLIC” pursuant to Section 6.02 or is otherwise clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care

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to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including United States Federal and state securities Laws.

10.08         Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.   The rights of each Lender and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have.  Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09         Interest Rate Limitation.  Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”).  If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

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10.10         Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.03, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging (e.g., “pdf” or “tif”) means shall be effective as delivery of a manually executed counterpart of this Agreement.

10.11         Survival of Representations and Warranties.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Committed Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

10.12         Severability.  If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions.  The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent or the Lenders, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13         Replacement of Lenders.  If (i) any Lender requests compensation under Section 3.04, (ii) if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iii) if any Lender is a Defaulting Lender, or (iv) any Lender fails to consent to any amendment to this Agreement as requested by the Borrower which requires the consent of all Lenders (or all of the Lenders affected thereby) and which is consented to by the Required Lenders, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its rights to payments of existing claims pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall

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assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                 the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b) (unless such fee shall have been waived by the Administrative Agent in the Administrative Agent’s sole discretion);

(b)                 such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c)                 in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(d)                 such assignment does not conflict with applicable Laws; and

(e)                 if the replacement of a Lender is being made pursuant to subsection (iv) above, the replacement Lender shall have consented to such requested amendment.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14         Governing Law; Jurisdiction; Etc.

(a)                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)                 SUBMISSION TO JURISDICTION.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR

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PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)                 WAIVER OF VENUE.  THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION 10.14.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)                 SERVICE OF PROCESS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02.  NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.15         Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16         No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that:  (i) (A) the arranging and other services regarding this Agreement provided by CoBank, as the Lead Arranger, the Administrative Agent and the Lenders are arm’s-length commercial transactions between the

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Borrower and its Affiliates, on the one hand, and the Administrative Agent, CoBank, as the Lead Arranger and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of CoBank, as the Lead Arranger, the Administrative Agent and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) none of CoBank, as the Lead Arranger, the Administrative Agent nor any of the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) CoBank, as the Lead Arranger, the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of CoBank, as the Lead Arranger, the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against CoBank, as the Lead Arranger, and the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17         Electronic Execution of Assignments and Certain Other Documents.  The words “execute,” “execution,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other modifications, Committed Loan Notices, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

10.18         PATRIOT Act.  Each Lender that is subject to Anti-Terrorism Laws, including the Patriot Act, and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantors, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with such Act.  As provided in Section 7.12, the Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, including the Patriot Act.

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10.19         Time of the Essence.  Time is of the essence of the Loan Documents.

10.20         Designation as Senior Debt.  All Obligations shall be “Designated Senior Indebtedness” for purposes of any public indebtedness of the Borrower and its Subsidiaries issued after the Closing Date.

10.21         FCC Approval.  Notwithstanding anything to the contrary contained in this Agreement or in the other Loan Documents, neither the Administrative Agent nor any Lender will take any action pursuant to this Agreement or any of the other Loan Documents, which would constitute or result in a change in control of the Borrower or any of its Subsidiaries requiring the prior approval of the FCC without first obtaining such prior approval of the FCC.  After the occurrence of an Event of Default, the Borrower shall take or cause to be taken any action which the Administrative Agent may reasonably request in order to obtain from the FCC such approval as may be necessary to enable the Administrative Agent to exercise and enjoy the full rights and benefits granted to the Administrative Agent, for the benefit of the Lenders by this Agreement or any of the other Loan Documents, including, at the Borrower’s cost and expense, the use of the Borrower’s best efforts to assist in obtaining such approval for any action or transaction contemplated by this Agreement or any of the other Loan Documents for which such approval is required by Law.

10.22         Entire Agreement.  THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

10.23         Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time the Guaranty under the Loan Documents, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under its Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 10.23 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.24         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to

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the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)                 the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)                 the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

10.25         Effectiveness of Amendment and Restatement; No Novation.  The amendment and restatement of the Existing Credit Agreement pursuant to this Agreement shall be effective on the Effective Date.  All obligations and rights of the Loan Parties, the Administrative Agent and the Lenders arising out of or relating to the period commencing on the Effective Date shall be governed by the terms and provisions of this Agreement; the obligations and rights of the Loan Parties, the Administrative Agent and the Lenders arising out of or relating to the period prior to the Effective Date shall continue to be governed by the Existing Credit Agreement without giving effect to the amendment and restatement provided for herein.  This Agreement shall not constitute a novation or termination of the Loan Parties’ obligations under the Existing Credit Agreement or any document, note or agreement executed or delivered in connection therewith, but shall constitute an amendment and restatement of the obligations and covenants of the Loan Parties under such documents, notes and agreements, and the Loan Parties hereby reaffirm all such obligations and covenants, as amended and restated hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

UNITED STATES CELLULAR CORPORATION

By:	/s/ Steve T. Campbell
Steven T. Campbell
Executive Vice President - Finance, Chief Financial Officer and
Treasurer

By:	/s/ Peter L. Sereda
Peter L. Sereda
Authorized Representative, and Senior Vice President - Finance and
Treasurer of Telephone and Data Systems, Inc. Parent Company of
Borrower

COBANK, ACB, as Administrative Agent and
as a Lender

By:	/s/ Andy Smith
Name:	Andy Smith
Title:	Vice President

1st FARM CREDIT SERVICES, FLCA, as a Voting Participant

By:	/s/ Dale A. Richardson
Name:	Dale A. Richardson
Title:	Vice President, Capital Markets Group

AGCHOICE FARM CREDIT, ACA, on
behalf of itself and its wholly-owned
subsidiaries, AgChoice Farm Credit, FLCA,
and AgChoice Farm Credit, PCA, as a Voting Participant

By:	/s/ Joshua L. Larock
Name:	Joshua L. Larock
Title:	Vice President

AGFIRST FARM CREDIT BANK, as a
Voting Participant

By:	/s/ Michael C. Hawkins
Name:	Michael C. Hawkins
Title:	Assistant Vice President

AGSTAR FINANCIAL SERVICES, FLCA, as a Voting Participant

By:	/s/ Timothy F. McNamara
Name:	Timothy F. McNamara
Title:	AVP Capital Markets

AMERICAN AGCREDIT, FLCA, as a Voting Participant

By:	/s/ Bradley K. Leafgren
Name:	Bradley K. Leafgren
Title:	Vice President

BADGERLAND FINANCIAL, FLCA, as a Voting Participant

By:	/s/ Anthony G. Endres
Name:	Anthony G. Endres
Title:	AVP - Capital Markets

FARM CREDIT BANK OF TEXAS, as a
Voting Participant

By:	/s/ Nicholas King
Name:	Nicholas King
Title:	Vice President

FARM CREDIT MID-AMERICA, FLCA, as a Voting Participant

By:	/s/ Ralph M. Bowman
Name:	Ralph M. Bowman
Title:	Vice President

FARM CREDIT WEST, FLCA, as a Voting Participant

By:	/s/ Ben Madonna
Name:	Ben Madonna
Title:	Vice President

FARM CREDIT SERVICES OF AMERICA, FLCA, as a Voting Participant

By:	/s/ Ben Fogle
Name:	Ben Fogle
Title:	Vice President

GREENSTONE FARM CREDIT, FLCA, as a Voting Participant

By:	/s/ Shane Prichard
Name:	Shane Prichard
Title:	Lending Officer

MIDATLANTIC FARM CREDIT, FLCA, as a Voting Participant

By:	/s/ James E. May
Name:	James E. May
Title:	Vice President

UNITED FCS, FLCA d/b/a FCS COMMERCIAL FINANCE GROUP, as a
Voting Participant

By:	/s/ Chanphisit Ly
Name:	Chanphisit Ly
Title:	Sr. Credit Analyst

SCHEDULE 1.01

SPECIAL ENTITIES; NON-SUBSIDIARY VARIABLE INTEREST ENTITIES

Entities that are not and never have been Variable Interest Entities:

Allentown SMSA Limited Partnership
Farmers Cellular Telephone Company, Inc.

Farmers Mutual Cellular Telephone Company, Inc.
Fresno MSA Limited Partnership

Jefferson Cellular Telephone Company, Inc.
Los Angeles SMSA Limited Partnership
Madison SMSA Tower Holdings LLC

Oklahoma City SMSA Limited Partnership
Oklahoma City SMSA Tower Holdings LLC
Pennsylvania RSA 1 Limited Partnership
Pennsylvania RSA No. 6(I) Limited Partnership
Pennsylvania RSA No. 6(II) Limited Partnership

Redding MSA Limited Partnership
Relay Ventures Parallel Fund III LP

Texas RSA 6 Limited Partnership
Texas RSA 6 Tower Holdings, LP
Venus Cellular Telephone Company, Inc.

Entities that previously were and continue to be Variable Interest Entities where Borrower ONLY has contractual rights but NO equity interest (1):

King Street Wireless, Inc., the general partner of King Street Wireless, L.P.

Frequency Advantage, L.P., the general partner of Advantage Spectrum, L.P.

Entities that previously were and continue to be Variable Interest Entities where Borrower has contractual rights AND an equity interest (2):

King Street Wireless, L.P.

Advantage Spectrum, L.P.

Entities that previously were NOT Variable Interest Entities BUT are now Variable Interest Entities due to changes in GAAP (3):

Iowa RSA No. 9 Limited Partnership
Iowa RSA No. 12 Limited Partnership

___________________

(1)          Such entities are Non-Subsidiary Variable Interest Entities (Borrower does not have any equity interest in such entity, but such entity was a variable interest entity under GAAP prior to the changes made to GAAP on January 1, 2016 and continues to be a variable interest entity under GAAP on and after January 1, 2016)

(2)          Such entities are Non-Subsidiary Variable Interest Entities (Borrower has an equity interest in such entity (as set forth on Schedule 5.13); such entity was a variable interest entity under GAAP prior to the changes made to GAAP on January 1, 2016 and continues to be a variable interest entity under GAAP on and after January 1, 2016)

(3)          As of January 1, 2016, such entities are Non-Subsidiary Variable Interest Entities  due to the changes made to GAAP on January 1, 2016 (but were not Variable Interest Entities prior to the changes made to GAAP on January 1, 2016)

SCHEDULE 2.01

COMMITMENTS
AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
CoBank, ACB	$225,000,000	100.00%

SCHEDULE 5.05

UNITED STATES CELLULAR CORPORATION

SUPPLEMENT TO INTERIM FINANCIAL STATEMENTS

(1)   Certain Subsidiaries of Borrower have guaranteed the obligations of Borrower under the $300,000,000 Revolving Credit Agreement with Toronto Dominion (Texas), LLC, as Administrative Agent.

(2)      Certain Subsidiaries of Borrower have guaranteed the obligations of Borrower under the subject Term Loan with CoBank.

(3)      Certain Subsidiaries of Borrower have surety bonds, the value of which at April 30, 2016 is $12,323,000.

(4)      As set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015 under “Contractual and Other Obligations”, the Borrower and its subsidiaries had obligations of $1,203.5 million under operating leases that are not on the balance sheet.  There has not been a material change in such obligations since December 31, 2015.  This includes future lease costs related to office space, retail sites, cell sites and equipment.

(5)      As set forth in the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2015 under “Contractual and Other Obligations”, the Borrower and its subsidiaries had obligations of $1,087.1 million for purchase obligations that are not on the balance sheet.  There has not been a material change in such obligations since December 31, 2015.  This includes obligations payable under non-cancellable contracts, commitments for network facilities and transport services, agreements for software licensing, long-term marketing programs, and agreements with Apple to purchase certain minimum quantities of Apple iPhone products and fund marketing programs related to the Apple iPhone and iPad products.

SCHEDULE 5.13

SUBSIDIARIES;
OTHER EQUITY INVESTMENTS:
GUARANTORS

Part (a).Subsidiaries.

The following companies identified on Exhibit 21 to the Borrower's 10-K for the fiscal year ended December 31, 2015 should no longer be included as Subsidiaries:

None

The following companies should be added to the list of Subsidiaries identified on Exhibit 21 to the Borrower's 10-K for the fiscal year ended December 31, 2015:

None

The Borrower indirectly owns less than 100% of the following subsidiaries listed on Exhibit 21 to the Borrower's 10-K for the fiscal year ended December 31, 2015:

Bangor Cellular Telephone, L.P. (1) – 97.5723% interest
Cedar Rapids Cellular Telephone, L.P.(1) – 96.7636% interest
Community Cellular Telephone Company – 61.36% interest
Dubuque Cellular Telephone, L.P.(1) – 97.5515% interest
Indiana RSA No. 4 Limited Partnership(1) – 85.714% interest
Indiana RSA No. 5 Limited Partnership(1) – 66.67% interest
Jacksonville Cellular Partnership – 97.567257% interest
Jacksonville Cellular Telephone Company - 97.567257% interest
Kansas #15 Limited Partnership(1) – 75% interest
Kenosha Cellular Telephone, L.P.(1) – 99.3223%
Madison Cellular Telephone Company – 92.5% interest
New York RSA 2 Cellular Partnership – 57.1428% interest
Racine Cellular Telephone Company – 96.0833% interest
St. Lawrence Seaway RSA Cellular Partnership – 60% interest
Texahoma Cellular Limited Partnership(1) – 78.45135% interest
Western Sub-RSA Limited Partnership(1) – 98.2353% interest
Wilmington Cellular Partnership – 98.82064% interest
Wilmington Cellular Telephone Company - 98.82064% interest
Yakima MSA Limited Partnership(1) – 87.8085% interest

____________________

(1)          As of January 1, 2016, this Subsidiary is a Variable Interest Entity (but was not a variable interest entity prior to the changes made to GAAP on January 1, 2016)

Part (b).Other Equity Investments.

Advantage Spectrum, L.P.(2) – 90% interest

Allentown SMSA Limited Partnership – 8.12% interest
Aquinas Wireless, L.P.(2) – 90% interest

Farmers Cellular Telephone Company, Inc. – 49% interest

Farmers Mutual Cellular Telephone Company, Inc. – 49% interest
Fresno MSA Limited Partnership – 1.9% interest
Iowa RSA No. 9 Limited Partnership(3) – 15.001% interest
Iowa RSA No. 12 Limited Partnership(3) – 24.5% interest
Jefferson Cellular Telephone Company, Inc. – 49% interest
King Street Wireless, L.P.(2) – 90% interest
Los Angeles SMSA Limited Partnership – 5.5% interest
Madison SMSA Tower Holdings LLC – 4.938% interest

Oklahoma City SMSA Limited Partnership – 14.6% interest
Oklahoma City SMSA Tower Holdings LLC – 14.6% interest
Pennsylvania RSA 1 Limited Partnership – 9.80% interest
Pennsylvania RSA No. 6(I) Limited Partnership – 8.17% interest
Pennsylvania RSA No. 6(II) Limited Partnership – 8.17% interest

Redding MSA Limited Partnership – 2.9% interest
Relay Ventures Parallel Fund III LP – 4.5% interest

Texas RSA 6 Limited Partnership – 13.5% interest
Texas RSA 6 Tower Holdings, LP – 13.5% interest
Venus Cellular Telephone Company, Inc. – 49% interest

CoBank Capital Participation Certificate - $ 194,024.04 as of April 30, 2016 (relating to Term Loan Credit Agreement between CoBank and Borrower)
CoBank Capital Participation Certificate - $ 85,300.00 as of April 30, 2016 (relating to USCOC of Pennsylvania RSA No. 10-B2, Inc.)
Rural Telephone Finance Cooperative (RTFC) Capital Participation Certificate - $ 29,754.59 as of April 30, 2016 (relating to USCOC of Pennsylvania RSA No. 10-B2, Inc.)

____________________

(2)          Such entity is a Non-Subsidiary Variable Interest Entity (Borrower has an equity interest in such entity (as set forth above); such entity was a variable interest entity under GAAP prior to the changes made to GAAP on January 1, 2016 and continues to be a variable interest entity under GAAP on and after January 1, 2016)

(3)          As of January 1, 2016, this entity is a Non-Subsidiary Variable Interest Entity  due to the changes made to GAAP on January 1, 2016 (but was not a Variable Interest Entity prior to the changes made to GAAP on January 1, 2016)

Part (c).Guarantors.

CellVest, Inc.

USCC Distribution Co., LLC

USCC Financial L.L.C.

USCC Services, LLC

USCC Purchase, LLC

USCC Real Estate Corporation

Barat Wireless, Inc.

Carroll PCS, Inc.

Hardy Cellular Telephone Company

Humphreys County Cellular, Inc.

Iowa RSA #3, Inc.

Iowa RSA #12, Inc.

McDaniel Cellular Telephone Company

USCC Wireless Investment, Inc.

USCOC of Oregon RSA #5, Inc.

USCOC of Washington-4, Inc.

Vermont RSA No. 2-B2, Inc.

United States Cellular Investment Company, LLC
Eastern North Carolina Cellular Joint Venture

SCHEDULE 7.01

UNITED STATES CELLULAR CORPORATION

EXISTING LIENS

NONE.

SCHEDULE 7.03

EXISTING INDEBTEDNESS

As of April 30, 2016
(Dollars in thousands)
Borrower Subsidiaries—

Obligation on capital leases of Subsidiaries	$2,200

Total debt recorded in books of Subsidiaries	$2,200

(1)         Certain Borrower Subsidiaries have surety bonds, the value of which at April 30, 2016 is $12,323,000.

(2)        With respect to each of the Special Entities King Street Wireless, L.P., Aquinas Wireless, L.P. and Advantage Spectrum, L.P. that are limited partnerships identified on Schedule 1.01, USCC Wireless Investment, Inc., as a limited partner, is obligated to purchase the partnership interest of the respective general partner upon the exercise by such general partner of its right to require the limited partner to purchase such interest (the “Purchase Obligation”).  With respect to King Street Wireless, L.P. and Aquinas Wireless, L.P., United States Cellular Corporation and the sole shareholder of each general partner, Allison DiNardo, have entered into an Investment Agreement pursuant to which United States Cellular Corporation has agreed to take “all necessary action to ensure that all of USCC Wireless’ covenants” in the applicable partnership agreement “are performed,” including each Purchase Obligation.  Thus, United States Cellular Corporation has guaranteed USCC Wireless’ payment obligation under the Purchase Obligation.  There is no similar investment agreement with respect to Advantage Spectrum, L.P.  The value of the Purchase Obligation  as of April 30, 2016 was $1,770,000.

SCHEDULE 7.07

EXISTING TRANSACTIONS WITH AFFILIATES

NONE.

SCHEDULE 7.08

EXISTING MATERIAL DEBT INSTRUMENTS

Borrower:

Subordinated Indenture dated September 16, 2013 between Borrower and the Bank of New York Mellon Trust Company (“Trustee”) (no debt currently issued under this instrument)

Senior Indenture dated June 1, 2002, between Borrower and Trustee, including the following supplemental indentures pursuant to which debt is currently outstanding:

Third Supplemental Indenture and Form of Note re initial offering of 6.7% Senior Notes due 2033 in the principal amount of $444,000,000

Fifth Supplemental Indenture and Form of Note re additional offering of 6.7% Senior Notes due 2033 in the principal amount of $100,000,000

Sixth Supplemental Indenture and Form of Note re 6.95% Senior Notes due 2060 in the principal amount of $275,000,000

Seventh Supplemental Indenture and Form of Note re 7.25% Senior Notes due 2063 in the principal amount of $300,000,000

Eighth Supplemental Indenture and Form of Note re 7.25% Senior Notes due 2064 in the principal amount of $225,000,000

$300,000,000 Revolving Credit Agreement dated as of the date hereof (“Credit Agreement”) among the Borrower and the lenders named therein, and Toronto Dominion (Texas) LLC, as Administrative Agent

Subsidiaries:

The “Obligation on capital leases of Subsidiaries” of $2,200,000 as set forth on Schedule 7.03, which is incorporated by reference herein.

SCHEDULE 10.02

ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

BORROWER:

UNITED STATES CELLULAR CORPORATION
c/o Telephone and Data Systems, Inc. (“TDS”)
30 N. LaSalle, Suite 4000
Chicago, IL 60602
Attention:  John M. Toomey, Vice President and Assistant Treasurer of TDS
Telephone: 312-592-5328

Facsimile: 608-830-5530
Electronic Mail:  John.Toomey@tdsinc.com

Website Address:  www.uscellular.com
U.S. Taxpayer Identification Number: 62-1147325

With a copy to (which shall not constitute notice)

UNITED STATES CELLULAR CORPORATION
8410 West Bryn Mawr Avenue
Chicago, Illinois  60631
Attention:  Steven T. Campbell, Executive Vice President – Finance, Chief Financial Officer and Treasurer
Telephone: 773-399-4850

Facsimile: 773-399-8959
Electronic Mail:  steve.campbell@uscellular.com
Website Address:  www.uscellular.com

SIDLEY AUSTIN LLP
One S. Dearborn Street
Chicago, Illinois  60603
Attention:  Stephen P. Fitzell, General Counsel of U.S. Cellular
Telephone:  (312) 853-7379
Facsimile:   (312) 853-7036
Electronic Mail:  sfitzell@sidley.com

and

SIDLEY AUSTIN LLP
One S. Dearborn Street
Chicago, Illinois  60603
Attention:  William S. DeCarlo, General Counsel of TDS
Telephone:  (312) 853-6094
Facsimile:   (312) 853-7036
Electronic Mail:  wdecarlo@sidley.com

ADMINISTRATIVE AGENT:

COBANK, ACB
5500 South Quebec Street

Greenwood Village, Colorado 80111

Attention:  Communications Banking Group

Telephone (303) 740-4000

Telecopy (303) 224-2718

With a copy to (which shall not constitute notice)

COBANK, ACB
5500 South Quebec Street

Greenwood Village, Colorado 80111
Attention: Syndication Loan Accounting

Fax No.: (303) 740-4021
Telephone No.: (303) 740-6447

E-Mail:  agency@cobank.com

SCHEDULE 10.06

VOTING PARTICIPANTS

  1st Farm Credit Services, FLCA
  AgChoice Farm Credit, ACA, on behalf of itself and its wholly-owned subsidiaries, AgChoice Farm Credit, FLCA, and AgChoice Farm Credit, PCA
  AgFirst Farm Credit Bank
  AgStar Financial Services, FLCA
  American AgCredit, FLCA
  Badgerland Financial, FLCA
  Farm Credit Bank of Texas
  Farm Credit Mid-America, FLCA
  Farm Credit West, FLCA
  Farm Credit Services of America, FLCA
  GreenStone Farm Credit ACA/FLCA
  MidAtlantic Farm Credit, FLCA
  United FCS, FLCA d/b/a FCS Commercial Finance Group

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date:  ___________, 20__

To:         CoBank, ACB, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among United States Cellular Corporation, a Delaware corporation (the “Borrower”), CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

The undersigned hereby requests (select one):

[ ] A Borrowing of Committed Loans[ ]  A conversion or continuation of Loans

  On _________________________________ (a Business Day).
  In the amount of $__________________.
  Comprised of _________________________.  [Type of Committed Loan requested]
  For Eurodollar Rate Loans:  with an Interest Period of _______ months.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

UNITED STATES CELLULAR CORPORATION

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT B

FORM OF NOTE

_____________, 20__

FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or its registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, CoBank, ACB, as the Administrative Agent and a Lender and the Lenders from time to time party thereto.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein.  Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement.  Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

UNITED STATES CELLULAR CORPORATION

By:
Name:
Title:

By:
Name:
Title:

LOANS AND PAYMENTS

WITH RESPECT THERETO

Date	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

Financial Statement Date:  _____________, 20___

To:CoBank, ACB, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among United States Cellular Corporation, a Delaware corporation (the “Borrower”), CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

The undersigned Responsible Officer of the Borrower hereby certifies as of the date hereof that he/she is the __________________________________________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate (this “Certificate”) to the Administrative Agent on the behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

  The Borrower has delivered the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

  The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date.  Such financial statements fairly present in all material respects the financial condition, results of operations, common stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP for the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes.
  The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower and its Subsidiaries during the accounting period covered by such financial statements.
  A review of the activities of the Loan Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Loan Parties performed and observed all of their respective Obligations under the Loan Documents, and

[select one:]

[as of the date of this certificate, to the best knowledge of the undersigned, during such fiscal period each of the Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

--or--

[as of the date of this certificate, to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

  The financial covenant analyses and information set forth on Schedules 1, 2 and 3 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.

[5.  Pursuant to Section 1.06 of the Agreement, Consolidated EBITDA is being adjusted on a Pro Forma Basis with respect to (a) [describe acquisition] (a “Specified Acquisition”)  and/or (b) [describe Disposition] (a “Specified Disposition”).]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of ________________________, ________.

UNITED STATES CELLULAR CORPORATION

By:
Name:
Title:

By:
Name:
Title:

SCHEDULE 1
to the Compliance Certificate
($ in 000’s)

For the Quarter/Year ended ___________________ (the “Statement Date”)

I.	Section 7.10(a) – Consolidated Interest Coverage Ratio.

	A.	Consolidated EBITDA for four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated Net Income for the Subject Period:	$

		2.	Distributions received from unconsolidated subsidiaries (to the extent received in cash and not already included in Consolidated Net Income):
$

		3.	To the extent deducted from Consolidated Net Income, Consolidated Interest Charges for the Subject Period:
$

		4.	To the extent deducted from Consolidated Net Income, provision for income taxes for the Subject Period (net of any income tax credits for the Subject Period):
$

		5.	To the extent deducted from Consolidated Net Income, depreciation, amortization and accretion expenses for the Subject Period:
$

		6.	All other reductions of Consolidated Net Income for Subject Period which do not represent a cash item during the Subject Period:
$

		7.	All previous non-cash items deducted from Consolidated EBITDA pursuant to Line 8 below in a prior subject period which have become cash received items in the Subject Period:
$

		8.	All non-cash additions to Consolidated Net Income for the Subject Period:	$

		9.	All previous non-cash items added to Consolidated EBITDA pursuant to Line 6 above in a prior subject period which have become cash paid items in the Subject Period:
$

		10.	Adjustments made on a Pro Forma Basis (if any) during the Subject Period:	$

		11.	Consolidated EBITDA
			(Lines I.A.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9 ± 10):	$

	B.	Consolidated Interest Charges for Subject Period:		$

	C.	Consolidated Interest Coverage Ratio			_______ to 1.00
(Line I.A.11 ¸ Line I.B):

		Minimum required:			3.00 to 1

II.	Section 7.10(b) – Consolidated Leverage Ratio.

	A.	Consolidated Funded Indebtedness at Statement Date:		$

	B.	Consolidated EBITDA for Subject Period (Line I.A.11 above):		$

	C.	Consolidated Leverage Ratio (Line II.A ¸ Line II.B):			_______ to 1.00

Maximum Permitted:

Period	Ratios
From the Closing Date through December 31, 2015	3.75 to 1.00
From January 1, 2016 through the Effective Date	3.50 to 1.00
From the Effective Date through June 30, 2019	3.25 to 1.00
From July 1, 2019 and thereafter	3.00 to 1.00

SCHEDULE 2
to the Compliance Certificate
($ in 000’s)

For the Quarter/Year ended ___________________ (“Statement Date”)

Consolidated EBITDA

Consolidated
EBITDA	Quarter	Quarter	Quarter	Quarter	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	__________	__________	__________	__________	__________
Consolidated
Net Income
+ Distributions received from unconsolidated entities
+ Consolidated Interest Charges
+ income taxes (net of any income tax credits)
+ depreciation expense
+ amortization expense
+ accretion expense
+ all other non-cash deductions
+ all previous non-cash items deducted from Consolidated EBITDA in a prior subject period which have become cash received items in the Subject Period
- non-cash income
- all previous non-cash items added to Consolidated EBITDA in a prior subject period which have become cash paid items in the Subject Period
± adjustments made on a Pro Forma Basis (if any) during the Subject Period
=CONSOLIDATED EBITDA

SCHEDULE 3
to the Compliance Certificate

For the Quarter/Year ended ___________________(“Statement Date”)

(a)     Material Domestic Subsidiaries formed or acquired during the fiscal quarter ending on the Statement Date:

(b)     Domestic Subsidiaries that have been designated as Material Subsidiaries pursuant to Section 6.14(a)(i) of the Credit Agreement during the fiscal quarter ending on the Statement Date:

(c)     Material Domestic Subsidiaries Disposed of during the fiscal quarter ending on the Statement Date:

EXHIBIT D-1

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to subsection (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to subsections (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

_______________________________

  For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
  For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
  Select as appropriate.
  Include bracketed language if there are either multiple Assignors or multiple Assignees.

  Assignor[s]:______________________________
  ______________________________
  Assignee[s]:_____________________________
  _____________________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

  Borrower:United States Cellular Corporation
  Administrative Agent:  CoBank, ACB, as the administrative agent under the Credit Agreement
  Credit Agreement:  Amended and Restated Credit Agreement, dated as of June 15, 2016, among United States Cellular Corporation, CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.
  Assigned Interest[s]:
Assignor[s][5]	Assignee[s][6]	Facility Assigned	Aggregate Amount of Commitment for all Lenders[7]	Amount of Commitment Assigned	Percentage Assigned of Commitment[8]	CUSIP Number

		__________	$____________	$______	_________%
		__________	$____________	$______	_________%
		__________	$____________	$______	_________%

[7.   Trade Date:__________________]9

Effective Date:  __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

_______________________________

  List each Assignor, as appropriate.
  List each Assignee, as appropriate.
  Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
  Set forth, to at least 9 decimals, as a percentage of the Commitment of all Lenders thereunder.
  To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and][10] Accepted:

COBANK, ACB,
as Administrative Agent

By:
Title:

[Consented to:][11]

By:
Title:

_______________________________

  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
  To be added only if the consent of the Borrower and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]12
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.           Representations and Warranties.

1.1.        Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.        Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.        Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3.        General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

_______________________________

  Describe Credit Agreement at option of Administrative Agent.

EXHIBIT D-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

EXHIBIT E

OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

  Section 5.01(a), (b) and (c) (provided that the opinion required by subsection (c) will be limited to the Borrower and Illinois law)
  Section 5.02
  Section 5.03
  Section 5.04
  Section 5.14(b) (solely with respect to the Borrower)

EXHIBIT F

FORM OF SUBORDINATION AGREEMENT

[TO BE ATTACHED]

EXHIBIT F

____________________________________________________________________________________________

SUBORDINATION AGREEMENT

dated as of [________]

-among-

TELEPHONE AND DATA SYSTEMS, INC. AND THE OTHER
SUBORDINATED CREDITORS

as Subordinated Creditors

UNITED STATES CELLULAR CORPORATION

as a Debtor

- and -

COBANK, ACB

as Administrative Agent for the Senior Creditors

____________________________________________________________________________________________

LIST OF SCHEDULES

Schedule A	List of Debtors

Schedule B	Permitted Sub Debt Payments

Schedule C	List of Subordinated Creditors

Schedule D	List of Subordinated Debt

Schedule E	List of Subordinated Debt Documents

Schedule F	List of Notice Addresses

LIST OF EXHIBITS

Exhibit A	Form of Subordinated Creditor Supplement

Exhibit B	Form of Subordinated Debt Supplement

SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT is entered into as of [__________] by and among: (A) TELEPHONE AND DATA SYSTEMS, INC., a Delaware corporation, as a “Subordinated Creditor” hereunder; (B) each of the other SUBORDINATED CREDITORS (as defined below); (C) UNITED STATES CELLULAR CORPORATION, a Delaware corporation (hereinafter, together with its successors in title and assigns, called the “Borrower”), as a “Debtor” hereunder, and (D) COBANK, ACB, not in its individual capacity, but in its capacity as Administrative Agent (as defined below) for the Senior Creditors (as defined below).

PRELIMINARY STATEMENTS.

(1)   Upon the terms and subject to the conditions contained in the Credit Agreement, dated as of January 21, 2015, among the Borrower, the Senior Lenders (as defined below) party thereto and CoBank, as Administrative Agent for the Senior Creditors (as otherwise amended, supplemented, extended, restated or otherwise modified prior to the effectiveness of this Agreement, the “Original Senior Credit Agreement”), the Senior Lenders agreed to make Extensions of Credit to the Borrower.

(3)   The Borrower, the Senior Lenders party thereto and CoBank as Administrative Agent for the Senior Creditors have agreed to amend and restate the Original Senior Credit Agreement as of June 15, 2016 (as amended and in effect from time to time, the “Senior Credit Agreement”).

(4)   This Agreement contains terms and provisions of subordination that are required by the Senior Creditors in connection with financing arrangements governed by the Senior Credit Agreement.

(5)   The Subordinated Creditors and the Borrower have agreed with the Administrative Agent, acting for and on behalf of all of the Senior Creditors, to execute and deliver this Agreement and to become bound by the terms of subordination and other provisions set forth herein.

NOW, THEREFORE, in consideration of these premises, the Subordinated Creditors and the Borrower hereby agree with the Administrative Agent, acting for and on behalf of all of the Senior Creditors, as follows:

ARTICLE i
DEFINITIONS

SECTION 1.1. Definitions in Senior Credit Agreement.  Unless otherwise defined herein, terms defined in the Senior Credit Agreement (as in effect on the date hereof) are used herein as therein defined.

SECTION 1.2. Certain Terms.  The following terms, when used in this Agreement, including the introductory paragraph and the Preliminary Statements hereto, shall, except where the context otherwise requires, have the following meanings:

“Administrative Agent” means CoBank, ACB, not in its individual capacity, but in its capacity as administrative agent for the Senior Creditors under the Senior Credit Agreement and the other Senior Loan Documents, and any successor to such administrative agent.

“Affiliate” means any Person that would be considered to be an affiliate of another Person under Rule 144(a) of the Rules and Regulations of the Securities and Exchange Commission, as in effect on the date hereof, if such other Person were issuing securities.  For purposes of this Agreement, none of the Subsidiaries of the Borrower shall be deemed to be an Affiliate of the Borrower or of any other Subsidiaries of the Borrower.

“Agreement” means this Subordination Agreement, as amended and in effect from time to time.

“Bankruptcy or Insolvency Proceeding” means, in relation or with respect to any Debtor or any other Person, (a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, relative to such Person or to its creditors, as such, or to its Property, (b) any liquidation, dissolution, reorganization or winding up of such Person, whether voluntary or involuntary, partial or complete, and whether or not involving receivership, insolvency or bankruptcy, or (c) any assignment for the benefit of creditors of such Person, or any other marshalling of Property or liabilities of such Person.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Consolidated Funded Indebtedness” means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis and without duplication, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations under the Senior Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments (including, without limitation, all purchase money Indebtedness and all direct obligations arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments), (b) all obligations incurred as the deferred purchase price of property or services (other than (i) trade payables entered into in the ordinary course of business pursuant to ordinary terms and (ii) ordinary course of business purchase price adjustments and earnouts); (c) all reimbursement and other payment obligations with respect to letters of credit, bankers’ acceptances, surety bonds and other similar documents; (d) all obligations evidenced by promissory notes, bonds, debentures or other similar instruments, including all obligations so evidenced that are incurred in connection with the acquisition of property or any business; (e) all indebtedness created under any conditional sale or other title retention agreements or sales of accounts receivable; (f) all non-recourse indebtedness of the kind described in clause (a) through clause (e) secured by Liens on property of the obligor; (g) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, (h) net obligations under any Swap Contract, (i) all Indebtedness of the types referred to in subsections (a) through (h) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or party to such a joint venture (other than a limited partner in a limited partnership), unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary and (j) all Guarantees in respect of indebtedness of the kind described in clause (a) through clause (h) above; excluding up to $25,000,000 in the aggregate of contingent liabilities of the Borrower and its Subsidiaries which are not required by GAAP to be recorded on the balance sheet of the Borrower and its Subsidiaries.  For all purposes of this Agreement, the term “Consolidated Funded Indebtedness” shall not include, with respect to the Borrower and its Subsidiaries, the contractual and other similar obligations of the Borrower and its Subsidiaries with respect to any Monetization Transactions.

“Debtors” means, collectively, the Borrower, each (if any) of the Subsidiaries of the Borrower identified on Schedule A attached hereto, and each (if any) of the other Subsidiaries of the Borrower which is an obligor of any kind with respect to any Subordinated Debt.

“Enforcement Action” means, in relation to or with respect to any Debtor or any other Person, any of the following:

the acceleration of the maturity of all or any part of any Consolidated Funded Indebtedness of such Person;

the commencement or pursuit of any action at law or other legal proceeding against such Person to collect all or any part of any Consolidated Funded Indebtedness of such Person, or the enforcement of any other rights or remedies against such Person under or with respect to all or any part of any Consolidated Funded Indebtedness of such Person, whether by action at law, suit in equity, arbitration proceedings or any other similar proceedings;

the realization, foreclosure or other enforcement of any Liens of any kind on all or any part of any Property of such Person, or the obtaining of payment of any Consolidated Funded Indebtedness of such Person through exercise of any rights of set-off, counterclaim or cross-claim; or

the commencement or initiation of any Bankruptcy or Insolvency Proceeding against such Person, or the joining with any other creditor or creditors of such Person to commence or initiate any Bankruptcy or Insolvency Proceeding against such Person.

“Equity Interests” means, with respect to any Person, all of the outstanding shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the outstanding securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other outstanding ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not the shares underlying such warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” has the meaning specified for that term in the Senior Credit Agreement.

“Extension of Credit” means the making of any advance or loan or the extension of any other credit or financial accommodation of any kind or character.

“Instrument” means any contract, agreement, indenture, mortgage or other document or writing (whether a formal agreement, letter or otherwise) under which any obligation is evidenced, assumed or undertaken, or any right to any Lien is granted or perfected.

“Original Senior Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Parent Affiliated Companies” means, collectively, (a) the Parent Company, and (b) all Subsidiaries and Affiliates of the Parent Company, other than the Borrower and the Borrower’s Subsidiaries.

“Parent Company” means Telephone and Data Systems, Inc., a Delaware corporation.

“Payment Blockage Notice” has the meaning specified in Section 2.4(a).

“Payment Blockage Period” means, in relation to any Payment Blockage Notice, the period beginning on the date on which such Payment Blockage Notice shall be received by the Parent Company (as provided in Section 2.4(a)) and ending on the date determined pursuant to Section 2.4(b).

“payment in full” and “paid in full” mean payment in full in cash.

“payment or distribution on account of Subordinated Debt” means any payment or distribution of any kind or character, whether in cash or other Property, or any combination thereof, and whether voluntary or involuntary, (a) on account of any principal of (or premium, if any), interest on, or other amounts owing in respect of all or any part of any Subordinated Debt, or (b) on account of any purchase, repurchase, redemption, retirement, prepayment, defeasance or other acquisition for value of any Subordinated Debt.  For purposes of this Agreement, “payments or distributions on account of Subordinated Debt” shall in any event include:  (i) all payments payable on account of Subordinated Debt by virtue of the provisions of, or any security for, any Instrument governing any other Consolidated Funded Indebtedness of the Borrower or any of its Subsidiaries which is subordinate in right of payment to any Subordinated Debt; (ii) all payments on account of Subordinated Debt made through exercise of any rights of set-off, counterclaim or cross-claim; and (iii) all payments on account of Subordinated Debt made through realization, foreclosure or other enforcement of any Liens of any kind.

“Permitted Equity Interests” means any Equity Interests of the Borrower on account of or with respect to which none of the Borrower or its Subsidiaries has any obligation of any kind to (a) declare or pay any dividends or make other distributions at any time on or prior to the Maturity Date, except dividends or other distributions to be paid in Permitted Equity Interests of the Borrower, (b) make any redemption, repurchase, retirement or acquisition, whether through the Borrower or any of its Subsidiaries or otherwise, at any time on or prior to the Maturity Date, except (in any such case) with Permitted Equity Interests of the Borrower, (c) make any return of capital to the holder thereof at any time on or prior to the Maturity Date, except with Permitted Equity Interests of the Borrower, or (d) make any other distributions of any kind at any time on or prior to the Maturity Date, except distributions to be made in Permitted Equity Interests of the Borrower.

“Permitted Interest Payments” has the meaning specified in Section 2.3(a).

“Permitted Sub Debt Payments” means, collectively, (a) Permitted Interest Payments, and (b) the other specific payments or distributions identified and described in Schedule B attached hereto (as amended or supplemented from time to time).

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Senior Compliance Event of Default” means any Event of Default other than a Senior Payment Event of Default.

“Senior Credit Agreement” has the meaning specified in the Preliminary Statements hereto.

“Senior Creditors” means, collectively, all of the Senior Lenders, the Administrative Agent, the Hedge Banks and each co-agent or sub-agent appoint by the Administrative Agent from time to time pursuant to Section 9.05 of the Senior Credit Agreement.  For purposes of this Agreement, the term “Senior Creditors” shall in any event include any and all lawful holders from time to time of all or any part of the Senior Debt.

“Senior Debt” means, collectively, all Consolidated Funded Indebtedness of the Borrower or of any of its Subsidiaries, contingent or otherwise, now or hereafter existing, under or with respect to:

(a)   the unpaid principal of any and all Senior Extensions of Credit made or to be made or otherwise extended to the Borrower or to any of its Subsidiaries under the Senior Debt Documents;

(b)   interest (including interest accruing at the contract rate after the commencement of any Bankruptcy or Insolvency Proceedings in relation to the Borrower or any of its Subsidiaries, whether or not such interest accrues after the commencement of such proceedings for purposes of any applicable insolvency laws or is an allowed claim in such proceedings) on Senior Extensions of Credit described in clause (a) or on any other Consolidated Funded Indebtedness described in this clause (b) or in clause (c) of this definition, and fees, costs, expenses, indemnities, reimbursements and other amounts owing under any Senior Debt Documents (whether or not any such fees, costs, expenses or other amounts are incurred or otherwise accrue after the commencement of any Bankruptcy or Insolvency Proceedings in relation to the Borrower or any of its Subsidiaries, and whether or not all or any portion of any claims with respect thereto are allowed claims in any such proceedings); and

(c)   claims by any of the Senior Creditors against the Borrower or any of its Subsidiaries under any guaranties by the Borrower or by any of its Subsidiaries of any Consolidated Funded Indebtedness described in clause (a) or (b) of this definition (whether or not any of such claims are made against the Borrower or any of its Subsidiaries after the commencement of any Bankruptcy or Insolvency Proceedings with respect to any of such Persons, and whether or not all or any portion of such claims are allowed claims in any such proceedings).

“Senior Debt Documents” means, collectively, (a) the Senior Credit Agreement and all of the other Senior Loan Documents and the Guarantied Hedge Agreements, (b) all other Instruments pursuant to which any Consolidated Funded Indebtedness owing to the Senior Creditors under the Senior Credit Agreement or any other Senior Loan Documents or any Guarantied Hedge Agreement shall be deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part, and without limitation as to parties, maturities, amounts, interest rates or other provisions, and (c) all other Instruments executed in connection with or evidencing, governing, guarantying or securing any Consolidated Funded Indebtedness under any Instruments referred to in clause (a) or (b) of this definition; in each case (with respect to any Instruments referred to in clause (a), (b) or (c)), as modified, amended or supplemented from time to time.

“Senior Extensions of Credit” means, collectively:

(a)   any and all Extensions of Credit made or to be made or otherwise extended by Senior Creditors under or in respect of Senior Debt Documents at any time and from time to time on, prior to or after the date hereof to the Borrower or to any of its Subsidiaries; and

(b)   any and all Extensions of Credit replacing, refunding or refinancing, in whole or in part, whether directly or indirectly, and without limitation as to parties, maturities, amounts, interest rates or other provisions, any or all of the Senior Debt described in clause (a), clause (b) or clause (c) of that defined term.

“Senior Lenders” has the meaning specified in the Senior Credit Agreement for the term “Lenders”.

“Senior Loan Documents” has the meaning specified in the Senior Credit Agreement for the term “Loan Documents”.

“Senior Payment Event of Default” means any Event of Default resulting from any default by the Borrower in the payment or prepayment of any principal, interest or any other sum that has become due and payable under the Senior Credit Agreement or any of the other Senior Debt Documents.

“Subordinated Creditors” means, collectively, and in each case solely in their respective capacities as holders of Subordinated Debt, (a) the Parent Company, (b) each of the other Parent Affiliated Companies identified in Schedule C attached hereto (as amended or supplemented from time to time), and (c) each of the other Parent Affiliated Companies that, at any time after the date hereof, shall execute and deliver to the Administrative Agent a Subordinated Creditor Supplement and thereby become a party hereto and bound hereby as a “Subordinated Creditor” hereunder.

“Subordinated Creditor Supplement” means any supplement to this Agreement, in or substantially in the form of Exhibit A attached hereto, by which any Parent Affiliated Company shall become a party to and bound by this Agreement as a “Subordinated Creditor” hereunder and under which additional Subordinated Debt and Subordinated Debt Documents shall be made subject to this Agreement.

“Subordinated Debt” means, collectively:

(a)   all Consolidated Funded Indebtedness of the Borrower or of any of its Subsidiaries identified in Schedule D attached hereto (as amended or supplemented from time to time);

(b)   all other Consolidated Funded Indebtedness of the Borrower or of any of its Subsidiaries from time to time identified and described in any Subordinated Creditor Supplement or any Subordinated Debt Supplement which at any time after the date hereof shall be executed by any Subordinated Creditor and delivered to the Administrative Agent;

(c)   interest (including all (if any) interest accruing after the commencement of any Bankruptcy or Insolvency Proceedings in relation to the Borrower or any of its Subsidiaries) payable on or with respect to any Consolidated Funded Indebtedness described in clause (a), (b), (c), (d) or (e) of this definition, and all fees, costs, expenses, indemnities, reimbursements and other amounts owing in respect of any such Consolidated Funded Indebtedness;

(d)   all obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, to purchase, repurchase, redeem, retire, prepay, defease or otherwise acquire any or all of the Consolidated Funded Indebtedness of the Borrower or of any of its Subsidiaries described in clause (a), (b), (c) or (e) of this definition; and

(e)   all Consolidated Funded Indebtedness under or with respect to guaranties by the Borrower or by any of its Subsidiaries of any Consolidated Funded Indebtedness described in any of clause (a), (b), (c) or (d) of this definition.

“Subordinated Debt Documents” means, collectively:

(a)   all Instruments from time to time identified and described in Schedule E attached hereto (as amended and supplemented from time to time);

(b)   all other Instruments from time to time identified and described in any Subordinated Creditor Supplement or any Subordinated Debt Supplement which at any time after the date hereof shall be executed by any Subordinated Creditor and delivered to the Administrative Agent;

(c)   each (if any) Instrument pursuant to which any Subordinated Debt of the Borrower or of any of its Subsidiaries to each or any of the Subordinated Creditors, whether now or hereafter existing, is or will be evidenced, governed, guaranteed or secured;

(d)   each Instrument pursuant to which any Subordinated Debt to any of the Subordinated Creditors shall be deferred, extended, renewed, replaced, refunded or refinanced, in whole or in part; and

(e)   each other Instrument executed in connection with or otherwise evidencing, governing, guarantying or securing any Subordinated Debt of any kind, including, without limitation, any Subordinated Debt under any Instrument referred to in clause (a), (b), (c) or (d) of this definition; in each case (with respect to any Instrument referred to in clause (a), (d) or (e) of this definition), as modified, amended or supplemented from time to time.

“Subordinated Debt Supplement” means any supplement to this Agreement, in or substantially in the form of Exhibit B attached hereto, by which any Subordinated Debt and Subordinated Debt Documents shall be made subject to this Agreement and thereby become “Subordinated Debt” and “Subordinated Debt Documents” hereunder.

SECTION 1.3. General Provisions Relating to Definitions.  Terms for which meanings are defined in this Agreement shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The term “including” means including, without limiting the generality of any description preceding such term.  Each reference herein to any Person shall include a reference to such Person’s successors in title and assigns or (as the case may be) his successors, assigns, heirs, executors, administrators and other legal representatives.  References to any Instrument defined in this Agreement refer, unless otherwise provided herein, to such Instrument as originally executed, or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

ARTICLE II
CONSOLIDATED FUNDED INDEBTEDNESS SUBORDINATION ARRANGEMENTS

SECTION 2.1Agreement to Subordinate; Addition of Subordinated Creditors and Subordinated Debt.

(a)   Each of the Subordinated Creditors severally agrees with and for the benefit of each of the Senior Creditors that all Subordinated Debt (whether now existing or from time to time after the date hereof, incurred, assumed, created or arising) owing to it is hereby expressly subordinated and made junior in right of payment, to the extent and in the manner hereinafter provided in this Article II, to the prior payment in full of all Senior Debt (whether now existing or from time to time after the date hereof, incurred, assumed, created or arising).

(b)   Any Parent Affiliated Company which has not previously become a party to and bound by this Agreement as a “Subordinated Creditor” hereunder may at any time become a Subordinated Creditor under this Agreement by executing and delivering to the Administrative Agent a properly completed Subordinated Creditor Supplement.  Upon execution and delivery of a Subordinated Creditor Supplement by any Parent Affiliated Company, (i) such Parent Affiliated Company shall automatically (without any other action on the part of any party hereto) become a Subordinated Creditor hereunder for all purposes of this Agreement, (ii) the Consolidated Funded Indebtedness identified and described in such Subordinated Creditor Supplement shall automatically (without any other action on the part of any party hereto) become Subordinated Debt for all purposes of this Agreement, and (iii) all related Subordinated Debt Documents identified and described therein shall automatically (without any other action on the part of any party hereto) become Subordinated Debt Documents for all purposes of this Agreement.

(c)   Any Consolidated Funded Indebtedness not previously designated as Subordinated Debt under this Agreement shall automatically become Subordinated Debt under this Agreement upon the due execution by the Subordinated Creditor to whom such Consolidated Funded Indebtedness is owed and delivery to the Administrative Agent of a properly completed Subordinated Debt Supplement identifying and describing such Consolidated Funded Indebtedness and all Subordinated Debt Documents pursuant to which such Subordinated Debt is evidenced or governed.  Upon execution and delivery of a Subordinated Debt Supplement with respect to any Consolidated Funded Indebtedness, such Consolidated Funded Indebtedness and all related Subordinated Debt Documents described therein shall automatically (without any other action on the part of any party hereto) become Subordinated Debt and Subordinated Debt Documents for all purposes of this Agreement.

SECTION 2.2.  Limitations on Subordinated Debt Payments.  Except as and to the extent otherwise expressly permitted or provided by Sections 2.3 and 2.5 hereof, neither the Borrower nor any of its Subsidiaries shall at any time make any payments or distributions of any kind on account of Subordinated Debt, whether in cash, securities or other Property or by way of conversion, exchange or set-off or otherwise, and the Subordinated Creditors shall not at any time demand, receive or accept from the Borrower or from any of its Subsidiaries, any payments or distributions on account of Subordinated Debt.

SECTION 2.3.  Permitted Sub Debt Payments; etc.

(a)   So long as no Payment Blockage Period shall be continuing at the time of payment, the Borrower and its Subsidiaries shall be permitted to pay to Subordinated Creditors, and Subordinated Creditors shall be entitled to receive and apply, interest that has accrued on Subordinated Debt at the applicable contract rates of interest set forth in the applicable Subordinated Debt Documents (as in effect on the date such documents shall become Subordinated Debt Documents) (all such permitted payments of interest being herein called “Permitted Interest Payments”).  No prepayments of interest which have not yet accrued under the applicable Subordinated Debt Documents shall be permitted by this Agreement, and no such prepayments of such interest shall constitute “Permitted Interest Payments” for purposes of this Agreement.

(b)   So long as no Payment Blockage Period shall be continuing, the Borrower and its Subsidiaries shall be permitted to pay to Subordinated Creditors, and Subordinated Creditors shall be entitled to receive and apply, the other Permitted Sub Debt Payments identified and described in Schedule B attached hereto (as amended and supplemented from time to time).

(c)   So long as no Bankruptcy or Insolvency Proceeding shall be continuing with respect to the Borrower or any of its Subsidiaries, Subordinated Creditors shall be entitled at any time and from time to time to convert all or any part of any Subordinated Debt into, or (as the case may be) to exchange all or any part of any Subordinated Debt for, Permitted Equity Interests of the Borrower.

(d)   Except as otherwise expressly permitted by paragraph (a), paragraph (b) or paragraph (c) of this Section 2.3 or by Section 2.5 hereof, or as otherwise expressly consented to in writing by the Administrative Agent in any particular instance, the limitations on the making of payments or distributions on account of Subordinated Debt set forth in Section 2.2 shall be absolute, unconditional and irrevocable at all times and in all circumstances.

SECTION 2.4.  Payment Blockage Periods.

(a)   The Administrative Agent may, while any Event of Default is continuing, give to each Subordinated Creditor a written notice (“Payment Blockage Notice”) of such Event of Default and the imposition of a Payment Blockage Period pursuant to this Section 2.4.

(b)   With respect to each Payment Blockage Notice identifying any one or more Senior Payment Events of Default, a Payment Blockage Period shall commence on the date on which the Subordinated Creditors shall receive from the Administrative Agent such Payment Blockage Notice and shall terminate on the earlier to occur of:  (i) the date on which each of the Senior Payment Events of Default identified in such Payment Blockage Notice shall have been cured or waived or shall otherwise have ceased to exist; or (ii) the date on which such Payment Blockage Period shall be terminated by written notice to the Subordinated Creditors from the Administrative Agent.  So long as any Senior Payment Event of Default shall be continuing, any number of Payment Blockage Notices identifying Senior Payment Events of Default may be given and any number of Payment Blockage Periods may be commenced by the Administrative Agent pursuant to this paragraph (b).

(c)   With respect to each Payment Blockage Notice identifying any one or more Senior Compliance Events of Default, a Payment Blockage Period shall commence on the date on which the Subordinated Creditors shall receive from the Administrative Agent such Payment Blockage Notice and shall terminate on the earliest to occur of:  (i) the date that is 179 days after the commencement of such Payment Blockage Period (or such earlier date as may be required by the next sentence); (ii) the date on which each of the Senior Compliance Events of Default identified in such Payment Blockage Notice shall have been cured or waived or shall otherwise have ceased to exist; or (iii) the date on which such Payment Blockage Period shall be terminated by written notice to the Subordinated Creditors from the Administrative Agent.  So long as any Senior Compliance Event of Default shall be continuing, any number of Payment Blockage Notices identifying Senior Compliance Events of Default may be given and any number of Payment Blockage Periods may be commenced by the Administrative Agent pursuant to this paragraph (c), but the aggregate duration of all Payment Blockage Periods commenced by the Administrative Agent pursuant to this paragraph (c) during any period of 365 consecutive days shall not exceed 179 days.  Notwithstanding any other provision of this paragraph (c), no Senior Compliance Event of Default which existed or was continuing on the date of the commencement of any Payment Blockage Period pursuant to this paragraph (c) shall be, or be made, the basis for the commencement of a second Payment Blockage Period pursuant to this paragraph (c).

SECTION 2.5.  Bankruptcy or Insolvency Proceedings.  Each of the Subordinated Creditors and the Debtors hereby agrees with the Senior Creditors that, in the event of any Bankruptcy or Insolvency Proceeding with respect to any of the Debtors:

(a)   the Senior Creditors shall first be entitled to receive payment in full of all Senior Debt before the Subordinated Creditors shall be entitled to receive any payment or distribution on account of Subordinated Debt of such Debtor;

(b)   the Senior Creditors shall be entitled to receive from such Debtor (until payment in full of all Senior Debt) all payments and distributions on account of Subordinated Debt which would otherwise be payable or deliverable to the Subordinated Creditors, including, without limitation, all cash, securities, Equity Interests and other Property distributed, divided or applied by way of dividend or payment, and any securities or Equity Interests issued, on account of the Subordinated Debt, and, to that end, all such payments and distributions from such Debtor that otherwise would be payable or deliverable upon or with respect to any Subordinated Debt shall instead be paid or delivered forthwith directly to the Administrative Agent, for the benefit of the Senior Creditors, in the same form as so received (with any necessary endorsement or assignment) for application to the payment of Senior Debt until all Senior Debt shall have been paid in full, and the Administrative Agent shall be entitled to hold all such securities, Equity Interests and other Property as collateral for the Senior Debt, to sell, assign, transfer or dispose of such securities, Equity Interests and other Property as the Administrative Agent shall deem appropriate, and to apply all proceeds from the sale, assignment, transfer or disposition of such securities, Equity Interests and other Property to the Senior Debt;

(c)   if any Subordinated Creditor shall fail to file a proper proof of claim in the form required by applicable law against such Debtor in respect of the Subordinated Debt prior to the date thirty (30) days before the expiration of the time to file such claim, then the Administrative Agent is authorized, but shall have no obligation, to file such claim in the name of and on behalf of such Subordinated Creditor; and

(d)   the Subordinated Creditors shall duly and promptly take such action as the Administrative Agent may reasonably request to collect Subordinated Debt from such Debtor, and to collect and receive any and all payments or distributions on account of such Subordinated Debt.

SECTION 2.6.  Certain Other Bankruptcy Matters; etc.

(a)   In order to carry out and to give full effect to the express intentions of each of the parties hereto as set out in Section 2.5, and in order better to ensure the performance by the Subordinated Creditors of the covenants of the Subordinated Creditors with the Administrative Agent, for the benefit of the Senior Creditors, contained in Section 2.5, each of the Subordinated Creditors hereby absolutely and irrevocably constitutes and appoints the Administrative Agent its true and lawful agent and attorney-in-fact, with full power of substitution, in the name and on behalf of such Subordinated Creditor or in the name of the Administrative Agent or any of the Senior Creditors or in the name of the Administrative Agent’s substitute agents or attorneys, to do, in any Bankruptcy or Insolvency Proceeding with respect to any Debtor, if all of the Senior Debt shall not have been paid in full at the time, all or any of the following:

(i)   to enforce all or any of the claims comprising all or any part of any Subordinated Debt of such Debtor by filing claims, proofs of claim, suit or otherwise;

(ii)   to enforce all or any of the Liens on any Property of such Debtor;

(iii)   to give or withhold the consent of such Subordinated Creditor to the use by such Debtor of any Property of such Debtor;

(iv)   to give or withhold the consent of such Subordinated Creditor to the sale, transfer or other disposition by such Debtor of any Property of such Debtor;

(v)   to collect or receive all or any of the Property of any Debtor distributed, divided or applied by way of dividend or payment on account of all or any part of any Subordinated Debt of such Debtor and to apply the same, or the proceeds of any realization upon the same that the Administrative Agent in its sole and absolute discretion shall elect to effect, to all or any part of the Senior Debt until all of the Senior Debt shall have been paid in full;

(vi)   to execute, deliver or otherwise perfect any Instrument and to execute and do all of such other assurances, acts and things which the Administrative Agent or any of the Administrative Agent’s substitute agents or attorneys may deem proper in or for the purpose of exercising all or any of the powers and authorities granted to the Administrative Agent by each of the Subordinated Creditors pursuant to this paragraph (a);

(vii)   to cast all ballots and vote all claims in respect of the Subordinated Debt of such Debtor and to negotiate, accept or reject on behalf of the Subordinated Creditors any plan of partial or complete liquidation, reorganization, arrangement, composition or extension proposed in connection with any Bankruptcy or Insolvency Proceeding with respect to such Debtor, all in such manner and on such terms and conditions as the Administrative Agent shall in its sole and absolute discretion determine to be in the best interests of the Senior Creditors; and

(viii)   generally, to take, in connection with any such Bankruptcy or Insolvency Proceeding with respect to such Debtor and solely in relation to all or any part of any Subordinated Debt of such Debtor, any action which the Subordinated Creditors would, but for the terms of this Agreement, be otherwise entitled to take in or for the purpose of exercising all or any of the powers, authorities or rights specified in the foregoing provisions of this paragraph (a).

(b)   Each of the Subordinated Creditors hereby ratifies and confirms and agrees to ratify and confirm whatever the Administrative Agent (or any of the Administrative Agent’s substitute agents) or attorneys shall do or purport to do in good faith in the exercise, at any time and from time to time prior to (but not after) the payment in full of all Senior Debt, of the power of attorney granted to the Administrative Agent by such Subordinated Creditor pursuant to Section 2.5(a), which power of attorney, being coupled with an interest, is irrevocable.

(c)   Each of the Subordinated Creditors severally covenants and agrees with the Administrative Agent that, in any Bankruptcy or Insolvency Proceeding with respect to any of the Debtors, if all of the Senior Debt shall not have been paid in full at the time:

(i)   such Subordinated Creditor shall, for all purposes of such Bankruptcy or Insolvency Proceeding, be deemed to have given its consent to and approval for (A) the use by any of the Debtors of any Property of any of the Debtors, and (B) the sale, transfer or other disposition by the Debtors or any of them of any Property of any of the Debtors, in each such case, if and to the extent that any such use, sale, transfer or other disposition shall be consented to or otherwise approved by the Administrative Agent;

(ii)   if any payments or distributions made to the Administrative Agent on account of any Senior Debt, whether before or after the commencement of any Bankruptcy or Insolvency Proceeding with respect to the Borrower or any of its Subsidiaries, shall be avoided as a fraudulent transfer or fraudulent conveyance under any applicable law, then, for purposes of determining whether and when all of the Senior Debt shall have been paid in full, the Administrative Agent shall be deemed never to have received the payments or distributions so avoided; and

(iii)   during such Bankruptcy or Insolvency Proceeding, until all Senior Debt shall be paid in full, the Administrative Agent shall (as between the Administrative Agent and the Subordinated Creditors) have the exclusive right to collect, foreclose upon, sell, transfer, liquidate or otherwise dispose of, or exercise any other Enforcement Action with respect to, all or any part of the Property of any of the Debtors in the manner deemed appropriate by the Administrative Agent, without regard to the rights of any of the Subordinated Creditors, and, to the extent permitted by applicable law, each of the Subordinated Creditors hereby agrees not to hinder, delay or otherwise interfere with any Enforcement Action by the Administrative Agent with respect to any of the Debtors, any of their Property or any part thereof.

SECTION 2.7.  Delivery of Prohibited Payments or Distributions on Account of Subordinated Debt.  If any payment or distribution on account of Subordinated Debt shall at any time be collected or received by any of the Subordinated Creditors, by way of set-off or otherwise, and such collection or receipt shall not be expressly permitted by this Article II at the time of such collection or receipt, then such payment or distribution shall be paid over or delivered forthwith to the Administrative Agent for application to Senior Debt.  Payments or distributions on account of Subordinated Debt paid or delivered to the Administrative Agent in compliance with this Article II that are in the form of cash shall be used to pay Senior Debt.  Any such payments or distributions that are not in the form of cash shall be held by the Administrative Agent as security for the payment of Senior Debt.  The Administrative Agent shall be entitled to sell, assign, transfer or dispose of such Property as the Administrative Agent deems appropriate.  Cash proceeds of any such non‑cash payments or distributions on account of Subordinated Debt shall, when such cash proceeds are received by the Administrative Agent, be used to pay Senior Debt.

SECTION 2.8.  Subrogation.  Upon payment in full of all Senior Debt, the Subordinated Creditors shall be immediately subrogated to the rights of the Senior Creditors (to the extent of payments and distributions previously made to or for the account of the Senior Creditors pursuant to the provisions of this Article II), to receive payments and distributions of Property of the Borrower or of any of its Subsidiaries applicable to Senior Debt until all amounts owing on Subordinated Debt shall be paid in full.  No payments or distributions applicable to Senior Debt which the Subordinated Creditors shall receive by reason of their being subrogated to the rights of the Senior Creditors pursuant to the provisions of this Section 2.8 shall, as between the Borrower or any of its Subsidiaries, any of their creditors other than the Senior Creditors, and the Subordinated Creditors, be deemed to be a payment by such Person to or for the account of any Subordinated Debt; and, for the purposes of such subrogation, no payments or distributions to the Senior Creditors of any Property to which the Subordinated Creditors would be entitled except for the provisions of this Agreement, and no payment over pursuant to provisions of this Agreement, to the Senior Creditors by the Subordinated Creditors, shall, as between the Borrower or any of its Subsidiaries, any of their creditors other than the Senior Creditors, and the Subordinated Creditors, be deemed to be a payment by such Person to or for the account of any Senior Debt, it being understood that the provisions of this Agreement are intended solely for the purpose of defining the relative rights of the Subordinated Creditors, on the one hand, and the Senior Creditors, on the other hand, and nothing contained in this Section 2.8 or elsewhere in this Agreement is intended to or shall impair, as between the Borrower or any of its Subsidiaries and the Subordinated Creditors, the obligations of the Borrower and its Subsidiaries, which are absolute and unconditional, to pay to the Subordinated Creditors, subject always to the rights of the Senior Creditors, the Subordinated Debt as and when the same shall become due and payable in accordance with its terms.

ARTICLE III
LIMITATIONS ON CERTAIN ENFORCEMENT ACTIONS AND
OTHER NEGATIVE COVENANTS

SECTION 3.1.  Prohibitions on Commencement of Certain Enforcement Actions.  Until all of the Senior Debt shall have been paid in full, the Subordinated Creditors shall not at any time commence or institute, or join with any other Person or Persons in commencing or instituting, any Enforcement Action of any kind against the Borrower or any of its Subsidiaries or against any of the Property of the Borrower or any of its Subsidiaries with respect to any Subordinated Debt.

SECTION 3.2.  Limitations on Remedies Under Subordinated Debt Documents.  Notwithstanding any contrary provision of any Subordinated Debt Document, the occurrence or continuation of any Default or Event of Default of any kind whatsoever under or with respect to any of the Senior Debt Documents shall not constitute a “default” or an “event of default” under any of the Subordinated Debt Documents.

SECTION 3.3.  Limitations on Liens Securing Subordinated Debt.

(a)   The Borrower shall not at any time grant, or cause or permit any of its Subsidiaries at any time to grant, to any of the Subordinated Creditors, and the Subordinated Creditors shall not at any time acquire, demand, receive or accept from the Borrower or from any of its Subsidiaries, any Liens on any Property of any kind as security for any Subordinated Debt, unless (i) such Liens shall at all times be junior in priority to Liens securing Senior Debt, and (ii) at no time shall such Liens attach to any Property except Property subject to Liens which secure the Senior Debt on terms and conditions satisfactory to the Administrative Agent.

(b)   Liens on Property securing all or any part of the Senior Debt shall at all times have priority in every respect over, and shall in all respects and at all times be senior and superior to, all Liens (if any) on such Property securing all or any part of the Subordinated Debt.  The priorities specified in this paragraph (b) for the Liens described herein shall be applicable (i) whether or not any such Liens shall have been duly and properly created or perfected, whether or not any such Liens shall be legal, valid, binding or enforceable, and whether or not any such Liens shall or may be subject to avoidance, or shall be avoided, as a fraudulent transfer or fraudulent conveyance, in any case whether before or after the commencement of any Bankruptcy or Insolvency Proceedings with respect to any Debtor, (ii) whether or not any such Liens shall be acquired or created consensually or by attachment, levy, execution, distraint or otherwise, and (iii) irrespective of (A) the time, order or method of creation, attachment or perfection of any such Liens, (B) the time or order of filing or recording of financing statements or other Instruments pertaining to any such Liens, or (C) the possession of any of such Property subject to any such Liens.

(c)   Until all of the Senior Debt shall have been paid in full, the Subordinated Creditors shall not at any time commence or institute, or join any other Person or Persons in commencing or instituting, any Enforcement Action of any kind with respect to any Liens securing all or any part of the Subordinated Debt.

(d)   Any Liens acquired in violation of paragraph (a) of this Section 3.3 shall be null and void ab initio, and none of the Subordinated Creditors shall have any rights, remedies, claims, benefits or priorities, as secured party or otherwise, in relation to any Property subject to any such Liens.

ARTICLE IV
WAIVERS AND CONSENTS

SECTION 4.1.  Waivers of Notice; etc.  To the extent permitted by applicable law, the obligations of each of the Subordinated Creditors and Debtors under this Agreement, and the subordination arrangements and covenants contained herein, shall not be to any extent or in any way or manner whatsoever impaired or otherwise affected by any of the following, whether or not any of the Subordinated Creditors or Debtors shall have had any notice or knowledge of any thereof:

(a)   the dissolution, termination of existence, bankruptcy, liquidation, insolvency, appointment of a receiver for all or any part of the Property of, assignment for the benefit of creditors by, or the commencement of any Bankruptcy or Insolvency Proceeding by or against, the Borrower or any of its Subsidiaries;

(b)   the absorption, merger or consolidation of, or the effectuation of any other change whatsoever in the name, membership, constitution or place of formation of, the Borrower or any of its Subsidiaries;

(c)   any extension or postponement of the time for the payment of any Senior Debt, the acceptance of any partial payment thereon, any and all other indulgences whatsoever by the Senior Creditors in respect of any Senior Debt, the taking, addition, substitution or release, in whole or in part, at any time or times, of any collateral or Liens securing any Senior Debt, or the addition, substitution or release, in whole or in part, of any Person or Persons primarily or secondarily liable in respect of any Senior Debt;

(d)   any action or delay in acting or failure to act on the part of any Senior Creditor under any Senior Debt Document or in respect of any Senior Debt or Liens securing any Senior

Debt or otherwise, including (i) any action by any Senior Creditor to enforce any of its rights, remedies or claims in respect of Liens securing any Senior Debt, (ii) any failure by any Senior Creditor strictly or diligently to assert any rights or to pursue any remedies or claims against any of the Debtors or any other Person or Persons under any of the Senior Debt Documents or as provided by statute or at law or in equity, (iii) any failure by any Senior Creditor to perfect or to preserve the perfection or priority of any of its Liens securing any Senior Debt, or (iv) any failure or refusal by any Senior Creditor to foreclose or to realize upon any Liens securing any Senior Debt or to take any action to enforce any of its rights, remedies or claims under any Senior Debt Document;

(e)   any modification or amendment of, or any supplement or addition to, any of the Senior Debt Documents;

(f)   any waiver, consent or other action or acquiescence by any of the Senior Creditors in respect of any default by the Borrower or by any of its Subsidiaries in its performance or observance of or compliance with any term, covenant or condition contained in any Senior Debt Document;

(g)   any Senior Debt or any Senior Debt Document or any provision thereof or any Liens securing any Senior Debt shall at any time or for any reason whatsoever cease to be in full force or effect or shall be declared null and void or illegal, invalid, unenforceable or inadmissible in evidence, or any Senior Debt or any payments or distributions on account of Senior Debt or any Liens securing Senior Debt shall be subject to avoidance, or shall be avoided, as a fraudulent transfer or fraudulent conveyance, in any case whether prior to or after the commencement of any Bankruptcy or Insolvency Proceedings by or against the Borrower or any of its Subsidiaries;

(h)   any Subordinated Debt or any Subordinated Debt Document or any provision thereof or any Liens securing any Subordinated Debt shall at any time or for any reason whatsoever cease to be in full force or effect or shall be declared null and void or illegal, invalid, unenforceable or inadmissible in evidence, or any Subordinated Debt or any payments or distributions on account of Subordinated Debt or any Liens securing any Subordinated Debt shall be subject to avoidance, or shall be avoided, as a fraudulent transfer or fraudulent conveyance, in any case whether prior to or after the commencement of Bankruptcy or Insolvency Proceedings by or against the Borrower or any of its Subsidiaries;

(i)   the existence or creation at any time or times on or after the date of this Agreement of any claim, defense, right of set-off or counterclaim of any nature whatsoever of any Subordinated Creditor against the Borrower or any of its Subsidiaries or against any of the Senior Creditors; or

(j)   the existence of any other condition or circumstance or the occurrence of any other event that might otherwise constitute a legal or equitable discharge of or a suretyship defense to the performance by any Subordinated Creditor of any of its obligations or other liabilities hereunder.

To the extent permitted by applicable law, each of the Subordinated Creditors hereby absolutely, unconditionally and irrevocably assents to and waives notice of any and all matters hereinbefore specified in clauses (a) through (j).  This Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any Senior Debt previously made by any Debtor to any of the Senior Creditors is rescinded or must otherwise be returned by any of the Senior Creditors in connection with any Bankruptcy or Insolvency Proceedings with respect to any of the Debtors or otherwise, all as though such payment of Senior Debt had not been made.

ARTICLE V
ADDITIONAL REPRESENTATIONS AND OTHER COVENANTS

SECTION 5.1.  Information Regarding Subordinated Debt.  Each of the Borrower and the Subordinated Creditors shall furnish to the Administrative Agent from time to time all such information regarding Subordinated Debt as the Administrative Agent may from time to time reasonably request.

SECTION 5.2.  Additional Representations and Covenants of Subordinated Creditors.  Each of the Subordinated Creditors represents and warrants to, and covenants with the Administrative Agent that:

(a)   No part of the Subordinated Debt is evidenced by any Instrument or other writing a true and complete copy which has not previously been furnished to the Administrative Agent.  The Subordinated Creditors are the lawful owners of the Subordinated Debt, and no part thereof has been assigned to or subordinated or subjected to any Liens in favor of any Person or Persons, except in compliance with the provisions of paragraph (b) of this Section 5.2.

(b)   Until all of the Senior Debt shall have been paid in full, none of the Subordinated Creditors shall sell, assign, pledge, encumber or otherwise transfer any Subordinated Debt or any rights or interests in any Subordinated Debt or any Subordinated Debt Documents, unless, prior to and in connection with any such transfer, the purchaser, assignee or other transferee thereof shall have agreed in writing to become a party to and bound by this Agreement as a Subordinated Creditor hereunder.

(c)   No part of the Subordinated Debt is secured by any Liens on Property of any kind of the Borrower or any of its Subsidiaries.

SECTION 5.3.  No Other Subordination.  Each Subordinated Creditor represents that the Subordinated Debt is not subordinated to any obligations other than the Senior Debt and covenants that it will not subordinate the Subordinated Debt to any other obligations except with the prior written consent of the Administrative Agent.

SECTION 5.4.  Legend; etc.  Each of the Debtors and the Subordinated Creditors covenants to cause each Instrument or certificate representing or evidencing any of the Subordinated Debt to have affixed upon it a legend substantially as follows:

“THIS SUBORDINATED NOTE IS SUBORDINATED AND MADE JUNIOR IN RIGHT OF PAYMENT, AND MADE SUBJECT TO RESTRICTIONS AND LIMITATIONS ON ENFORCEMENT (INCLUDING ACCELERATION) AND RESTRICTIONS AND LIMITATIONS ON SALE, ASSIGNMENT, ENCUMBRANCE AND OTHER TRANSFERS, ALL UPON THE TERMS, IN THE MANNER, AND TO THE EXTENT SET FORTH IN THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AS FROM TIME TO TIME IN EFFECT, AMONG TELEPHONE AND DATA SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS FROM TIME TO TIME PARTY THERETO, UNITED STATES CELLULAR CORPORATION, AND COBANK, ACB, AS ADMINISTRATIVE AGENT.”

The Parent Company and the Debtors shall cause any financial statement describing or listing or otherwise reflecting the existence of any Consolidated Funded Indebtedness included in the Subordinated Debt to indicate clearly the subordinated character thereof, to the extent appropriate under GAAP.

SECTION 5.5.  Consent to Credit Agreement.  Each Subordinated Creditor acknowledges receipt from the Parent Company of a correct and complete copy of the Senior Credit Agreement as in effect as of the date such Subordinated Creditor became a party to this Agreement, and consents to all of the provisions of the Senior Credit Agreement as in effect as of such date.

SECTION 5.6.  No Impairment.  No right of the Senior Creditors under this Agreement shall at any time be prejudiced or impaired by any conduct on the part of any Debtor or any Subordinated Creditor, including any noncompliance by any Debtor or any Subordinated Creditor with the terms of this Agreement, or by any conduct, in good faith, by any Senior Creditor, regardless of any knowledge thereof which any Senior Creditor may have or otherwise be charged with.

ARTICLE VI
MISCELLANEOUS

SECTION 6.1.  Effectiveness of Agreement.  This Agreement shall be effective as to, and shall be enforceable by the Administrative Agent against, each Subordinated Creditor from and after the execution and delivery by such Subordinated Creditor of a counterpart of this Agreement or a Subordinated Creditor Supplement.  The agreements and obligations of each Subordinated Creditor under this Agreement are separate and independent from and in addition to the agreements and obligations of each of the other Subordinated Creditors and shall be enforceable by the Administrative Agent against each Subordinated Creditor notwithstanding (a) the failure of any other Parent Affiliated Company to execute and deliver a counterpart of this Agreement or a Subordinated Creditor Supplement, (b) the invalidity, unenforceability or inadmissibility in evidence of this Agreement against any one or more of the other Subordinated Creditors, (c) the release by the Administrative Agent of all or any of the other Subordinated Creditors from all or any part of their obligations under this Agreement, or (d) any waiver, termination or cancellation by the Administrative Agent of, or any consent by the Administrative Agent to any departure from, any of the agreements or obligations of any other Subordinated Creditor hereunder on any occasion or occasions, or any failure by the Administrative Agent to enforce any of the agreements or obligations of any other Subordinated Creditor hereunder on any occasion or occasions.

SECTION 6.2.  Amendments, Waivers; etc.  The provisions of this Agreement may from time to time be amended if such amendment is in writing and consented to by each of the parties hereto.  No failure or delay on the part of any Person in exercising any power or right under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  The remedies herein provided are cumulative and not exclusive of any other remedies provided at law or in equity.  No waiver or approval by a Person under this Agreement shall, except as may be otherwise stated in such waiver or approval, be applicable to any subsequent transactions.

SECTION 6.3.  Further Assurances.  The Subordinated Creditors shall execute and deliver all such further Instruments, and take all such further action, as may be reasonably necessary or appropriate, or as the Administrative Agent may reasonably request, in order to carry out the intent and purpose of this Agreement.  The Administrative Agent shall execute and deliver all such further Instruments, and take all such further action, as may be reasonably necessary or appropriate, or as the Subordinated Creditors may reasonably request, in order to carry out the intent and purposes of this Agreement.

SECTION 6.4.  Specific Performance; Remedies Cumulative.  Each of the Subordinated Creditors and Debtors (a) acknowledges that a remedy at law for any breach or attempted breach of this Agreement may be inadequate, (b) agrees that the Administrative Agent and the other Senior Creditors shall be entitled to specific performance, and (c) agrees to waive any requirement for obtaining or posting any bond in connection with seeking or obtaining any such injunctive or equitable relief.  The rights and remedies of each of the Administrative Agent and the other Senior Creditors provided herein are cumulative, and not exclusive of any of the rights and remedies which may be granted or provided by applicable law or by any of the other Senior Debt Documents.

SECTION 6.5.  Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of any such provision in any other jurisdiction.

SECTION 6.6.  Continuing Agreement.  This Agreement shall in all respects be a continuing agreement, and this Agreement and the agreements and obligations of each of the Subordinated Creditors hereunder shall remain in full force and effect until all Senior Debt shall be paid in full.

SECTION 6.7.  Successors and Assigns.  This Agreement shall be binding upon, and shall inure to the benefit of, each of the Administrative Agent and the other Senior Creditors, the Subordinated Creditors and the Borrower and their respective successors in title and permitted assigns.

SECTION 6.8.  Notices.  All notices and other communications provided to a party hereunder shall (except as otherwise specifically provided herein) be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, or sent by facsimile or email and confirmed by delivery via courier or postal service and shall be addressed or delivered to it at its address designated for notices set forth on Schedule F attached hereto (as amended or supplemented from time to time) or at such other address as may be designated by such party in a notice to the other parties.  Any such notice shall be deemed to have been duly received and to have become effective (a) if sent by facsimile or email, or delivered by hand to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer and (b) if sent by registered or certified first-class mail, postage prepaid, three days after the date mailed.

SECTION 6.9.  Loan Document; etc.  This Agreement constitutes a “Loan Document” for all purposes of the Senior Credit Agreement and the other Senior Loan Documents.  This Agreement, constitutes the entire agreement among the Senior Creditors and the Subordinated Creditors with respect to the subject matter hereof and supersedes any prior or contemporaneous agreements, representations, warranties or understandings, whether oral, written or implied, as to the subject matter of this Agreement.

SECTION 6.10.  CHOICE OF LAW.  THIS AGREEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN GENERAL OBLIGATIONS LAW §5-1401).

SECTION 6.11.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.  EACH SUBORDINATED CREDITOR (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY SENIOR CREDITOR HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH SENIOR CREDITOR WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED HEREIN.

SECTION 6.12.  Survival.  The agreements and obligations of each party hereto under Sections 6.10, 6.11, 6.14 and 6.15 hereof shall survive the termination of this Agreement and the payment in full of all Senior Debt.  The representations and warranties made by the Debtors or (as the case may be) by the Subordinated Creditors in this Agreement shall survive the execution and delivery of this Agreement.

SECTION 6.13.  Termination.  This Agreement and all of the covenants and other obligations of each of the parties hereto shall, except as otherwise expressly provided by

Section 6.12, terminate upon, and be of no further force or effect whatsoever after, the payment in full of all of the Senior Debt.

SECTION 6.14.  Indemnification.  Each party hereto (each, an “indemnifying party”) agrees to indemnify and hold harmless each of the other parties hereto from and against any and all losses, damages, claims and liabilities which such other parties shall sustain or incur and which shall arise directly out of or which shall be directly caused by any breach by the indemnifying party of any of its covenants or agreements hereunder.

SECTION 6.15. Expenses of Enforcement.  Each Subordinated Creditor hereby agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses (including, but not limited to, court costs and expenses and reasonable fees and disbursements of attorneys) at any time or from time to time incurred or sustained by the Administrative Agent or any of the other Senior Creditors in connection with its enforcement of any of its claims or remedies against such Subordinated Creditor under this Agreement.

SECTION 6.16.  Obligations Several; No Third Parties Benefited.

(a)   The agreements and obligations of each of the Subordinated Creditors under this Agreement are several and not joint.  No Subordinated Creditor shall be responsible for the failure of any other Subordinated Creditor to perform its obligations hereunder.

(b)   This Agreement is made and entered into for the sole protection and legal benefit of each of the Administrative Agent and the other Senior Creditors and their respective successors in title and assigns.  It is not the intention of the parties hereto to confer any third-party beneficiary rights, and this Agreement shall not be construed so as to confer any such rights upon any other Person or Persons not party hereto.  Neither the Borrower nor any of its Subsidiaries nor any other Person or Persons (other than a party hereto) shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement.

SECTION 6.17.  Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Instrument.  A set of counterparts executed by all of the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery by facsimile or email by any of the parties hereto of an executed counterpart hereof, of any amendment or waiver hereto or any Subordinated Creditor Supplement or Subordinated Debt Supplement, shall be as effective as an original executed document and shall be considered a representation that such original executed document, as the case may be, will be delivered.

SECTION 6.18.  Headings.  The descriptive headings in this Agreement are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this SUBORDINATION AGREEMENT to be executed by their duly authorized officers as of the day and in the year first above written.

The Subordinated Creditor:

TELEPHONE AND DATA SYSTEMS, INC.

By:
Peter L. Sereda
Senior Vice President - Finance and Treasurer

By:
John M. Toomey
Vice President and Assistant Treasurer

The Borrower:

UNITED STATES CELLULAR CORPORATION

By:
Stephen T. Campbell
Executive Vice President – Finance, Chief
Financial Officer and Treasurer

By:
Peter L. Sereda
Authorized Representative, and Senior Vice
President – Finance and Treasurer of Telephone
and Data Systems, Inc., Parent Company of Borrower

The Administrative Agent:

COBANK, ACB, as Administrative Agent

By:
Andy Smith
Vice President

SCHEDULE A

SCHEDULE A TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG TELEPHONE AND DATA
SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS,
UNITED STATES CELLULAR CORPORATION, AS A DEBTOR, AND
COBANK, ACB, AS ADMINISTRATIVE AGENT

LIST OF DEBTORS

  BORROWER

United States Cellular Corporation

  SUBSIDIARIES OF UNITED STATES CELLULAR CORPORATION_____________________________________________

None.

SCHEDULE B

SCHEDULE B TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG TELEPHONE AND DATA
SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS, UNITED
STATES CELLULAR CORPORATION, AS A DEBTOR, AND COBANK, ACB, AS ADMINISTRATIVE AGENT

PERMITTED SUB DEBT PAYMENTS

None.

SCHEDULE C

SCHEDULE C TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG TELEPHONE AND DATA
SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS,
UNITED STATES CELLULAR CORPORATION, AS A DEBTOR, AND
COBANK, ACB, AS ADMINISTRATIVE AGENT

LIST OF SUBORDINATED CREDITORS

Telephone and Data Systems, Inc.

SCHEDULE D

SCHEDULE D TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG TELEPHONE AND DATA
SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS,
UNITED STATES CELLULAR CORPORATION, AS A DEBTOR, AND
COBANK, ACB, AS ADMINISTRATIVE AGENT

SUBORDINATED DEBT

Name of Debtor	Outstanding Principal Amount of Consolidated Funded Indebtedness	Maturity Date (if any)

SCHEDULE E

SCHEDULE E TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG TELEPHONE AND DATA
SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS,
UNITED STATES CELLULAR CORPORATION, AS A DEBTOR, AND
COBANK, ACB, AS ADMINISTRATIVE AGENT

SUBORDINATED DEBT DOCUMENTS

Name of Debtor

Name and Description of Instrument

SCHEDULE F

SCHEDULE F TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG TELEPHONE AND DATA
SYSTEMS, INC., THE OTHER SUBORDINATED CREDITORS,
UNITED STATES CELLULAR CORPORATION, AS A DEBTOR, AND
COBANK, ACB, AS ADMINISTRATIVE AGENT

ADDRESSES FOR NOTICES

1.1.	Address of Subordinated Creditors.

Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602

	Attention:	John M. Toomey
Vice President and Assistant Treasurer
	Fax No.:	608-830-5530
	Telephone No.:	312-592-5328
	Email:	John.Toomey@tdsinc.com

With a Copy To (which shall not itself constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603

	Attention:	William S. DeCarlo
General Counsel of Telephone and Data Systems, Inc.
	Fax No.:	312-853-7036
	Telephone No.:	312-853-6094
	Email:	wdecarlo@sidley.com

1.2.	Address of Debtors.

United States Cellular Corporation
8410 West Bryn Mawr Avenue
Suite 700
Chicago, Illinois 60631

	Attention:	Steven T. Campbell
Executive Vice President-Finance, Chief Financial Officer and Treasurer
	Fax No.:	773-399-4850
	Telephone No.:	773-399-8959
	Email:	Steve.Campbell@uscellular.com

With a Copy To (which shall not itself constitute notice):

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603

	Attention:	Stephen P. Fitzell
General Counsel of the Borrower
	Fax No.:	312-853-7036
	Telephone No.:	312-853-7379
	Email:	sfitzell@sidley.com

-and-

Telephone and Data Systems, Inc.
30 North LaSalle Street, Suite 4000
Chicago, Illinois 60602

	Attention:	John M. Toomey
Vice President and Assistant Treasurer
	Fax No.:	608-830-5530
	Telephone No.:	312-592-5328
	Email:	John.Toomey@tdsinc.com

-and-

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603

	Attention:	William S. DeCarlo
General Counsel of Telephone and Data Systems, Inc.
	Fax No.:	312-853-7036
	Telephone No.:	312-853-6094
	Email:	wdecarlo@sidley.com

1.3.	Address of Administrative Agent.

CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111

	Attention:	Communications Banking Group
	Fax No.:	(303) 224-2718
	Telephone No.:	(303) 740-4000

With a Copy To (which shall not itself constitute notice):

CoBank, ACB
5500 South Quebec Street
Greenwood Village, Colorado 80111

	Attention:	Syndication Loan Accounting
	Fax No.:	(303) 740-4021
	Telephone No.:	(303) 740-6447
	Email:	agency@cobank.com

EXHIBIT A

FORM OF
SUBORDINATED CREDITOR SUPPLEMENT

THIS SUBORDINATED CREDITOR SUPPLEMENT (this “Supplement”), dated as of ____________________, is made by the undersigned.  Unless otherwise defined herein, capitalized terms used herein and defined in the Subordination Agreement referred to below are used herein as so defined.

RECITALS:

A.  Reference is made to the Subordination Agreement (as amended or supplemented from time to time, the “Subordination Agreement”), dated as of [___________], by and among Telephone and Data Systems, Inc., as a Subordinated Creditor, the other Subordinated Creditors party thereto, United States Cellular Corporation, as a Debtor, and CoBank, ACB, as Administrative Agent for the Senior Creditors.

B.  Pursuant to Section 2.1(b) of the Subordination Agreement, the undersigned intends to become a “Subordinated Creditor” for all purposes of the Subordination Agreement and executes and delivers this Supplement in order to become a “Subordinated Creditor” for all purposes of the Subordination Agreement;

NOW, THEREFORE, IT IS AGREED:

1.  Subordinated Creditor.  By executing and delivering this Supplement, the undersigned hereby becomes a party to the Subordination Agreement as a “Subordinated Creditor” thereunder for all purposes of the Subordination Agreement, and hereby covenants and agrees to be bound by and comply with all terms and conditions thereunder.

2.  Subordinated Debt and Subordinated Debt Documents.  By executing and delivering this Supplement, the undersigned hereby also attaches a Supplement to Schedule D to the Subordination Agreement and Supplement to Schedule E to the Subordination Agreement and agrees that (a) the “Subordinated Debt” owing to the undersigned identified and described in such Supplement to Schedule D shall be and become “Subordinated Debt” for all purposes of the Subordination Agreement, and (b) the “Subordinated Debt Documents” to which the undersigned is a party identified and described in such Supplement to Schedule E shall be and become “Subordinated Debt Documents” for all purposes of the Subordination Agreement.

3.  Attachment to Subordination Agreement.  The undersigned hereby agrees that this Supplement, together with the attached Supplement to Schedule D and Supplement to Schedule E, will be attached to the Subordination Agreement and deemed to amend such existing Schedules.

4.  Representations and Warranties.  The undersigned hereby makes each of the representations and warranties contained in Sections 5.2 and 5.3 of the Subordination Agreement on the date hereof, after giving effect to this Supplement.

5.  Counterparts.  This Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Instrument.  A set of counterparts executed by all of the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery by facsimile or email by any of the parties hereto of an executed counterpart hereof shall be effective as an original executed document and shall be considered a representation that an original executed counterpart hereof will be delivered.

6.  GOVERNING LAW.  THIS SUPPLEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN GENERAL OBLIGATIONS LAW §5-1401).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has caused this SUPPLEMENT to be duly executed and delivered as of the date first above written.

[NAME OF SUBORDINATED CREDITOR],
as Subordinated Creditor

By:
Name:
Title:

Agreed to and Accepted:

COBANK, ACB,
as Administrative Agent

By:
Name:
Title:

SUBORDINATED CREDITOR SUPPLEMENT
Dated as of _________________ , _________

SUPPLEMENT TO SCHEDULE D TO THE SUBORDINATION AGREEMENT, DATED AS OF JUNE[__], 2016, AMONG
TELEPHONE AND DATA SYSTEMS, INC., THE OTHER
SUBORDINATED CREDITORS, UNITED STATES CELLULAR
CORPORATION, AS A DEBTOR, AND COBANK, ACB, AS ADMINISTRATIVE AGENT

SUBORDINATED DEBT

Name of Debtor	Outstanding Principal Amount of Consolidated Funded Indebtedness	Maturity Date (if any)

SUBORDINATED CREDITOR SUPPLEMENT
dated as of _________________, __________

SUPPLEMENT TO SCHEDULE E TO THE SUBORDINATIONAGREEMENT, DATED AS OF [___________], AMONG
TELEPHONE AND DATA SYSTEMS, INC., THE OTHER
SUBORDINATED CREDITORS, UNITED STATES CELLULAR
CORPORATION, AS A DEBTOR, AND COBANK, ACB, AS ADMINISTRATIVE AGENT

SUBORDINATED DEBT DOCUMENTS

Name of Debtor	Name and Description of Instrument

EXHIBIT B

FORM OF
SUBORDINATED DEBT SUPPLEMENT

THIS SUBORDINATED DEBT SUPPLEMENT (this “Supplement”), dated as of _________________, is made by the undersigned Subordinated Creditor.  Unless otherwise defined herein, capitalized terms used herein and defined in the Subordination Agreement referred to below are used herein as so defined.

RECITALS:

A.  Reference is made to the SUBORDINATION Agreement (as amended or supplemented from time to time, the “Subordination Agreement”), dated as of [___________], by and among Telephone and Data Systems, Inc., as a Subordinated Creditor, the other Subordinated Creditors party thereto, United States Cellular Corporation, as a Debtor, and CoBank, ACB, as Administrative Agent for the Senior Creditors.

B.  Pursuant to Section 2.1(c) of the Subordination Agreement, the undersigned Subordinated Creditor intends that the “Subordinated Debt” and the “Subordinated Debt Documents” identified and described on the Schedules attached hereto shall be and become part of the “Subordinated Debt” and “Subordinated Debt Documents” for all purposes of the Subordination Agreement and delivers this Supplement so that such “Subordinated Debt” and “Subordinated Debt Documents” shall be and become part of the “Subordinated Debt” and “Subordinated Debt Documents” for all purposes of the Subordination Agreement;

NOW, THEREFORE, IT IS AGREED:

1.  Subordinated Debt and Subordinated Debt Documents.  By executing and delivering this Supplement, the undersigned Subordinated Creditor hereby attaches a Supplement to Schedule D to the Subordination Agreement and Supplement to Schedule E to the Subordination Agreement and agrees that (a) the “Subordinated Debt” owing to the undersigned Subordinated Creditor identified and described on such Supplement to Schedule D shall be and become “Subordinated Debt” for all purposes of the Subordination Agreement and, (b) the “Subordinated Debt Documents” to which the undersigned Subordinated Creditor is a party identified in such Supplement to Schedule E shall be and become “Subordinated Debt Documents” for all purposes of the Subordination Agreement.

2.  Attachment to Subordination Agreement.  The undersigned Subordinated Creditor hereby agrees that this Supplement, together with the attached Supplement to Schedule D and Supplement to Schedule E, will be attached to the Subordination Agreement and deemed to amend such existing Schedules.

3.  Representations and Warranties.  The undersigned Subordinated Creditor hereby certifies that each of the representations and warranties contained in Sections 5.2 and 5.3 of the Subordination Agreement were true as of the date as of which they were made and are true at and as of the date hereof.

4.  Counterparts.  This Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which, when so executed and delivered, shall be an original, but all of which shall together constitute one and the same Instrument.  A set of counterparts executed by all of the parties hereto shall be lodged with the Borrower and the Administrative Agent.  Delivery by facsimile or email by any of the parties hereto of an executed counterpart hereof shall be effective as an original executed document and shall be considered a representation that an original executed counterpart hereof will be delivered.

5.  GOVERNING. LAW.  THIS SUPPLEMENT IS A CONTRACT UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN GENERAL OBLIGATIONS LAW §5-1401).

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned Subordinated Creditor has caused this Supplement to be duly executed and delivered as of the date first above written.

[NAME OF SUBORDINATED CREDITOR],
as Subordinated Creditor

By:
Name:
Title:

Agreed to and Accepted:

COBANK, ACB,
as Administrative Agent

By:
Name:
Title:

SUBORDINATED DEBT SUPPLEMENT
dated as of _________________ , _________

SUPPLEMENT TO SCHEDULE D TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG
TELEPHONE AND DATA SYSTEMS, INC., THE OTHER
SUBORDINATED CREDITORS, UNITED STATES CELLULAR
CORPORATION, AS A DEBTOR, AND COBANK, ACB, AS ADMINISTRATIVE AGENT

SUBORDINATED DEBT

Name of Debtor	Outstanding Principal Amount of Consolidated Funded Indebtedness	Maturity Date (if any)

SUBORDINATED DEBT SUPPLEMENT
dated as of _________________, __________

SUPPLEMENT TO SCHEDULE E TO THE SUBORDINATION AGREEMENT, DATED AS OF [___________], AMONG
TELEPHONE AND DATA SYSTEMS, INC., THE OTHER
SUBORDINATED CREDITORS, UNITED STATES CELLULAR
CORPORATION, AS A DEBTOR, AND COBANK, ACB, AS ADMINISTRATIVE AGENT

SUBORDINATED DEBT DOCUMENTS

Name of Debtor	Name and Description of Instrument

EXHIBIT G-1

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United States Cellular Corporation, a Delaware corporation, CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

EXHIBIT G-2

Form of

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United States Cellular Corporation, a Delaware corporation, CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

EXHIBIT G-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United States Cellular Corporation, a Delaware corporation, CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

EXHIBIT G-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among United States Cellular Corporation, a Delaware corporation, CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

Pursuant to the provisions of Section 3.01(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By: _______________________
Name: ________________________
Title: ________________________

Date: ________ __, 20[  ]

EXHIBIT H

FORM OF GUARANTIED PARTY DESIGNATION NOTICE

TO:                       CoBank, ACB, as Administrative Agent

RE:                      Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement;” capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among United States Cellular Corporation, a Delaware corporation (the “Borrower”), CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto

DATE:                  [Date]

[Name of Hedge Bank] (the “Guarantied Party”) hereby notifies you, pursuant to the terms of the Credit Agreement, that the Guarantied Party meets the requirements of a Hedge Bank under the terms of the Credit Agreement and is a Hedge Bank under the Credit Agreement and the other Loan Documents.

Delivery of an executed counterpart of a signature page of this notice by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

A duly authorized officer of the undersigned has executed this notice as of the day and year set forth above.

,
as a Hedge Bank

By:
Name:
Title:

EXHIBIT I

FORM OF GUARANTY

[TO BE ATTACHED]

GUARANTY

THIS GUARANTY (as amended, restated, supplemented or otherwise modified from time to time, this "Guaranty"), dated as of June 15, 2016, is made by United States Cellular Corporation, a Delaware corporation (the "Borrower"), each of the other parties listed on the signature pages hereto and each other Person which may from time to time become a party to this Guaranty pursuant to Section 22 (collectively, the "Additional Guarantors," and each, an "Additional Guarantor," and together with the Borrower and each of the other signatories party hereto, collectively, the "Guarantors," and each, a "Guarantor"), in favor of Administrative Agent, for the benefit of Guarantied Parties.

BACKGROUND.

The Borrower, the lenders from time to time party thereto (collectively, the "Lenders"), and CoBank, ACB, as administrative agent for the Lenders (in such capacity, the "Administrative Agent"), have entered into that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement").

The Borrower and each of the other Guarantors are members of the same consolidated group of companies and are engaged in operations which require financing on a basis in which credit can be made available from time to time to the Borrower, and the Guarantors will derive direct and indirect economic benefit from the Loans and other financial accommodations under the Credit Agreement and the financial accommodations under the Guarantied Hedge Agreements.

It is a condition precedent to the effectiveness of the Credit Agreement and to other financial accommodations under the Loan Documents and of the Hedge Banks to provide financial accommodations pursuant to Guarantied Hedge Agreements that the Guarantors shall have executed and delivered this Guaranty.

AGREEMENT.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce Guarantied Parties to (a) enter into the Credit Agreement and extend other credit and financial accommodations under the Loan Documents and (b) make financial accommodations under Guarantied Hedge Agreements, each Guarantor hereby agrees with Administrative Agent, for its benefit and the benefit of the other Guarantied Parties, and each other Guarantied Party as follows:

SECTION 1.  Definitions; Other Terms.

(a)  Capitalized terms used herein and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement, and, to the extent of any conflict, terms as defined in the Credit Agreement shall control (provided, that a more expansive or explanatory definition shall not be deemed a conflict).  As used herein the following terms shall have the following meanings:

"Fraudulent Transfer Laws" means applicable Laws relating to fraudulent conveyance or fraudulent transfer, including Section 548 of Bankruptcy Code or any applicable provisions of comparable state Law.

"Guarantied Obligations" means, collectively, (a)(i) with respect to the Borrower, (A) Obligations owing by any Loan Party (other than the Borrower) or any Subsidiary of a Loan Party under any Guarantied Hedge Agreement, and (B) the payment and performance obligations of each Specified Loan Party under this Guaranty, and (ii) with respect to each other Guarantor, the Obligations, whether now or hereafter existing and whether for principal, interest, fees, expenses or otherwise,  (b) any and all reasonable and invoiced out-of-pocket expenses (including the reasonable and invoiced fees, charges and disbursements of any one counsel for the Administrative Agent, one additional counsel on behalf of the Lenders, and one local counsel in each relevant jurisdiction) incurred by the Guarantied Parties in enforcing any rights under this Guaranty, and (c) all present and future amounts that would become due with respect to the foregoing but for the operation of any provision of Debtor Relief Laws, and all present and future accrued and unpaid interest with respect to the foregoing, including, without limitation, all post-petition interest if any Loan Party becomes subject to any proceeding under Debtor Relief Laws.

(b)  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation."  The word "will" shall be construed to have the same meaning and effect as the word "shall."  Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, (iii) the words "hereto," "herein," "hereof" and "hereunder," and words of similar import shall be construed to refer to this Guaranty in its entirety and not to any particular provision hereof, (iv) all references herein to Sections and Exhibits shall be construed to refer to Sections of and Exhibits to this Guaranty, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any Law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time, and (vi) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2.  Guaranty.  Each of the Guarantors hereby jointly and severally absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, by acceleration, or otherwise, of, and the performance of, the Guarantied Obligations; provided, that the Guarantied Obligations shall not, as to any Guarantor, include any Excluded Swap Obligations of such Guarantor.  Upon failure of the Borrower to pay any of the Guarantied Obligations when due (whether at stated maturity, by acceleration or otherwise), Guarantors hereby further jointly and severally agree to promptly pay the same to the Administrative Agent for the benefit of Guarantied Parties, without any other demand or notice whatsoever, including without limitation, any notice having been given to any Guarantor of either the acceptance of this Guaranty or the creation or incurrence of any of the Guarantied Obligations.  This Guaranty is an absolute guaranty of payment and performance of the Guarantied Obligations and not a guaranty of collection, meaning that it is not necessary for the Administrative Agent (for and on behalf of Guarantied Parties), in order to enforce payment by Guarantors, first or contemporaneously to accelerate payment of any of the Guarantied Obligations or to institute suit or exhaust any rights against any Loan Party or any other Person.  Notwithstanding anything herein or in any other Loan Document or any Guarantied Hedge Agreement to the contrary, in any action or proceeding involving any state corporate or other business entity Law, or any state or federal bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally (including any Debtor Relief Law), if, as a result of Fraudulent Transfer Laws, the obligations of any Guarantor under this Section 2 would otherwise, after giving effect to (a) all other liabilities of such Guarantor, contingent or otherwise, that are relevant under Fraudulent Transfer Laws (specifically excluding, however, any liabilities of the Guarantor in respect of intercompany Indebtedness to the Borrower or any Subsidiary to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by the Guarantor hereunder) and (b) the value as assets of such Guarantor (as determined under the applicable provisions of Fraudulent Transfer Laws) of any rights to subrogation, contribution, reimbursement, indemnity or similar rights held by such Guarantor pursuant to (i) applicable Law, (ii) Section 17 hereof or (iii) any agreement providing for rights of subrogation, reimbursement or contribution in favor of such Guarantor, or for an equitable allocation among such Guarantor, any other Loan Party, or Subsidiaries or Affiliates of the Borrower, and any other Person of obligations arising under guaranties by such Persons, be held or determined to be void, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under this Section 2, then the amount of such liability shall, without any further action by such Guarantor, any Guarantied Party, the Administrative Agent or any other Person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 3.  Guaranty Absolute.  Each Guarantor guarantees that the Guarantied Obligations will be paid and performed strictly in accordance with the terms of the Credit Agreement, the other Loan Documents and the Guarantied Hedge Agreements without set-off or counterclaim, and regardless of any applicable Law now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Guarantied Parties with respect thereto.  The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of:

(a)  any lack of validity or enforceability of any provision of any Loan Document, any Guarantied Hedge Agreement, any other agreement or instrument relating to any of the foregoing or avoidance or subordination of any of the Guarantied Obligations;

(b)  any change in the time, manner or place of payment or performance of, or in any other term of, or any increase in the amount of, all or any of the Guarantied Obligations, or any other amendment or waiver of any term of, or any consent to departure from any requirement of, any of the Loan Documents or the Guarantied Hedge Agreements;

(c)  any release of any other Loan Party or amendment or waiver of any term of any other guaranty of, or any consent to departure from any requirement of any other guaranty of, all or any of the Guarantied Obligations;

(d)  the absence of any attempt to collect any of the Guarantied Obligations from any other Loan Party or any other action to enforce the same or the election of any remedy by any of the Guarantied Parties;

(e)  any waiver, consent, extension, forbearance or granting of any indulgence by any of the Guarantied Parties with respect to any provision of any Loan Document or any Guarantied Hedge Agreement (except to the extent any written waiver, consent, forbearance or indulgence executed in accordance with such Loan Document or such Guarantied Hedge Agreement, as applicable, expressly modifies or terminates the obligations of such Guarantor);

(f)  the election by any of the Guarantied Parties in any proceeding under any Debtor Relief Law;

(g)  any borrowing or grant of a Lien by the Borrower or the grant of a Lien by any other Loan Party, as debtor-in-possession, under any Debtor Relief Law; or

(h)  any other circumstance which might otherwise constitute a legal or equitable discharge or defense of any Guarantor or any other Loan Party other than payment or performance of the Guarantied Obligations

SECTION 4.  Waiver.

(a)  Each Guarantor hereby (i) waives (A) promptness, diligence, and, except as otherwise provided herein, notice of acceptance and any and all other notices, including, without limitation, notice of intent to accelerate and notice of acceleration, with respect to any of the Guarantied Obligations or this Guaranty, (B) any requirement that any of the Guarantied Parties exhaust any right or take any action against the Borrower or any other Person, (C) the filing of any claim with a court in the event of receivership or bankruptcy of any Loan Party or any other Person, (D) except as otherwise provided herein, protest or notice with respect to nonpayment of all or any of the Guarantied Obligations, (E) except as otherwise provided herein, all demands whatsoever (and any requirement that demand be made on the Borrower or any other Person as a condition precedent to such Guarantor's obligations hereunder), (F) all rights by which any Guarantor might be entitled to require suit on an accrued right of action in respect of any of the Guarantied Obligations or require suit against any other Guarantor or any other Person, (G) any defense based upon an election of remedies by any Guarantied Party, or (H) notice of any events or circumstances set forth in clauses (a) through (h) of Section 3; and (ii) covenants and agrees that, except as otherwise agreed by the parties, this Guaranty will not be discharged except upon the Release Date (as hereinafter defined).

(b)  If, in the exercise of any of its rights and remedies in accordance with the provisions of applicable Law, any Guarantied Party shall forfeit any of its rights or remedies, including, without limitation, its right to enter a deficiency judgment against any Loan Party or any other Person, whether because of any applicable Law pertaining to "election of remedies" or the like, each Guarantor hereby consents to such action by such Guarantied Party and waives any claim based upon such action.  Any election of remedies which, by reason of such election, results in the denial or impairment of the right of such Guarantied Party to seek a deficiency judgment against any Loan Party or any other Person shall not impair the obligation of such Guarantor to pay the full amount of the Guarantied Obligations or any other obligation of such Guarantor contained herein.

(c)  If any of the Guarantied Parties shall bid at any foreclosure or trustee's sale or at any private sale permitted by Law or under any of the Loan Documents or any Guarantied Hedge Agreement, to the extent not prohibited by applicable Law, such Guarantied Party may bid all or less than the amount of the Guarantied Obligations and the amount of such bid, if successful, need not be paid by such Guarantied Party but shall be credited against the Guarantied Obligations.

(d)  Each Guarantor agrees that, notwithstanding any provision of this Guaranty and without limiting the generality any provision of this Guaranty, if the Guarantied Parties are prevented by applicable Law from exercising their respective rights to accelerate the maturity of the Guarantied Obligations, to collect interest on the Guarantied Obligations, or to enforce or exercise any other right or remedy with respect to the Guarantied Obligations, such Guarantor shall promptly pay to the Administrative Agent for the account of Guarantied Parties, upon demand therefor, for application to the Guarantied Obligations, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Guarantied Parties.

(e)  Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrower and each other Loan Party, and of all other circumstances bearing upon the risk of nonpayment of the Guarantied Obligations or any part thereof, that diligent inquiry would reveal.  Each Guarantor hereby agrees that Guarantied Parties shall have no duty to advise any Guarantor or any other Loan Party of information known to any of Guarantied Parties regarding such condition or any such circumstance.  In the event that any of Guarantied Parties in its sole discretion undertakes at any time or from time to time to provide any such information to any Guarantor or other Loan Party, such Guarantied Party shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which, pursuant to accepted or reasonable banking or commercial finance practices or agreement, such Guarantied Party wishes to maintain as confidential, or (iii) to make any other or future disclosures of such information or any other information to such Guarantor or any other Loan Party.

(f)  Each Guarantor consents and agrees that Guarantied Parties shall be under no obligation to marshal any assets in favor of any Guarantor or any other Loan Party or otherwise in connection with obtaining payment of any or all of the Guarantied Obligations from any Person or source.

SECTION 5.  Representations and Warranties.

(a)  Each Guarantor hereby represents and warrants to the Guarantied Parties that the representations and warranties set forth in Article V of the Credit Agreement as they relate to such Guarantor or to the Loan Documents to which such Guarantor is a party are true and correct in all material respects in the manner specified in the Credit Agreement, and the Guarantied Parties shall be entitled to rely on each of them as if they were fully set forth herein.

(b)  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Guarantied Parties, regardless of any investigation made by any Guarantied Party and notwithstanding that the Guarantied Parties may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Guarantied Obligations shall remain unpaid or unsatisfied.

SECTION 6.  Amendments, Etc.  Neither any amendment or waiver of any provision of this Guaranty nor consent to any departure by any Guarantor herefrom shall in any event be effective unless the same shall be in writing, approved by Required Lenders (or by all Lenders where the approval of each Lender is required under the Credit Agreement) and signed by the Administrative Agent and Guarantors, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  Notwithstanding the foregoing, each Guarantor shall be released from any and all obligations hereunder in accordance with the provisions of Section 9.10 of the Credit Agreement.

SECTION 7.  Addresses for Notices.  All notices and other communications provided for herein shall be effectuated in the manner provided for in Section 10.02 of the Credit Agreement; provided, that if a notice or communication hereunder is sent to a Guarantor, said notice shall be addressed to such Guarantor, in care of the Borrower at the Borrower's then current address, facsimile number, electronic mail address or telephone number for notice under the Credit Agreement.

SECTION 8.  No Waiver; Remedies.

(a)  No failure on the part of any Guarantied Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by applicable Law or by any of the other Loan Documents or Guarantied Hedge Agreements.

(b)  No waiver by the Guarantied Parties of any default shall operate as a waiver of any other default or the same default on a future occasion, and no action by any of the Guarantied Parties permitted hereunder shall in way affect or impair any of the rights of the Guarantied Parties or the obligations of any Guarantor under this Guaranty, under any of the other Loan Documents or under any Guarantied Hedge Agreement, except as specifically set forth in any such waiver.  Any determination by a court of competent jurisdiction of the amount of any principal and/or interest or other amount constituting any of the Guarantied Obligations shall be conclusive and binding on each Guarantor irrespective of whether such Guarantor was a party to the suit or action in which such determination was made.

SECTION 9.  Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Guarantied Party is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Guarantied Party to or for the credit or the account of each Guarantor against any and all of the Guarantied Obligations of such Guarantor, irrespective of whether or not such Guarantied Party shall have made any demand under this Guaranty or any other Loan Document or Guarantied Hedge Agreement and although such Guarantied Obligations of such Guarantor may be contingent or unmatured or are owed to a branch or office of such Guarantied Party different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 of the Credit Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Guarantied Parties, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Guarantied Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.  The rights of each Guarantied Party under this Section 9 are in addition to other rights and remedies (including other rights of setoff) that such Guarantied Party may have.  Each Guarantied Party shall notify the applicable Guarantor and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.  Continuing Guaranty; Transfer of Guarantied Obligations.  This Guaranty (a) is (i) a continuing guaranty and shall remain in full force and effect until the earlier of (A) the Guaranty Release Date and (B) the date upon which all of the Guarantied Obligations are fully, indefeasibly, absolutely and unconditionally paid and performed and the Aggregate Commitments are terminated (such earlier date, the "Release Date") and (ii) binding upon each Guarantor, its successors and permitted assigns and such Guarantor as debtor-in-possession, and (b) inures to the benefit of is enforceable by the Administrative Agent and the other Guarantied Parties and their respective successors, permitted transferees, and permitted assigns.  Without limiting the generality of the foregoing clause (b), each of the Guarantied Parties may assign or otherwise transfer any Guarantied Obligations owed to it to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to such Guarantied Party herein or otherwise with respect to such Guarantied Obligations so transferred or assigned; subject, however, to compliance with the provisions of the Credit Agreement.  Except as the result of the consummation of a transaction permitted under Section 7.04 of the Credit Agreement, no Guarantor may assign any of its obligations under this Guaranty.

SECTION 11.  Application of Payments.  All amounts and property received by the Administrative Agent and the other Guarantied Parties pursuant to this Guaranty (including amounts and property received or applied pursuant to Section 9 or application of other rights of setoff) shall be applied as provided in Section 8.03 of the Credit Agreement.

SECTION 12.  Reinstatement; Stay of Acceleration; Termination.  This Guaranty shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party under any Debtor Relief Law, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Loan Party's assets, and shall, to the fullest extent permitted by applicable Law, continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Guarantied Obligations, or any part thereof, is, pursuant to applicable Law or otherwise, rescinded or reduced in amount, or must otherwise be restored or returned by any obligees of the Guarantied Obligations or such part thereof, whether as a "voidable preference," "fraudulent transfer," or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Guarantied Obligations shall, to the fullest extent not prohibited by Law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.  If acceleration of the time for payment of any of the Guarantied Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guarantied Obligations shall nonetheless be payable by each Guarantor forthwith on demand by the Administrative Agent.  Subject to the reinstatement provisions of this Section 12, this Guaranty shall remain in full force and effect until the Release Date.

SECTION 13.  Governing Law; Jurisdiction; Etc.

(a)  THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY OTHER GUARANTIED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY GUARANTOR OR THEIR RESPECTIVE PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)  EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)  EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 7.  NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

SECTION 14.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO, AND EACH GUARANTIED PARTY BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY, (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 15.  Section Titles.  The Section titles contained in this Guaranty are and shall be without substantive meaning or content of any kind whatsoever and are not to be used in any interpretation of this Guaranty.

SECTION 16.  Counterparts.  This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Guaranty by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Guaranty.

SECTION 17.  Subrogation and Subordination.

(a)  Until the Release Date, no Guarantor shall assert, enforce, or otherwise exercise (i) any right of subrogation to any of the rights or Liens of the Administrative Agent or any other Guarantied Party or any Person acting for the benefit of the Administrative Agent or any other Guarantied Party against any other Loan Party or any collateral or any other security for the Guarantied Obligations, or (ii) any right of recourse, reimbursement, contribution, indemnification, or similar right against any other Loan Party on all or any part of the Guarantied Obligations.  This Section 17 shall survive the termination of this Guaranty, and any satisfaction and discharge of Guarantors by virtue of any payment, court order, or Law.

(b)  With respect to each Guarantor, all indebtedness and other liabilities of each other Loan Party to such Guarantor ("Loan Party Debt") are expressly subordinate and junior to the Guarantied Obligations and any instruments evidencing the Guarantied Obligations to the extent provided below.

(i)  Until the Release Date, each Guarantor agrees that it will not request, demand, accept, or receive (by set-off or other manner) any payment amount, credit or reduction of all or any part of the amounts owing under the Loan Party Debt or any security therefor, except as specifically allowed pursuant to clause (ii);

(ii)  Notwithstanding the provisions of clause (i), the Borrower and each other Loan Party may pay to such Guarantor and such Guarantor may request, demand, accept and receive and retain from the Borrower payments, credits or reductions of all or any part of the amounts owing under the Loan Party Debt or any security therefor on the Loan Party Debt, provided that the Borrower's and each other Loan Party's right to pay and such Guarantor's right to receive any such amount shall automatically and be immediately suspended and cease (A) if an Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement exists or (B) if, after taking into account the effect of such payment, an Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement would exist.  Such Guarantor's right to receive amounts under this clause (ii) (including any amounts which theretofore may have been suspended) shall automatically be reinstated at such time as the Event of Default which was the basis of such suspension has been cured or waived (such cure or waiver to be evidenced by the Administrative Agent's written agreement), provided that no subsequent Event of Default pursuant to Sections 8.01(a)(i), 8.01(a)(ii) (with respect to interest on any Loan only), 8.01(c) (with respect to Section 7.10 of the Credit Agreement), 8.01(f) or 8.01(g) of the Credit Agreement has occurred, or such earlier date, if any, as the Administrative Agent gives notice to Guarantors of reinstatement by the Required Lenders, in the Required Lenders' sole discretion;

(iii)  If any Guarantor receives any payment on the Loan Party Debt in violation of this Guaranty, such Guarantor will hold such payment in trust for the Guarantied Parties and will promptly deliver such payment, together with any necessary endorsement, to the Administrative Agent; and

(iv)  In the event of the commencement or joinder of any suit, action or proceeding of any type (judicial or otherwise) or proceeding under any Debtor Relief Law against the Borrower or any other Loan Party (an "Insolvency Proceeding"), the Guarantied Obligations shall first be paid, discharged and performed in full before any payment or performance is made upon the Loan Party Debt notwithstanding any other provisions which may be made in such Insolvency Proceeding.  In the event of any Insolvency Proceeding, each Guarantor will at any time prior to the Release Date (A) file, at the request of any Guarantied Party, any claim, proof of claim or similar instrument necessary to enforce the Borrower's or such other Loan Party's obligation to pay the Loan Party Debt, and (B) hold in trust for and pay to the Administrative Agent, for the benefit of the Guarantied Parties, any and all monies, obligations, property, stock dividends or other assets received in any such proceeding on account of the Loan Party Debt in order that the Guarantied Parties may apply such monies or the cash proceeds of such other assets to the Guarantied Obligations.

SECTION 18.  Guarantor Insolvency.  Should any Guarantor voluntarily seek, consent to, or acquiesce in the benefits of any Debtor Relief Law or become a party to or be made the subject of any Insolvency Proceeding (other than as a creditor or claimant), then the obligations of such Guarantor under this Guaranty shall be, as between such Guarantor and such Guarantied Party, a fully-matured, due, and payable and performable obligation of such Guarantor to such Guarantied Party (without regard to whether an Event of Default exists or whether any part of the Obligations is then due and owing by the Borrower to such Guarantied Party), payable and performable in full by such Guarantor to the Administrative Agent, for the benefit of such Guarantied Party, upon demand, which shall be the estimated amount owing in respect of the contingent claim created hereunder.

SECTION 19.  Interest Rate Limitation.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, each Guarantor and each Guarantied Party by its acceptance hereof agree that no Guarantor shall be required or obligated to pay interest in excess of the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate").  If the Administrative Agent or any Guarantied Party shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal amount of the Loans and then the principal amount of any other Guarantied Obligations.  In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Guarantied Party exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Guarantied Obligations hereunder.

SECTION 20.  Severability.  If any provision of this Guaranty is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Guaranty shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 21.  No Setoff or Deductions; Taxes.  Each Guarantor represents and warrants that it is incorporated or formed, and resides in, the United States of America.  All payments by each Guarantor hereunder shall be paid in full, without setoff or counterclaim (other than mandatory) or any deduction or withholding whatsoever, including, without limitation, for any and all present and future Taxes, except as required by applicable Law.  If a Guarantor must make a payment under this Guaranty, such Guarantor represents, warrants and covenants that it will make the payment from one of its U.S. resident offices to the Administrative Agent or each other Guarantied Party.  If any Guarantor makes a payment under this Guaranty on which any Indemnified Taxes or Other Taxes are at any time imposed including, but not limited to, payments made pursuant to this Section 21, each Guarantor shall pay all such Indemnified Taxes or Other Taxes to the relevant authority in accordance with applicable Law such that the Administrative Agent or any other Guarantied Party receives the sum it would have received had no such deduction or withholding for Indemnified Taxes or Other Taxes been made and shall also pay to the Administrative Agent or any other Guarantied Party, on demand, all additional amounts which the Administrative Agent or any other Guarantied Party specifies as necessary to preserve the after-tax yield the Administrative Agent or such other Guarantied Party would have received if such Indemnified Taxes or Other Taxes had not been imposed.  Each Guarantor shall promptly provide the Administrative Agent or any other Guarantied Party with the original or a certified copy of a receipt issued by the relevant authority evidencing the payment of any such amount required to be deducted or withheld or other evidence of such payment reasonably satisfactory to the Administrative Agent or such other Guarantied Party.

SECTION 22.  Additional Guarantors.  Upon the execution and delivery by any other Person of a Guaranty Supplement in substantially the form of Exhibit A (each, a "Guaranty Supplement"), such Person shall become a "Guarantor" hereunder with the same force and effect as if originally named as a Guarantor herein.  The execution and delivery of any Guaranty Supplement shall not require the consent of any other Guarantor hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Guaranty.

SECTION 23.  Keepwell.  Each Loan Party that is a Qualified ECP Guarantor at the time this Guaranty, in each case, by any Specified Loan Party, becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under this Guaranty and the other Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor's obligations and undertakings under this Section 23 voidable under applicable Fraudulent Transfer Laws and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Release Date. Each Qualified ECP Guarantor intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a "keepwell, support, or other agreement" for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

SECTION 24.  Entire Agreement.  THIS GUARANTY AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed and delivered by its duly authorized officer on the date first above written.

UNITED STATES CELLULAR CORPORATION

By:
Stephen T. Campbell
Executive Vice President – Finance, Chief
Financial Officer and Treasurer

By:
Peter L. Sereda
Authorized Representative, and Senior Vice
President – Finance and Treasurer of Telephone
and Data Systems, Inc., Parent Company of
United States Cellular Corporation

CELLVEST, INC.

By:
Peter L. Sereda
Treasurer

USCC DISTRIBUTION CO., LLC
USCC FINANCIAL L.L.C.
USCC SERVICES, LLC
USCC PURCHASE, LLC
USCC REAL ESTATE CORPORATION
BARAT WIRELESS, INC.
CARROLL PCS, INC.
HARDY CELLULAR TELEPHONE COMPANY
HUMPHREYS COUNTY CELLULAR, INC.
IOWA RSA #3, INC.
IOWA RSA #12, INC.
MCDANIEL CELLULAR TELEPHONE COMPANY
USCC WIRELESS INVESTMENT, INC.
USCOC OF OREGON RSA #5, INC.
USCOC OF WASHINGTON-4, INC.
VERMONT RSA NO. 2-B2, INC.
UNITED STATES CELLULAR INVESTMENT COMPANY, LLC

By:
Stephen T. Campbell
Vice President and Treasurer

EASTERN NORTH CAROLINA CELLULAR JOINT VENTURE

By:	UNITED STATES CELLULAR CORPORATION,
Managing General Partner

By:
Stephen T. Campbell
Executive Vice President – Finance, Chief
Financial Officer and Treasurer

EXHIBIT A

GUARANTY SUPPLEMENT NO. ___

THIS GUARANTY SUPPLEMENT NO. ___ (this "Guaranty Supplement") is made as of ___________________, to the Guaranty dated as of [_________], 20[__] (as amended, restated, supplemented or otherwise modified from time to time, the "Guaranty"), among the initial signatories thereto and each other Person which from time to time thereafter became a party thereto pursuant to Section 22 thereof (each, individually, a "Guarantor" and, collectively, the "Guarantors"), in favor of the Administrative Agent for the benefit of Guarantied Parties (as defined in the Guaranty).

BACKGROUND.

Capitalized terms not otherwise defined herein have the meaning specified in the Guaranty.  The Guaranty provides that additional parties may become Guarantors under the Guaranty by execution and delivery of this form of Guaranty Supplement.  Pursuant to the provisions of Section 22 of the Guaranty, the undersigned is becoming an Additional Guarantor under the Guaranty.  The undersigned desires to become a Guarantor under the Guaranty in order to induce Guarantied Parties to continue to make credit extensions and accommodations under the Loan Documents and Guarantied Hedge Agreements.

AGREEMENT.

NOW, THEREFORE, the undersigned agrees with the Administrative Agent and each other Guaranteed Party as follows:

SECTION 1.  In accordance with the Guaranty, the undersigned hereby becomes a Guarantor under the Guaranty with the same force and effect as if it were an original signatory thereto as a Guarantor and the undersigned hereby (a) agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct on and as of the date hereof.  Each reference to a "Guarantor" or an "Additional Guarantor" in the Guaranty shall be deemed to include the undersigned.

SECTION 2.  Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect in accordance with its terms.

SECTION 3.  THIS GUARANTY SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 4.  This Guaranty Supplement hereby incorporates by reference the provisions of the Guaranty, which provisions are deemed to be a part hereof, and this Guaranty Supplement shall be deemed to be a part of the Guaranty.

SECTION 5.  This Guaranty Supplement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.  Delivery of an executed counterpart of a signature page of this Guaranty Supplement by facsimile or other electronic imaging means (e.g. "pdf" or "tif") shall be effective as delivery of a manually executed counterpart of this Guaranty Supplement.

[Remainder of Page Intentionally Left Blank.]

EXECUTED as of the date first above written.

[____________________] By: ________________________________ Name:________________________________ Title:________________________________

ACCEPTED BY:

CoBank, ACB,

as Administrative Agent

By:________________________________

Name:________________________________

Title:________________________________

EXHIBIT J

EFFECTIVE DATE OPINION MATTERS

The matters contained in the following Sections of the Credit Agreement should be covered by the legal opinion:

  Section 5.01(a), (b) and (c) (provided that the opinion required by subsection (c) will be limited to the Loan Parties and their respective jurisdictions of organization)
  Section 5.02
  Section 5.03
  Section 5.04
  Section 5.14(b) (solely with respect to the Borrower and the Guarantors)

EXHIBIT K

FORM OF PREPAYMENT NOTICE

Date:  ___________, 20___

To:         CoBank, ACB, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Credit Agreement, dated as of June 15, 2016 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement;” capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement), by and among United States Cellular Corporation, a Delaware corporation (the “Borrower”), CoBank, ACB, as Administrative Agent and a Lender and the Lenders from time to time party thereto.

This prepayment notice (this “Notice”) is delivered to the Administrative Agent pursuant to Section 2.03(a) of the Credit Agreement.  The Borrower will prepay Committed Loans as follows:

  On _________________________________ (a Business Day).
  In the amount of $__________________.
  Comprised of _________________________.  [Type of Committed Loans to be prepaid.]
  For Eurodollar Rate Loans:  with Interest Period(s) of _______ months.

This prepayments specified herein comply with the provisions set forth in Section 2.03(a) of the Credit Agreement, and this Notice shall not be revoked by the Borrower, except as permitted by the Credit Agreement.

UNITED STATES CELLULAR CORPORATION

By:
Name:
Title:

By:
Name:
Title: